As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Forms F-4* and S-4*

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

North American Energy Partners Inc.

(Exact name of registrant as specified in its charter)

Canada	1629	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Acheson Industrial Park #2 53016—Highway 60 Spruce Grove, Alberta T7X 3G7 (780) 960-7171	Vincent J. Gallant Acheson Industrial Park #2 53016—Highway 60 Spruce Grove, Alberta T7X 3G7 (780) 960-7171
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary W. Orloff, Esq.

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

Phone: (713) 221-1306

Fax: (713) 221-2166

Approximate date of commencement of proposed sale of the securities to the public:    As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 3/4% Exchange Senior Notes due 2011	$200,000,000	100%	$200,000,000	$16,180

Guarantees of 8 3/4% Exchange Senior Notes due 2011(2)	(3)	(3)	$0	None(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act.
(2)	See the Table of Additional Registrants on the next page for a list of the additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate registration fee is required with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
North American Construction Group Inc.	Canada	Not applicable
North American Caisson Ltd.	Alberta, Canada	Not applicable
North American Construction Ltd.	Canada	Not applicable
North American Engineering Inc.	Alberta, Canada	Not applicable
North American Enterprises Ltd.	Alberta, Canada	Not applicable
North American Industries Inc.	Alberta, Canada	Not applicable
North American Maintenance Ltd.	Alberta, Canada	Not applicable
North American Mining Inc.	Alberta, Canada	Not applicable
North American Pipeline Inc.	Alberta, Canada	Not applicable
North American Road Inc.	Alberta, Canada	Not applicable
North American Services Inc.	Alberta, Canada	Not applicable
North American Site Development Ltd.	Alberta, Canada	Not applicable
North American Site Services Inc.	Alberta, Canada	Not applicable
Griffiths Pile Driving Inc.	Alberta, Canada	Not applicable
NACG Finance LLC	Delaware	74-3107147

(1)	The address, including zip code, and telephone number, including area code, of each of the additional registrant’s principal executive offices is c/o North American Energy Partners Inc., Acheson Industrial Park #2, 53016-Highway 60, Spruce Grove, Alberta T7X 3G7, (780) 960-7171, except for NACG Finance LLC which is 28 Lawton Blvd., Toronto, Ontario M4V 1Z5.
*	Explanatory Note—This registration statement comprises a filing on Form F-4 with respect to the securities of the non-U.S. registrants and a filing on Form S-4 with respect to the security of the U.S. registrant.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statements filed with the Securities and Exchange Commission are effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 19, 2003

US$200,000,000

NORTH AMERICAN ENERGY PARTNERS INC.

Offer to Exchange

8 3/4% Exchange Senior Notes due 2011

for any and all outstanding 8 3/4% Senior Notes due 2011

This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to US$200,000,000 aggregate principal amount of new 8 3/4% exchange senior notes due 2011, which we call the exchange notes and which will be freely transferable, for any and all outstanding 8 3/4% senior notes due 2011, which we call the original notes, previously issued in a private offering and which have various transfer restrictions because they were not issued pursuant to a registration statement.

In this prospectus we sometimes refer to the exchange notes and the original notes collectively as the notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended.

•	The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be freely transferable and issued free of any covenants regarding exchange and registration rights.

•	All original notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of original notes may be withdrawn at any time prior to expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of original notes for exchange notes will not be a taxable event for United States federal income tax purposes.

•	Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Original notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but except under limited circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

Please see “ Risk Factors” beginning on page 10 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

The date of this prospectus is                     , 2004.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the notes. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The exchange notes have not been and will not be qualified for public distribution under the securities laws of any province or territory of Canada. The exchange notes are not being offered for sale and may not be offered or sold, directly or indirectly, in Canada or to any resident thereof except in accordance with the securities laws of the provinces and territories of Canada. The notes have been issued pursuant to the exemption from the prospectus requirements of the applicable Canadian provincial and territorial securities laws and may be sold in Canada only pursuant to an exemption therefrom.

A number of terms commonly used in the oil sands industry and this prospectus are defined in the glossary section of this prospectus.

i

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to management. Forward-looking statements are those that do not relate strictly to historical or current facts, and can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, express or implied, concerning future operating results or the ability to generate income or cash flow are forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of our operations set forth under “Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Unaudited Pro Forma Financial Information.”

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond management’s ability to control or predict. Specific factors that could cause actual results to vary from those in the forward-looking statements include:

•	changes in oil and gas prices;

•	decreases in outsourcing work by our customers;

•	shut-downs or cutbacks at major businesses that use our services;

•	changes in laws or regulations, third party relations and approvals, and decisions of courts, regulators and governmental bodies that may adversely affect our business or the business of the customers we serve;

•	our ability to obtain surety bonds as required by some of our customers;

•	our ability to retain a skilled labor force and continue to bid successfully on new projects;

•	provincial, regional and local economic, competitive and regulatory conditions and developments;

•	technological developments;

•	capital markets conditions;

•	inflation rates;

•	foreign currency exchange rates;

•	interest rates;

•	weather conditions;

•	the timing and success of business development efforts; and

•	our ability to successfully identify and acquire new businesses and assets and integrate them into our existing operations.

You are cautioned not to put undue reliance on any forward-looking statements, and we undertake no obligation to update those statements.

ii

EXCHANGE RATE DATA

The following table lists, for each period presented, the high and low exchange rates, the average of the exchange rates on the last day of each month during the period indicated and the exchange rates at the end of the period for one Canadian dollar, expressed in U.S. dollars, based on the inverse of the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York. As of November 20, 2003, the inverse of the noon Federal Reserve Bank of New York buying rate of Canadian dollars was $1.00 = US$0.7674.

	Year Ended March 31,			Six Months Ended September 30, 2003
	2001	2002	2003
High for period	0.6889	0.6622	0.6819	0.7492
Low for period	0.6336	0.6200	0.6252	0.6737
End of period	0.6336	0.6266	0.6805	0.7404
Average for period	0.6651	0.6392	0.6455	0.7200

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. Therefore, you are encouraged to read the entire prospectus carefully, including the risks discussed in the “Risk Factors” section and the financial statements of North American Energy Partners Inc. and of Norama Ltd. and the footnotes to those statements, which are included in this prospectus. This prospectus includes the historical financial statements of Norama Ltd., the holding company for the business that we acquired on November 26, 2003, pursuant to the purchase and sale agreement dated October 31, 2003. The “pro forma” financial information gives effect to the transactions, as defined below, including (1) the offering of the notes and the other financings, (2) the impact of adjustments to account for the purchase at the closing date of substantially all of our equipment under operating leases as if the equipment had been purchased at the inception of the related lease agreements and (3) the cancellation of the management fee with the sellers at the closing date. We state our financial statements in Canadian dollars. In this prospectus, references to Canadian dollars, dollars, Cdn$, or $ are to the currency of Canada, and references to U.S. dollars or US$ are to the currency of the United States.

Our Company

We are one of the largest and most experienced providers of site preparation, mining, piling and pipeline installation services in western Canada. We provide our services primarily to the major integrated and independent oil and gas, petrochemical and other natural resources companies operating in this geographic region. In serving our customers, we operate over 400 pieces of heavy equipment and over 450 support vehicles, and we have developed particular expertise operating in the difficult working conditions created by the climate and terrain of the Alberta oil sands and other areas of western Canada. Our work on private sector oil sands and pipeline installation projects is a result of focusing our asset deployment on the more technically difficult and profitable revenue opportunities rather than traditional public sector construction activity. Our services consist of:

•	site preparation, which includes clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction;

•	surface mining for oil sands and other natural resources, including overburden removal, the hauling of sand and gravel, mining of the ore body and delivery of the ore to the crushing facility, supply of labor and equipment to support owners’ mining operations, construction of infrastructure associated with mining operations and reclamation activities;

•	piling installation, including the installation of all types of driven and drilled piles, caissons and earth retention and stabilization systems for commercial buildings, private industrial projects, such as plants and refineries, and infrastructure projects, such as bridges; and

•	pipeline installation, including the installation of transmission and distribution pipe made of steel, plastic and fiberglass materials in sizes up to and including 36 inches in diameter for oil and gas transmission.

For the twelve months ended September 30, 2003, on a pro forma basis, we had revenue of $402.4 million. Our revenues grew at a compounded annual growth rate of over 26% from fiscal 1999 to 2003.

We have long-term, stable relationships with our customers, some of whom we have been serving for over 40 years. We believe we are the principal provider of site preparation, mining and piling services in the Alberta oil sands to Syncrude Canada Ltd., our largest customer and the largest producer of bitumen in the oil sands, and other major operators in the area. We also provide pipeline installation services in British Columbia to EnCana Corporation. We estimate that over 91% of our revenues from fiscal year 2001 to 2003 was attributable to private sector oil and gas projects in Alberta and British Columbia, and for the twelve months ended September 30, 2003, we derived over 94% of our revenue from this market.

Our principal office is located at Acheson Industrial Park #2, 53016-Highway 60, Spruce Grove, Alberta, T7X 3G7. Our telephone number is (780) 960-7171.

The Transactions

On October 31, 2003, NACG Preferred Corp., our corporate parent, and NACG Acquisition Inc., our wholly-owned subsidiary, as the buyers, entered into a purchase and sale agreement with Norama Ltd. and its subsidiary North American Equipment Ltd., as the sellers, and Martin Gouin and Roger Gouin, the ultimate owners of Norama Ltd. Pursuant to the purchase and sale agreement, Norama Ltd. sold to NACG Preferred Corp. 30 shares of North American Construction Group Inc. in exchange for $35.0 million of its Series A Preferred Shares and sold the remaining 170 shares of North American Construction Group Inc. to NACG Acquisition Inc. for approximately $195 million in cash. NACG Preferred Corp. contributed the 30 shares of North American Construction Group Inc. it received to us, and we contributed these shares to NACG Acquisition Inc. Additionally, North American Equipment Ltd., a wholly-owned subsidiary of Norama Ltd., sold to NACG Acquisition Inc. substantially all of the assets of North American Equipment Ltd. in exchange for $175.0 million in cash. The total consideration paid by NACG Preferred Corp. and NACG Acquisition Inc. to the sellers was approximately $405 million, subject to post-closing adjustments. The sellers utilized a portion of the proceeds to repay existing indebtedness of Norama Ltd. and for the buyout of various existing equipment leases upon closing. The foregoing actions are collectively referred to as the “acquisition.”

At the closing of the transactions contemplated by the purchase and sale agreement, an investor group including investment entities controlled by The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc., and Stephens Group, Inc., which we refer to collectively as the “sponsors,” along with Paribas North America, Inc., an affiliate of BNP Paribas Securities Corp., our management and our employees, which we refer to collectively with the sponsors as “our investor group,” purchased for cash, $92.5 million of the common shares of NACG Holdings Inc., our ultimate parent company. The $92.5 million of cash proceeds were ultimately contributed to NACG Acquisition Inc. The proceeds of the equity offering and the offering of the notes and drawings under our new credit facility were used to make the cash payments to the sellers for the acquisition and to pay related transaction fees and expenses.

The offering of the original notes, together with the execution of and initial borrowings under the new bank credit agreement, the equity investment and the preferred shares issuance are collectively referred to in this prospectus as the “financings.” We refer to the acquisition and the financings as the “transactions.”

Corporate Structure

We are a wholly-owned subsidiary of NACG Preferred Corp., a company without any business operations. NACG Preferred Corp. is a wholly-owned subsidiary of NACG Holdings Inc., our ultimate parent. NACG Holdings Inc., was formed in connection with the acquisition and has no business operations. All of our restricted subsidiaries guarantee the notes. The following chart depicts our organizational structure.

The Exchange Offer

Registration Rights Agreement

We sold US$200 million in aggregate principal amount of original notes to qualified institutional buyers as defined in Rule 144A under the Securities Act and outside the United States in accordance with Regulation S under the Securities Act through BNP Paribas Securities Corp. and RBC Dominion Securities Corporation, as initial purchasers. We entered into a registration rights agreement with the initial purchasers which grants the holders of the original notes limited exchange and registration rights. The exchange offer made pursuant to this prospectus is intended to satisfy such exchange rights.

The Exchange Offer

$1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes. As of the date hereof, US$200 million aggregate principal amount of the original notes are outstanding. We will issue exchange notes to holders on the earliest practicable date following the Expiration Date.

Resales of the Exchange Notes

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that, except as described below, the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof, other than any such holder that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holder’s business and that such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes.

Each broker-dealer that receives exchange notes pursuant to the exchange offer in exchange for original notes that such broker-dealer acquired for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or our affiliates, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

If we receive certain notices in the letter of transmittal, this prospectus, as it may be amended or supplemented from time to time, may be used for the appropriate time period by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from us. We have agreed that, if we receive the notices in the letter of transmittal, we will make this prospectus available to any such broker-dealer for use in connection with any such resale.

The letter of transmittal requires broker-dealers tendering original notes in the exchange offer to indicate whether the broker-dealer acquired the original notes for its own account as a result of market-making activities or other trading activities, other than original notes acquired directly from us or any of our affiliates. If no broker-dealer indicates that the original notes were so acquired, we have no obligation under the registration rights agreement to maintain the effectiveness of the registration statement past the consummation of the exchange offer or to allow the use of this prospectus for such resales. See “The Exchange Offer—Registration Rights” and “—Resale of the Exchange Notes; Plan of Distribution.”

Expiration Date

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2004, unless we extend the exchange offer in our sole discretion, in which case the term “Expiration Date” means the latest date and time to which the exchange offer is extended.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering the Original Notes

Each holder of original notes wishing to accept the exchange offer must complete, sign and date the accompanying letter of transmittal in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver such letter of transmittal together with the original notes and any other required documentation to the exchange agent identified below under “Exchange Agent” at the address set forth in this prospectus. By executing the letter of transmittal, a holder will make a number of representations to us. See “The Exchange Offer—Registration Rights” and “—Procedures for Tendering Original Notes.”

Special Procedures for Beneficial Owners	Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such beneficial owner’s behalf. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Guaranteed Delivery Procedures

Holders of original notes who wish to tender their original notes when those securities are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the Expiration Date must tender their original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery.”

Withdrawal Rights	Tenders of original notes pursuant to the exchange offer may be withdrawn at any time prior to the Expiration Date.

Acceptance of Original Notes and Delivery of Exchange Notes

We will accept for exchange any and all original notes that are properly tendered in the exchange offer, and not withdrawn, prior to the exchange offer’s Expiration Date. The exchange notes issued pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of original notes. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	Wells Fargo Bank, N.A. is serving as exchange agent in connection with the exchange offer.

U.S. Federal Income Tax Considerations	The exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange for federal income tax purposes. See “Income Tax Considerations.”

Summary Historical and Pro Forma Financial Information

The summary historical consolidated financial information presented below as of and for each of the fiscal years ended March 31, 2001, 2002 and 2003 is derived from the audited consolidated financial statements of our predecessor company, Norama Ltd. The summary historical consolidated financial information presented below as of and for each of the six months ended September 30, 2002 and 2003 is derived from the historical unaudited financial statements of Norama Ltd. In the opinion of our management, the unaudited historical consolidated financial statements include all adjustments necessary for a fair presentation of our financial position and results of operations for such periods.

The summary pro forma financial information presented below for the fiscal year ended March 31, 2003, the six months ended September 30, 2003 and the twelve months ended September 30, 2003 is derived from the unaudited pro forma financial statements of North American Energy Partners Inc. included in this prospectus. The summary unaudited pro forma balance sheet information as of September 30, 2003 gives effect to the transactions as if they had occurred on September 30, 2003. The summary pro forma consolidated statements of operations for the fiscal year ended March 31, 2003, the six months ended September 30, 2003 and the twelve months ended September 30, 2003 give effect to the transactions as if they had occurred on April 1, 2002.

The summary historical consolidated financial information for the six months ended September 30, 2003 and the unaudited pro forma financial information as of and for the six months ended September 30, 2003 and the twelve months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2004.

The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements of Norama Ltd. and the related notes to those financial statements, and the Unaudited Pro Forma Financial Information for North American Energy Partners Inc. and related notes included elsewhere in this prospectus. All of the financial information presented below has been prepared in accordance with Canadian GAAP. We are not aware of any material differences in the measurement of operations or the recognition of assets and liabilities under U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 18 to the Norama Ltd. consolidated financial statements included elsewhere in this prospectus.

	Historical					Pro Forma
	Year Ended March 31,			Six Months Ended September 30,		Year Ended March 31,	Six Months Ended September 30,	Twelve Months Ended September 30,
	2001	2002	2003	2002	2003	2003	2003	2003
	(dollars in thousands)
Statement of Operations Data:
Revenue	$247,267	$249,351	$344,186	$138,059	$196,259	$344,186	$196,259	$402,386
Job costs	128,085	123,893	220,855	91,245	116,941	220,706	116,926	246,461
Parts, shop labor and overhead	33,810	49,989	44,050	18,583	28,428	44,050	28,428	53,895
Equipment leases and rentals	30,339	31,091	26,904	13,301	15,641	13,110	5,844	11,534
Depreciation	10,409	11,299	10,974	4,409	5,389	23,601	12,725	26,563

Gross margin	44,624	33,079	41,403	10,521	29,860	42,719	32,336	63,933
General and administrative	9,594	13,089	12,397	5,099	5,867	12,397	5,867	13,165
Management fees (a)	36,550	14,400	8,000	6,600	23,200	—	—	—
Advisory fee (b)	—	—	—	—	—	900	450	900
Interest expense, net	3,034	3,510	4,162	1,492	1,926	28,564	14,119	28,401
Amortization (c)	—	—	—	—	—	9,233	4,617	9,233
Gain on sale of capital assets	(979)	(218)	(2,265)	(1,480)	(49)	(2,265)	(49)	(834)

Income (loss) before income taxes	(3,575)	2,298	19,109	(1,190)	(1,084)	(6,110)	7,332	13,068
Income taxes	(3,667)	689	6,620	(421)	(460)	(2,236)	2,580	4,343

Net earnings (loss)	$92	$1,609	$12,489	$(769)	$(624)	$(3,874)	$4,752	$8,725

Other Financial Data:
EBITDA (d)	$9,868	$17,107	$34,245	$4,711	$6,231	$55,288	$38,793	$77,265
Capital expenditures	18,547	8,668	22,932	12,566	4,946	51,006	5,056	36,345

Balance Sheet Data (end of period):
Cash	$11,247	$436	$651	$6	$7,678	$10,380	$10,380	$10,380
Total assets	129,527	120,431	158,584	118,787	136,939	481,154	481,154	481,154
Total debt	54,678	50,137	63,401	62,340	60,254	311,380	311,380	311,380
Total shareholder’s equity	16,770	17,379	29,818	16,855	29,194	127,500	127,500	127,500

Operating Data:
Equipment hours	644,087	583,071	673,811	273,944	377,335	673,811	377,335	777,202

(a)	The management fees represent a distribution of the taxable income of Norama Ltd., our predecessor company, to its corporate shareholder.

(b)	Reflects the addition of a new board of directors and the sponsors’ management fee in connection with the transactions.

(c)	Intangible assets are being amortized over the useful lives of the related customer contracts, trade names and customer relationships.

(d)	EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that EBITDA is a meaningful measure of the performance of our business. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with Canadian GAAP or U.S. GAAP, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from that of other companies. EBITDA for the historical periods has been reduced by management fees and equipment leases and rentals as reflected in the statement of operations data above. In connection with the acquisition, these management fees will be terminated upon closing and a substantial portion of our equipment leases and rentals expense also will be terminated as a result of the purchase of the related equipment at closing.

(footnote continued on next page)

A reconciliation of EBITDA to net earnings (loss) as set forth in our consolidated statements of operations is as follows:

	Historical					Pro Forma
	Year Ended March 31,			Six Months Ended September 30,		Year Ended March 31,	Six Months Ended September 30,	Twelve Months Ended September 30,
	2001	2002	2003	2002	2003	2003	2003	2003
	(dollars in thousands)
Net earnings (loss)	$92	$1,609	$12,489	$(769)	$(624)	$(3,874)	$4,752	$8,725
Adjustments:
Depreciation	10,409	11,299	10,974	4,409	5,389	23,601	12,725	26,563
Amortization	—	—	—	—	—	9,233	4,617	9,233
Interest expense, net	3,034	3,510	4,162	1,492	1,926	28,564	14,119	28,401
Income taxes	(3,667)	689	6,620	(421)	(460)	(2,236)	2,580	4,343

EBITDA	$9,868	$17,107	$34,245	$4,711	$6,231	$55,288	$38,793	$77,265

RISK FACTORS

An investment in the notes entails a high degree of risk. You should carefully consider the following risk factors and other information presented in this prospectus before deciding to purchase the notes.

Risks Related to the Notes and Our Other Indebtedness

Our substantial debt could adversely affect our financial health, make us more vulnerable to adverse economic conditions and prevent us from fulfilling our obligations under the notes or our new credit facility.

We have a significant amount of debt outstanding and significant debt service requirements. As of September 30, 2003, on a pro forma basis, we would have had outstanding $311.4 million of consolidated debt, of which $50 million would have been secured debt. As of the closing of the transactions, we had approximately $60 million of available borrowings under our new credit facility, after giving effect to our approximate $10 million letter of credit. We may, subject to covenants in our existing and future debt agreements, incur additional debt in the future.

Our high level of debt could have important consequences to holders of notes, such as:

•	limiting our ability to obtain additional financing to fund our working capital, capital expenditures, debt service requirements, potential growth or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make payments on our debt;

•	limiting our ability to obtain bonding which is required by some of our customers;

•	placing us at a competitive disadvantage compared to competitors with less debt;

•	increasing our vulnerability to adverse economic and industry conditions; and

•	increasing our vulnerability to increases in interest rates because borrowings under our new credit facility are subject to variable interest rates.

Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance debt when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the notes or to meet our other obligations, we will need to refinance some or all of our debt, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service requirements.

Restrictive covenants in our debt agreements may restrict the manner in which we can operate our business.

Our new credit facility and the indenture governing the notes limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur indebtedness;

•	pay dividends, redeem capital stock or make other restricted payments;

•	incur liens to secure indebtedness;

•	make certain investments;

•	sell certain assets;

•	enter into transactions with our affiliates; or

•	merge with another person or sell substantially all of our assets.

If we fail to comply with these covenants, we would be in default under our new credit facility and the indenture, and the principal and accrued interest on the notes and our other outstanding indebtedness may become due and payable. See “Description of Bank Credit Agreement” and “Description of Notes—Certain Covenants.” In addition, our new credit facility contains, and our future indebtedness agreements may contain, additional affirmative and negative covenants that are generally more restrictive than those contained in the indenture.

As a result of these covenants, our ability to respond to changes in business and economic conditions and to obtain additional financing, if needed, may be significantly restricted, and we may be prevented from engaging in transactions that might otherwise be considered beneficial to us. Our new credit facility also requires us, and our future credit facilities may require us, to maintain specified financial ratios and satisfy specified financial tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet those tests. The breach of any of these covenants could result in a default under our new credit facility. Upon the occurrence of an event of default under our current or future credit facilities, the lenders could elect to declare all amounts outstanding under such credit facilities, including accrued interest or other obligations, to be immediately due and payable. If amounts outstanding under such credit facilities were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and our other indebtedness, including the notes.

The notes and the guarantees are unsecured and effectively subordinated to our and our subsidiary guarantors’ secured indebtedness.

The notes and the related subsidiary guarantees are not secured by any of our assets. As of September 30, 2003, on a pro forma basis, we and our subsidiary guarantors would have had $50.0 million of secured debt outstanding. In addition, the indenture governing the notes permits the incurrence of additional debt, some of which may be secured debt. The notes are effectively subordinated to all secured debt to the extent of the value of the assets securing such debt.

If we become insolvent or are liquidated, or if payment under any secured debt is accelerated, the lenders thereunder would be entitled to exercise the remedies available to a secured lender. Accordingly, the lender will have priority over any claim for payment under the notes or the guarantees to the extent of the assets that constitute its collateral. If this were to occur, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied. Further, if any assets did remain after payments to these lenders, the remaining assets might be insufficient to satisfy the claims of the holders of the notes and holders of other unsecured debt that is deemed the same class as the notes, and potentially all other general creditors who would participate ratably with holders of the notes.

We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.

Upon the occurrence of a change of control, each holder of notes outstanding under the indenture may require us to purchase all or a portion of the notes at a purchase price equal to

101% of the principal amount thereof, plus accrued and unpaid interest. Our ability to purchase the notes upon a change of control event is prohibited by the terms of our new credit facility. Future agreements may contain a similar provision. Upon a change of control event, we may be required to repay immediately the outstanding principal, any accrued interest on and any other amounts owed by us under our new credit facility. We cannot assure you that we would be able to repay amounts outstanding under our new credit facility. Upon a change of control, we may not have sufficient funds available to purchase all of the notes tendered to us. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding debt or obtain necessary consents under our other debt agreements to repurchase the notes, which we may not be able to do. In such case, our failure to purchase notes following a change of control would constitute an event of default under the indenture, which would, in turn, constitute a default under our new credit facility.

We rely on our subsidiaries for our operating funds, and our subsidiaries have no obligation to supply us with any funds.

We conduct our operations through subsidiaries and are dependent upon our subsidiaries for the funds we need to operate. We are dependent on the transfer of funds from our subsidiaries to make the payments due under the notes. Although our restricted subsidiaries guarantee the notes, each of our subsidiaries is a distinct legal entity and has no obligation, other than the guarantees, to transfer funds to us. Our ability to pay the notes, and the ability of our subsidiaries to transfer funds to us, could be restricted by the terms of subsequent financings. The payment of dividends to us by our subsidiaries is subject to various business considerations as well as contractual provisions which may restrict the payment of dividends and distributions and the transfer of assets to us.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System, although the original notes are eligible for trading in the PORTAL MarketSM. At the time of the private placement of the original notes, the initial purchasers advised us that they intend to make a market in the original notes, and, if issued, the exchange notes, as permitted by applicable law; however, the initial purchasers are not obligated to make a market in the original notes or the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the original notes or the exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the original notes or the exchange notes will be free from similar disruptions or that any such disruptions will not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the original notes or the exchange notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar notes, our performance and other factors.

Currency exchange rate fluctuations could adversely affect our ability to repay the notes.

Substantially all of our revenues and costs are incurred in Canadian dollars. However, the obligations represented by the notes are denominated in U.S. dollars. If the Canadian dollar loses value against the U.S. dollar while other factors remain constant, our ability to pay interest and principal on the notes will be diminished.

You may be unable to enforce your rights under U.S. bankruptcy law, and Canadian bankruptcy and insolvency laws may impair the trustee’s ability to enforce remedies under the notes.

We are incorporated under the laws of Canada and our principal operating assets are located outside of the United States. Under bankruptcy laws in the United States, courts typically take jurisdiction over a debtor’s property, wherever located, including property situated in other countries. However, courts outside of the United States may not recognize the U.S. bankruptcy court’s jurisdiction. Accordingly, difficulties may arise in administering a U.S. bankruptcy case involving a Canadian debtor with property located outside the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable against such property.

The rights of the indenture trustee and holders of the notes to enforce remedies under the indenture could be delayed by the restructuring provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation if the benefit of such legislation is sought with respect to us. The Canadian Bankruptcy and Insolvency Act provides an “insolvent person” with automatic protection, and the Canadian Companies’ Creditors Arrangement Act allows an “insolvent person” to apply to court for an order granting it protection that could prevent its creditors and others from initiating or continuing proceedings against it while it prepares a proposal or plan of arrangement for approval by those creditors who will be affected by the proposal or plan of arrangement. Such a restructuring plan or proposal, if accepted by the requisite majorities of each affected class of the insolvent person’s creditors and approved by the supervising court, would be binding on the minorities in any such class who vote against the plan or proposal. This restructuring legislation generally permits the insolvent debtor to retain possession and administration of its property, even though it may be in default under the applicable debt instrument during the period that the protection against proceedings remains in force.

During the stay period, the indenture trustee and holders of the notes are likely to be restrained from enforcing remedies under the indenture and payments under the notes are unlikely to be made. It is equally unlikely that holders of the notes would be compensated for any delay in payment, if any, of principal or interest other than a right to claim accrued and unpaid interest on the amounts owing under the notes and the indenture, unless the right is itself compromised under any restructuring plan or proposal approved by creditors and the court.

The market value of your original notes may be lower if you do not exchange your original notes or fail to properly tender your original notes for exchange.

To the extent that original notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for original notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the original notes not tendered for exchange. The extent of the market and the availability of price quotations for original notes will depend upon a number of factors, including the number of holders of original notes remaining at such time and the interest in maintaining a market in such original notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, called the “float,” may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for original notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of original notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the original notes that are not exchanged more volatile.

Issuance of the exchange notes in exchange for the original notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in “The Exchange Offer—Conditions to the Exchange Offer” and only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. Original notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such original notes.

Risks Related to Our Business

We rely on a small number of customers from whom we receive a significant amount of our revenues.

We provide our services primarily to a small number of major integrated and independent oil and gas and other natural resources companies operating in western Canada. Revenue from our four largest customers represented approximately 94% of our total revenue for the twelve months ended September 30, 2003 and those customers are expected to continue to provide a significant percentage of our revenues in the future. Each year any one of our customers may constitute a significant portion of our revenue. For example, for the twelve months ended September 30, 2003, revenue generated from work for Syncrude constituted approximately 65% of our total revenue primarily due to several large projects with Syncrude and our status as one of their preferred contractors. We may not be able to replace the work generated by these projects with work from other customers. Our services to our customers are typically provided under contracts with terms ranging from six months to five years, some of which have terms allowing for automatic or optional renewals of the contract. However, a significant number of our contracts terminate upon completion of the project without having a definite termination date, and the contracts typically allow the customer to reduce or eliminate the work which we are to perform. In addition, the customers may choose not to extend the existing contracts or enter into new contracts. The loss of or significant reduction in business with one or more of these customers could have a material adverse effect on our business.

A significant amount of our revenues are generated by providing non-recurring services.

Approximately 60% of our revenue for the fiscal year ended March 31, 2003 was derived from projects which we consider to be non-recurring. This revenue primarily relates to site preparation and piling services provided for the construction of extraction, upgrading and other oil sands mining infrastructure projects. Future revenues from these types of services will depend upon customers expanding existing mines and developing new projects.

We are dependent upon continued outsourcing by our customers of site preparation and mining services.

Outsourced site preparation and mining services constitute a large portion of the work we perform for our customers. For example, our mining project revenues constituted approximately 29%, 52% and 33% of our revenues in the fiscal years ended March 31, 2003, 2002 and 2001, respectively. The election by one or more of our customers to perform some or all of these services themselves, rather than outsourcing the work to us, could have a material adverse impact on our business.

Our operations are subject to weather-related factors that may cause delays in our completion of projects.

Because our operations are located in western Canada, we are often subject to extreme weather conditions. While our operations are not significantly affected by normal seasonal weather patterns, extreme weather, including heavy rain and snow, can cause us to delay the completion of a project, which could result in lower margins than estimated.

Changes in oil and gas prices could cause our customers to slow down or curtail their current production and future expansions which would in turn reduce our revenue from those customers.

The profitability and growth of our customers may be impacted by the prices of oil and gas. Prices for oil are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil, market uncertainty and a variety of additional factors beyond our control. Such factors include weather conditions, the condition of the Canadian and U.S. economies, the actions of the Organization of Petroleum Exporting Countries, governmental regulation, political stability in the Middle East, war or the threat of war in oil producing regions, the foreign supply of oil and the availability of fuel from alternate sources. In addition, our customers make their major expansion investment decisions based on their long-term outlook for the prices of oil and gas and their profitability based on those prices. If they believe the prices of those commodities will remain at depressed levels or that their profitability will be adversely affected by fluctuations in currency exchange rates, they may delay or curtail their current expansion plans. Such a delay or curtailment could have a material adverse impact on our financial condition and results of operations.

Insufficient pipeline and refining capacity for heavy crude products could cause our customers to slow down or curtail their current production and future expansions which would, in turn, reduce our revenue from those customers.

While current pipeline capacity is sufficient to transport existing oil sands production to market, future production growth will require increased pipeline capacity. If such increases do not materialize, our customers may be unable to efficiently deliver increased production to market. Additionally, we expect that increases in oil sands production will require added heavy crude oil refinery capacity. Similarly, if such increased capacity or alternative markets do not materialize, future growth in demand for our customers’ products could be reduced.

Penalty clauses in our customer contracts could expose us to losses if total project costs exceed original estimates or if projects are not completed by specified completion date milestones.

A portion of our revenue is derived from contracts which have performance incentives and penalties depending on the total cost of a project as compared to the original estimate. We could incur significant penalties based on cost overruns. In addition, the total project cost as defined in the contract may include not only our work, but also work performed by other contractors. As a result, we could incur penalties due to work performed by others over which we have no control. We may also incur penalties if projects are not completed by specified completion date milestones. Such penalties, if incurred, could have a significant impact on our profitability under these contracts.

Because most of our customers are located or operate in western Canada, a downturn in the energy industry in western Canada could result in a decrease in the demand for our services by our customers.

Most of our customers are located or operate in western Canada. In the fiscal year ended March 31, 2003, we generated approximately 80% of our operating revenues from the Alberta oil sands. A downturn in the energy industry in western Canada could cause our customers to slow down or curtail their current production and future expansions which would, in turn, reduce our revenue from those customers. Such a delay or curtailment could have a material adverse impact on our financial condition and results of operations.

Shortages of skilled labor, work stoppages or other labor disruptions at our operations or those of our principal customers or service providers could have an adverse effect on our profitability and financial condition.

Our ability to provide high-quality services on a timely basis requires an adequate number of skilled workers such as engineers, trades people and equipment operators. We cannot assure you that we will be able to maintain an adequate skilled labor force or that our labor expenses will not increase. A shortage of skilled labor would require us to curtail our planned internal growth or may require us to use less skilled labor which could adversely affect our ability to perform work.

Substantially all of our hourly employees are subject to collective bargaining agreements to which we are a party or are otherwise subject because of a bargaining relationship with the particular trade union that is a party to the collective bargaining agreement. Any work stoppage resulting from a strike or lockout could have a material adverse effect on our financial condition and results of operations.

In the province of Alberta, collective bargaining in the construction industry is subject to registration. A registered employer’s organization which has been registered by the Labour Relations Board bargains with the trade unions named in the certificate on behalf of all employers who work in that part of the construction industry described in the certificate with whom the unions have a bargaining relationship. Any collective agreement entered into by the employer’s organization is binding on all such employers. The primary term of some of these collective agreements has expired, however the agreements continue in force from year to year until they are terminated by a strike or lockout. Negotiations are underway between representatives of the employers organization and the union in respect of some of these agreements. We cannot assure you that new agreements will be reached without a work stoppage or that, if reached, the terms will not significantly increase our costs. We do not have control over the terms of such agreements but will be bound by these because of registration.

In addition, our customers employ workers under the same and other collective bargaining agreements. Any work stoppage or labor disruption at our key customers could significantly reduce the amount of services that we provide.

Demand for our services may be adversely impacted by regulations affecting the energy industry.

Our principal customers are energy companies involved in the development of the Alberta oil sands and natural gas production. The operations of these companies, including the mining operations in the oil sands, are subject to or impacted by a wide array of regulations in the jurisdictions where they operate, including those directly impacting mining activities and those indirectly affecting their businesses, such as applicable environmental laws. As a result of changes in regulations and laws relating to the energy production industry including the operation of mines, our customers’ operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may induce customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for our services could be substantially affected by regulations adversely impacting the energy industry.

Our operations expose us to potential environmental liabilities.

Our operations are subject to numerous environmental protection laws and regulations that are complex and stringent. Contracts with our customers require us to operate in compliance with these laws and regulations. We regularly perform work in and around sensitive environmental areas such as rivers, lakes and forests. Significant fines and penalties may be imposed on us or our customers for non-compliance with environmental laws and regulations, and our contracts generally require us to indemnify our customers for environmental claims suffered by them as a result of our actions. In addition, some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. In addition to potential liabilities that may be incurred in satisfying these requirements, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for our acts which were in compliance with all applicable laws at the time these acts were performed.

We own, or lease, and operate several properties that have been used for a number of years for the storage and maintenance of equipment and other industrial uses upon which fuel may have been spilled, or hydrocarbons or other wastes which may have been disposed of or released. Any release of substances by us or by third parties who previously operated on these properties may be subject to laws which impose joint and several liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of hazardous substances into the environment. Under such laws, we could be required to remove or remediate previously disposed wastes and clean up contaminated property.

We operate in a highly competitive industry where our growth could be impeded.

Approximately 80% of the major projects that we pursue are awarded to us based on bid proposals. We may compete in the future for these projects against companies that may have substantially greater financial and other resources than we do. Some smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates than we can. Further, public sector work is often performed by governmental agencies. Our growth may be impacted to the extent that we are unable to successfully bid against these companies.

Fixed price contracts with our customers could expose us to losses if our estimates of project costs are too low or if we fail to perform within our cost estimates.

A portion of our revenue is derived from fixed price (lump sum) contracts. The terms of these contracts require us to guarantee the price of the services we provide and assume the risk that our costs to perform the services and provide the materials will be greater than anticipated. Our profitability in this market is therefore dependent upon our ability to accurately predict the costs associated with our services. These costs may be affected by a variety of factors, some of which may be beyond our control. If we are unable to accurately estimate the costs of fixed price contracts, or if we incur unrecoverable cost overruns, some projects could have lower margins than anticipated or even incur losses, which could have a material adverse effect on our business. Approximately 5% of our revenue for the twelve months ended September 30, 2003 was derived from fixed price contracts.

Our projects expose us to potential professional liability, product liability, warranty or other claims.

We install deep foundations in congested areas and provide construction management services for significant projects. Notwithstanding the fact that we will generally not accept liability for consequential damages in our contracts, any catastrophic occurrence in excess of insurance limits at projects where our structures are installed or services are performed could result in significant professional liability, product liability, warranty or other claims against us. Such liabilities could potentially exceed our current insurance coverage and the fees we derive from those services. A partially or completely uninsured claim, if successful and of a significant magnitude, could result in substantial losses.

If our access to the surety market were to be restricted in the future, our business could be impaired.

Like all businesses providing similar services, we are at times required to post bid or performance bonds issued by a financial institution known as a surety. The surety industry experiences periods of unsettled and volatile markets, usually in the aftermath of substantial loss exposures or corporate bankruptcies with significant surety exposure. Historically, these types of events have caused reinsurers and sureties to reevaluate their committed levels of underwriting and required returns. As needed in the ordinary course of business, we have been able to secure necessary bonds and we will seek opportunities to expand our surety relationships. However, if for any reason our bonding capacity becomes insufficient to satisfy our future bonding requirements, our business could be impaired.

Cost overruns by our customers on their projects may cause our customers to terminate future projects or expansions which could adversely affect the amount of work we receive from those customers.

Oil sands development projects require substantial capital expenditures. In the past, several of our customers’ projects have experienced significant cost overruns, impacting their returns. As new projects are contemplated or built, if cost overruns continue to challenge our customers, they could reassess future projects and expansions which could adversely affect the amount of work we receive from our customers, causing an adverse effect on our financial condition.

We may not be able to achieve the expected benefits from any future acquisitions, which would adversely affect our financial condition and results of operations.

We intend to pursue selective acquisitions as a method of expanding our business. If we do not successfully integrate acquisitions, we may not realize anticipated operating advantages and cost savings. The integration of companies that have previously operated separately involves a number of risks, including:

•	demands on management related to the increase in our size after an acquisition;

•	the diversion of our management’s attention from the management of daily operations;

•	difficulties in implementing or unanticipated costs of accounting, estimating, reporting and other systems;

•	difficulties in the assimilation and retention of employees; and

•	potential adverse effects on operating results.

We may not be able to maintain the levels of operating efficiency that acquired companies will have achieved or might achieve separately. Successful integration of each of their operations will depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we hoped to achieve after these acquisitions which would harm our financial condition and results of operations.

Loss of key personnel could adversely affect our business.

Many of our senior officers and key employees are important to our management and direction. Our future success depends on our ability to retain these officers and key employees. Although we believe that we will continue to be able to attract and retain other talented personnel and replace key personnel should the need arise, competition in recruiting replacement personnel could be significant. If we are not successful in retaining our key personnel or replacing them, our business, financial condition or results of operations could be adversely affected. We do not maintain key personnel insurance.

Aboriginal peoples may make claims against our customers or their projects regarding the lands on which their projects are located.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Although we are not aware of any such claims against our customers, such claims, if successful, could have an adverse effect on our customers which may, in turn, negatively impact our business.

THE EXCHANGE OFFER

Registration Rights

At the closing of the offering of the original notes, we entered into the registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the original notes, at our cost,

•	within 90 days after the date of the original issuance of the original notes, to file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes, and

•	to use our reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 190 days after the date of original issuance of the original notes.

Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of the original notes. We agreed to keep the exchange offer open for not less than 30 days, or longer if required by applicable law.

For each original note surrendered to us pursuant to the exchange offer, the holder of such original note will receive an exchange note having a principal amount equal to that of the surrendered original note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the original note surrendered in exchange therefor or, if no interest has been paid on such original note, from the date of its original issue. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offer certain information necessary to allow a broker-dealer who holds original notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than original notes acquired directly from us or one of our affiliates) to exchange such original notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to maintain the effectiveness of the registration statement for these purposes for 180 days.

The preceding agreement is needed because any broker-dealer who acquires original notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made pursuant to this prospectus and the resale of exchange notes received in the exchange offer by any broker-dealer who held original notes acquired for its own account as a result of market-making activities or other trading activities other than original notes acquired directly from us or one of our affiliates.

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes will in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of original notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing the related exchange notes

•	will not be able to rely on the interpretation of the staff of the SEC,

•	will not be able to tender its original notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the original notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each holder of the original notes, other than certain specified holders, who wishes to exchange original notes for exchange notes in the exchange offer will be required to make certain representations, including that

•	it is not an affiliate of ours,

•	any exchange notes to be received by it were acquired in the ordinary course of its business, and

•	at the time of commencement of the exchange offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.

In the event that any changes in law or the applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, or if under various circumstances, some holders of original notes so request, or in the case of any holder that participates in the exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under U.S. state and federal securities laws, other than due solely to the status of such holder as an affiliate of us, we will, at our cost,

•	as promptly as practicable, file a shelf registration statement (which may be an amendment of the registration statement of which this prospectus is a part) covering resales of the original notes,

•	use our reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act, and

•	use all reasonable efforts to keep effective the shelf registration statement until the earlier of two years after the date of original issuance of the original notes, the date the notes become eligible for resale without volume restrictions under Rule 144 under the Securities Act, or until all notes covered by the shelf registration statement have been sold.

We will, in the event of the filing of a shelf registration statement, provide to each holder copies of the prospectus which is a part of the shelf registration statement and take certain other actions as are required to permit unrestricted resales of the original notes. A holder of original notes that sells such original notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to various civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including various indemnification obligations. In addition, each holder of the original notes will be required to deliver information to be used in connection with the shelf registration statement within the time period set forth in the registration rights agreement in order to have their original notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

If we fail to meet the targets listed above, then we will pay liquidated damages on the original notes as follows:

•

if the exchange offer registration statement is not filed with the SEC on or prior to 90 days after the issue date, or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the registration rights agreement, then commencing on the day after either such required filing date, liquidated damages shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days immediately following each such filing date, such liquidated damages increasing by an additional 0.25% per annum at the end of each subsequent 90-day period; or

•	if the exchange offer registration statement is not declared effective by the SEC on or prior to 190 days after the issue date, or notwithstanding that we have consummated or will consummate an exchange offer, we are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the 90th day following the date such shelf registration statement was filed, then, commencing on the day after either such requirement effective date, liquidated damages shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days immediately following such date, such liquidated damages increasing by an additional 0.25% per annum at the end of each subsequent 90-day period; or

•	if we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of the exchange offer on or prior to the 225th day after the issue date or, if applicable, the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date, other than after such time as all notes have been disposed of thereunder, then liquidated damages shall accrue on the principal amount of the notes at 0.25% per annum for the first 90 days commencing on either the 226th day after such issue date, in the case of our failure to exchange exchange notes for all notes validly tendered in accordance with the terms of the exchange offer, or the day the shelf registration statement had been declared effective and such shelf registration statement ceases to be effective at any time prior to the second anniversary of the issue date, such liquidated damages increasing by an additional 0.25% per annum at the end of each subsequent 90-day period;

provided, however, that the liquidated damages on the notes may not accrue under more than one of the foregoing circumstances at any one time and at no time shall the aggregate amount of liquidated damages accruing exceed in the aggregate 2.0% per annum; provided, further, however, that:

•	upon the filing of the exchange offer registration statement or a shelf registration statement, in the first circumstance above;

•	upon the effectiveness of the exchange offer registration statement or a shelf registration statement, in the second circumstance above; or

•	upon the exchange of exchange notes for all notes tendered, or upon the effectiveness of the shelf registration statement which had ceased to remain effective, respectively, in the third circumstance above;

liquidated damages on notes as a result of such circumstance, as the case may be, shall cease to accrue. Any amounts of liquidated damages due pursuant to such circumstance will be payable in cash on the same original interest payment dates as the notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Except as set forth above, after consummation of the exchange offer, holders of original notes which are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange,” and “—Resale of the Exchange Notes; Plan of Distribution.”

Consequences of Failure to Exchange

The original notes which are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus which, if required, will be filed as part of an amendment to the registration statement of which this prospectus is a part, will remain restricted securities and subject to restrictions on transfer. The circumstances under which we would file a resale prospectus are more fully described under “—Resale of the Exchange Notes; Plan of Distribution.” The original notes may only be resold

(1)	to us, upon redemption thereof or otherwise,

(2)	so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

(3)	in an offshore transaction in accordance with Regulation S under the Securities Act,

(4)	pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

(5)	in reliance on another exemption from the registration requirements of the Securities Act, or

(6)	pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in accordance with any applicable securities laws of any state of the United States and subject to certain requirements of the registrar or co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar.

To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market for the original notes. Accordingly, the liquidity of the market of the original notes could be adversely affected. See “Risk Factors.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered and not withdrawn prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in integral multiples of $1,000 principal amount.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that

•	the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the exchange notes will not be entitled to the rights of holders of original notes under the registration rights agreement.

The exchange notes will evidence the same debt as the original notes which they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs all of the notes.

Solely for reasons of administration and for no other purpose, we have fixed the close of business on             , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of original notes or such holder’s legal representative or attorney-in-fact as reflected on the records of the trustee under the indenture may participate in the exchange offer. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer.

Holders of the original notes do not have any appraisal or dissenters’ rights under applicable Canadian law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered original notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be delivered promptly after expiration of the exchange offer.

If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder of the original notes as promptly as practicable after the Expiration Date.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer shall mean 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date of the exchange offer.

We reserve the right, in our sole discretion,

•	to delay accepting any original notes,

•	to extend the exchange offer,

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer, or

•	to amend the terms of the exchange offer in any manner.

We may effect any such delay, extension or termination by giving oral or written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. The exchange offer will then be extended for a period of five to 10 business days, as required by law, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, termination or amendment of the exchange offer, we shall not have an obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release of the announcement to the Dow Jones News Service.

Procedures for Tendering Original Notes

Tenders of Original Notes. The tender by a holder of original notes pursuant to any of the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer.

Our acceptance for exchange of original notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes. The procedures by which original notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the original notes are held.

DTC has authorized DTC participants that are beneficial owners of original notes through DTC to tender their original notes as if they were holders. To effect a tender, DTC participants should either (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under “—Book-Entry Delivery Procedures,” or (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-Entry Delivery Procedures. “

Tender of Original Notes Held in Physical Form. To tender effectively original notes held in physical form pursuant to the exchange offer,

•	a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal, must be received by the exchange agent at one of its addresses set forth below, and tendered original notes must be received by the exchange agent at such address (or delivery effected through the deposit of original notes into the exchange agent’s account with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date of the exchange offer, or

•	the tendering holder must comply with the guaranteed delivery procedures set forth below.

Letters of transmittal or original notes should be sent only to the exchange agent and should not be sent to us.

Tender of Original Notes Held Through a Custodian. To tender effectively original notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the original notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s original notes to effect the tender.

Tender of Original Notes Held Through DTC. To tender effectively original notes that are held through DTC, DTC participants should either

•	properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

•	transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

Delivery of tendering original notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering original notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the original notes being tendered are deposited with the exchange agent on or prior to the Expiration Date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject such tender. Exchange of exchange notes for original notes will be made only against deposit of the tendered original notes and delivery of all other required documents.

Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of original notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the Expiration Date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to in this prospectus as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the original notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the original notes tendered thereby are tendered

•	by a registered holder of original notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes) who has not completed either the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an Eligible Institution.

See Instruction 1 of the letter of transmittal. If the original notes are registered in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 5 of the letter of transmittal.

Guaranteed Delivery. If a holder desires to tender original notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such original notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date of the exchange offer, such original notes may nevertheless be tendered if all three of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the Expiration Date, as provided below; and

•	the certificates for the tendered original notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such original notes into the exchange agent’s account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted Agent’s Message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for original notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of such original notes (or Book-Entry Confirmation of the transfer of such original notes into the exchange agent’s account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such original notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted Agent’s Message.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will either be

•	returned by the exchange agent to the tendering holders, or

•	in the case of original notes tendered by book-entry transfer into the exchange agent’s account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

By tendering, each registered holder will represent to us that, among other things,

(1)	the exchange notes to be acquired by the holder and any beneficial owner(s) of the original notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

(2)	the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

(3)	the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements pf the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed under “—Resale of the Exchange Notes; Plan of Distribution,” and (y) any broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an “underwriter” within the meaning of the Securities Act,

(4)	neither the holder nor any beneficial owner is an “affiliate,” as defined under Rule 405 of the Securities Act, of ours except as otherwise disclosed to us in writing, and

(5)	the holder and each beneficial owner understands that a secondary resale transaction described in clause (3) above should be covered by an effective registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the SEC.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “—Resale of the Exchange Notes; Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided in this prospectus and the letter of transmittal, tenders of original notes pursuant to the exchange offer may be withdrawn, unless accepted for exchange as provided in the exchange offer, at any time prior to the Expiration Date of the exchange offer.

To be effective, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to the Expiration Date of the exchange offer. Any such notice of withdrawal must

•	specify the name of the person having deposited the original notes to be withdrawn,

•	identify the original notes to be withdrawn, including the certificate number or numbers of the particular certificates evidencing the original notes (unless such original notes were tendered by book-entry transfer), and aggregate principal amount of such original notes, and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of the original notes into the name of the person withdrawing such original notes.

If original notes have been delivered pursuant to the procedures for book-entry transfer set forth in “—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures,” any notice of withdrawal must specify the name and number of the account at the appropriate book-entry transfer facility to be credited with such withdrawn original notes and must otherwise comply with such book-entry transfer facility’s procedures.

If the original notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered. Properly withdrawn original notes may be retendered by following one of the procedures described above under “—Procedures for Tendering Original Notes” at any time prior to the Expiration Date of the exchange offer.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Date of the exchange offer or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offer shall not be subject to any conditions, other than that

•	the SEC has issued an order or orders declaring the indenture governing the notes qualified under the Trust Indenture Act of 1939,

•	the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

•	no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might impair our ability to proceed with the exchange offer,

•	there shall not have been adopted or enacted any law, statute, rule or regulation which, in our judgment, would materially impair our ability to proceed with the exchange offer, and

•	there shall not have occurred any material change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which on the financial markets of the United States, in our judgment, would materially impair our ability to proceed with the exchange offer.

Any determination regarding the satisfaction or waiver of conditions will be made on or before the Expiration Date. If we determine that any of the conditions to the exchange offer are not satisfied, we may

•	refuse to accept any original notes and return all tendered original notes to the tendering holders,

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date applicable to the exchange offer, subject, however, to the rights of holders to withdraw such original notes (see “—Withdrawal of Tenders”), or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to 10 business day period.

Exchange Agent

Wells Fargo Bank, N.A., the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notices of Guaranteed Delivery and other documents should be directed to the exchange agent addressed as follows:

By Overnight Delivery or Regular Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

Sixth and Marquette

MAC N9303-121

Minneapolis, MN 55479

By Facsimile:

(612) 667-4927

Confirm by

Telephone:

(800) 344-5128

By Registered or Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

P.O. Box 1517

Minneapolis, MN 55480-1517

Fees and Expenses

We will bear the expenses of soliciting tenders of original notes. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses in connection therewith.

We estimate that our out-of-pocket expenses for the exchange offer will be approximately $                . Such expenses include fees and expenses of the exchange agent and the trustee under the indenture, accounting and legal fees and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Resale of the Exchange Notes; Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2004 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or a combination of such methods of resale,

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange original notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus under “The Exchange Offer—Terms of the Exchange Offer.” The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our indebtedness.

Proceeds from the sale of the original notes were added to other funds used to consummate the acquisition. See “The Transactions.”

THE TRANSACTIONS

We issued the original notes in connection with the acquisition by NACG Preferred Corp., our corporate parent, and NACG Acquisition Inc., our wholly-owned subsidiary, of all the outstanding share capital of North American Construction Group Inc., substantially all of the assets of North American Equipment Ltd. and the assumption of specified liabilities of North American Equipment Ltd. On October 31, 2003, NACG Preferred Corp. and NACG Acquisition Inc., as the buyers, entered into a purchase and sale agreement with Norama Ltd. and, its wholly-owned subsidiary, North American Equipment Ltd., as the sellers, and Martin Gouin and Roger Gouin, the ultimate owners of Norama Ltd., as the principals. Pursuant to the purchase and sale agreement, Norama Ltd. sold to NACG Preferred Corp. 30 shares of North American Construction Group Inc. in exchange for $35.0 million of its Series A Preferred Shares. NACG Preferred Corp. contributed the 30 shares of North American Construction Group Inc. to us and we contributed these shares to NACG Acquisition Inc. Norama Ltd. sold the remaining 170 shares of North American Construction Group Inc. to NACG Acquisition Inc. in exchange for approximately $195 million in cash, subject to a working capital adjustment. Additionally, pursuant to the terms and conditions of the purchase and sale agreement, North American Equipment Ltd. sold to NACG Acquisition Inc. substantially all of the assets of North American Equipment Ltd. in exchange for $175.0 million in cash and the assumption of specified liabilities. Of the cash consideration, $92.5 million came from the cash contribution to NACG Acquisition Inc. by us that originated from NACG Holdings Inc.’s sale of its equity. The total consideration payable by NACG Preferred Corp. and NACG Acquisition Inc. to the sellers was approximately $405 million, subject to post-closing adjustments. The cash proceeds include payments to the sellers to be held in escrow to buy out approximately $39 million of existing equipment leases and to repay Norama Ltd.’s existing bank debt which totaled approximately $19 million as of September 30, 2003.

Pursuant to the terms of the purchase and sale agreement, NACG Preferred Corp., NACG Acquisition Inc. and their affiliates, including us, are indemnified by the sellers and the principals for various matters, including misrepresentations or breaches of warranty, breaches of a covenant, the liabilities of North American Equipment Ltd., other than those assumed by NACG Acquisition Inc. pursuant to the terms of the purchase and sale agreement, and various liabilities of North American Construction Group Inc. and its subsidiaries retained by the sellers, subject to various limitations.

The issuance of the original notes was part of the financings to consummate the acquisition. The balance of the funds was provided by the cash contributions described above and borrowings under our new credit facility. See “Description of Bank Credit Agreement.”

CAPITALIZATION

The following table sets forth our cash and capitalization on an actual basis and on a pro forma basis as of September 30, 2003. The information set forth below should be read in conjunction with the Unaudited Pro Forma Financial Information and the consolidated financial statements of Norama Ltd. and the related notes to those financial statements included elsewhere in this prospectus.

	September 30, 2003
	Actual	Pro Forma
	(dollars in millions)
Cash	$7.7	$10.4

Long-term debt (including current portion)
Existing bank debt	$18.8	$—
New credit facility (a)	—	50.0
Obligations under capital leases	6.3	—
Advances from shareholder	35.2	—
8 3/4% Senior Notes due 2011 (b)	—	261.4

Total long-term debt	60.3	311.4
Shareholder’s equity	29.2	127.5

Total capitalization	$89.5	$438.9

(a)	Upon consummation of the transactions, we entered into a new $120.0 million credit facility consisting of a $50.0 million term loan and a revolving credit facility of up to $70.0 million, subject to borrowing base limitations. Pro forma amount for the new credit facility consists of a $50.0 million term loan. As of the closing date, after giving effect to the letter of credit issued in the amount of approximately $10 million to support bonding requirements associated with our customer contracts, we had approximately $60 million available to us under our revolving credit facility. See “Description of Bank Credit Agreement.”

(b)	Equivalent to US$200.0 million based on the noon Federal Reserve Bank of New York buying rate of Cdn$1.3069 = US$1.00 as of October 30, 2003.

SELECTED HISTORICAL FINANCIAL INFORMATION

The selected historical consolidated financial information presented below as of and for each of the fiscal years ended March 31, 1999, 2000, 2001, 2002 and 2003 is derived from the audited consolidated financial statements of Norama Ltd. The selected historical consolidated financial information presented below as of and for each of the six months ended September 30, 2002 and 2003 is derived from the historical unaudited financial statements of Norama Ltd. In the opinion of our management, the unaudited historical consolidated financial statements include all adjustments necessary for a fair presentation of our financial position and results of operations for such periods. The unaudited operating results for the six months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2004. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Norama Ltd. and the related notes to those financial statements included elsewhere in this prospectus. All of the financial information presented below has been prepared in accordance with Canadian GAAP. We are not aware of any material differences in the measurement of operations or the recognition of assets and liabilities under U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 18 to the Norama Ltd. consolidated financial statements included elsewhere in this prospectus.

	Year Ended March 31,									Six Months Ended September 30,
	1999		2000		2001	2002		2003		2002	2003
	(dollars in thousands)
Statement of Operations Data:
Revenue	$136,182		$181,157		$247,267	$249,351		$344,186		$138,059	$196,259
Job costs	68,844		96,039		128,085	123,893		220,855		91,245	116,941
Parts, shop labor and overhead	24,495		23,895		33,810	49,989		44,050		18,583	28,428
Equipment leases and rentals	13,403		16,833		30,339	31,091		26,904		13,301	15,641
Depreciation	6,248		7,736		10,409	11,299		10,974		4,409	5,389

Gross margin	23,192		36,654		44,624	33,079		41,403		10,521	29,860
General and administrative	5,896		7,222		9,594	13,089		12,397		5,099	5,867
Management fees (a)	13,100		13,420		36,550	14,400		8,000		6,600	23,200
Interest expense, net	1,388		1,276		3,034	3,510		4,162		1,492	1,926
Gain on sale of capital asset	(798)		(406)		(979)	(218)		(2,265)		(1,480)	(49)

Income (loss) before income taxes	3,606		15,142		(3,575)	2,298		19,109		(1,190)	(1,084)
Income taxes	1,645		6,897		(3,667)	689		6,620		(421)	(460)

Net earnings (loss)	$1,961		$8,245		$92	$1,609		$12,489		$(769)	$(624)

Other Financial Data:
EBITDA (b)	$11,242		$24,154		$9,868	$17,107		$34,245		$4,711	$6,231
Capital expenditures	10,355		15,624		18,547	8,668		22,932		12,566	4,946
Ratio of earnings to fixed charges (c)	3.6	x	12.9	x	—	1.7	x	5.6	x	—	—

Balance Sheet Data (end of period):
Cash	$2,866		$1,924		$11,247	$436		$651		$6	$7,678
Total assets	64,663		97,237		129,527	120,431		158,584		118,787	136,939
Total debt	28,958		31,675		54,678	50,137		63,401		62,340	60,254
Total shareholder’s equity	8,433		16,678		16,770	17,379		29,818		16,855	29,194

Operating Data:
Equipment hours	364,528		472,973		644,087	583,071		673,811		273,944	377,335

(a)	The management fees represent a distribution of the taxable income of Norama Ltd., our predecessor company, to its corporate shareholder.

(b)	EBITDA is defined as earnings before interest expense, income taxes and depreciation and amortization. EBITDA is not a measure of performance under Canadian GAAP or U.S. GAAP. We believe that EBITDA is a meaningful measure of the performance of our business. However, EBITDA does not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with Canadian GAAP or U.S. GAAP, and EBITDA is not necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. In addition, our definition of EBITDA may differ from that of other companies. EBITDA has been reduced by management fees and equipment leases and rentals as reflected in the statement of operations above. In connection with the acquisition, these management fees will be terminated upon the closing and a substantial portion of our equipment leases and rentals expense will be terminated as a result of the purchase of the related equipment also at the closing date.

A reconciliation of EBITDA to net earnings (loss) as set forth in our consolidated statements of operations is as follows:
	Year Ended March 31,					Six Months Ended September 30,
	1999	2000	2001	2002	2003	2002	2003
	(dollars in thousands)
Net earnings (loss)	$1,961	$8,245	$92	$1,609	$12,489	$(769)	$(624)
Adjustments:
Depreciation	6,248	7,736	10,409	11,299	10,974	4,409	5,389
Interest expense, net	1,388	1,276	3,034	3,510	4,162	1,492	1,926
Income taxes	1,645	6,897	(3,667)	689	6,620	(421)	(460)

EBITDA	$11,242	$24,154	$9,868	$17,107	$34,245	$4,711	$6,231

(c)	For the purposes of calculating the ratio of earnings to fixed charges, (1) earnings consists of earnings (loss) before fixed charges and income taxes and (2) fixed charges consist of interest expense on all indebtedness, including capital lease obligations. During the periods presented, no interest costs have been capitalized. The dollar amount of the deficiency as calculated in accordance with U.S. GAAP was $3,575 for the fiscal year ended March 31, 2001, $1,190 for the six months ended September 30, 2002 and $1,084 for the six months ended September 30, 2003. The pro forma deficiency for the fiscal year ended March 31, 2003 was $6,110 as calculated in accordance with U.S. GAAP. The pro forma ratio of earnings to fixed charges was 1.5x for the six months ended September 30, 2003 and 1.5x for the twelve months ended September 30, 2003.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial statements have been derived from the historical financial statements of Norama Ltd. adjusted to give pro forma effect to the transactions, including the impact of adjustments to account for the buy-out of substantially all the equipment on operating leases at the closing date as if the equipment had been purchased at the inception of the related lease agreements. See “The Transactions.” The unaudited pro forma financial information set forth below should be read in conjunction with the historical consolidated financial statements of Norama Ltd. and the notes to those financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The following unaudited pro forma consolidated balance sheet gives effect to the transactions as if they had occurred on September 30, 2003, and the following unaudited pro forma consolidated statements of operations for the fiscal year ended March 31, 2003, the six months ended September 30, 2003 and the twelve months ended September 30, 2003 give effect to the transactions as if they had occurred on April 1, 2002. All of the financial information presented below has been prepared in accordance with Canadian GAAP. We are not aware of any material differences in the measurement of operations or the recognition of assets and liabilities under U.S. GAAP. For a discussion of the principal differences between Canadian GAAP and U.S. GAAP as they pertain to us, see note 18 to the Norama Ltd. consolidated financial statements included elsewhere in this prospectus.

The pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. Although our management has used its best judgment in estimating the fair value of the net assets, various pending studies, analyses and operational decisions may result in significant changes in the current estimates and corresponding changes of the goodwill balance. The pro forma financial information is presented for informational purposes only, and does not purport to represent what our results of operations or financial condition would actually have been had the transactions in fact occurred on the dates set forth above or to project our results of operations or financial condition for any future period or as of any date, respectively. All pro forma adjustments are based on preliminary estimates and assumptions and are subject to revision for working capital and other post-closing adjustments upon completion of the acquisition and the related transactions.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2003

(dollars in thousands)

	Historical	Adjustments		Pro Forma
ASSETS
Cash	$7,678	$(7,678	)(a)	$10,380
		(412,000	)(a)
		422,380	(b)
Accounts receivable and unbilled revenue	53,180	—		53,180
Prepaid expenses	844	—		844
Capital assets	75,237	47,435	(c)	175,000
		52,328	(a)
Goodwill	—	208,066	(a)	208,066
Intangible assets	—	17,184	(a)	17,184
Deferred financing costs	—	16,500	(b)	16,500

	$136,939			$481,154

LIABILITIES AND SHAREHOLDER’S EQUITY

Liabilities:
Accounts payable and accrued liabilities	$25,181	$(190	)(a)	$24,991
Existing bank loans	18,792	(18,792	)(a)	—
New term loan	—	50,000	(b)	50,000
8 3/4% Senior Notes due 2011	—	261,380	(b)	261,380
Obligations under capital leases	6,263	32,333	(c)	—
		(38,596	)(a)
Future income taxes	22,310	13,758	(d)	17,283
		(18,785	)(a)
Advances from shareholder	35,199	(35,199	)(a)	—
Income taxes payable	—	1,344	(d)	—
		(1,344	)(a)

	107,745			353,654
Shareholder’s equity:
Share capital	1	(1	)(a)	127,500
		127,500	(b)
Retained earnings	29,193	(29,193	)(a)	—

	29,194			127,500

	$136,939			$481,154

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a)	Represents the adjustment to the carrying value of our net assets as a result of the application of purchase accounting adjustments for the acquisition:

Purchase price	$405,000
Direct transaction costs	7,000

Total	$412,000

The resultant pro forma purchase price entries are as follows:

Elimination of cash	$(7,678)
Capital assets	52,328
Common stock	1
Retained earnings	29,193
Elimination of historical debt:
Bank loans	18,792
Obligations under capital leases	38,596
Shareholder loan	35,199
Goodwill	208,066
Intangible assets	17,184
Accounts payable and accrued liabilities	190
Income taxes payable	1,344
Future income taxes	18,785

$412,000

(b)	In order to finance the acquisition and related fees and expenses, we will use the proceeds of the issuance of the notes, the equity investment, including the issuance of the preferred shares, and borrowings under the new credit facility. The fair value of the consideration to be issued is as follows:

Proceeds of 8 3/4% Senior Notes due 2011	$261,380
Proceeds of equity investment	127,500
Proceeds from initial borrowing under the new:
Term loan	50,000
Revolving credit facility	—
Less: Deferred financing costs	(16,500)

$422,380

The purchase price and its allocation to the net assets of Norama Ltd. acquired will only be finalized at the time of consummation of the acquisition based, in part, on the finalization of direct acquisition costs and the fair value of Norama Ltd.’s assets at that date. The amounts set out below are preliminary only and are subject to change.

Assets acquired (liabilities assumed):
Current assets	$54,024
Capital assets	175,000
Goodwill	208,066
Intangible assets, consisting of customer contracts in progress, trade names and customer relationships	17,184
Accounts payable	(24,991)
Future income taxes	(17,283)

$412,000

(c)	Capital assets:

•	Heavy equipment, licensed motor vehicles and rented equipment utilized by the Company and recorded in the historical consolidated financial statements under operating leases or rental expense have been reflected in these pro forma financial statements as purchases of capital assets at the inception of the lease or rental agreement. This pro forma adjustment does not include operating leases that were converted to capital leases or bought out prior to the date of the acquisition.

•	The related lease obligation at the inception of the operating lease has been reflected as additional term debt under the same repayment terms and interest rates

(d)	Corporate income taxes have been recalculated for the adjustments described in (c) to reflect the difference between claiming capital cost allowance (CCA) on purchased capital assets and interest expense to finance the purchase of these assets as compared to deducting operating lease and rental expense. Future income taxes has been restated to reflect the temporary differences from these adjustments.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the year ended March 31, 2003

(dollars in thousands)

	Historical	Adjustments		Pro Forma
Revenue	$344,186	—		$344,186

Job costs	220,855	(149	)(a)	220,706
Parts, shop labor and overhead	44,050	—		44,050
Equipment leases and rentals	26,904	(13,794	)(a)	13,110
Depreciation	10,974	6,850	(a)	23,601
		5,777	(b)

Gross margin	41,403			42,719

General and administrative	12,397	—		12,397
Management fees	8,000	(8,000	)(e)	—
Advisory fee	—	900	(f)	900
Interest expense, net	4,162	902	(a)	28,564
		(3,311	)(d)
		26,811	(c)
Amortization	—	9,233	(g)	9,233
Gain on sale of capital assets	(2,265)	—		(2,265)

Income (loss) before income taxes	19,109			(6,110)

Income taxes	6,620	(8,856	)(h)	(2,236)

Net earnings (loss)	$12,489			$(3,874)

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended September 30, 2003

(dollars in thousands)

	Historical	Adjustments		Pro Forma
Revenue	$196,259	—		$196,259

Job costs	116,941	(15	)(a)	116,926
Parts, shop labor and overhead	28,428	—		28,428
Equipment leases and rentals	15,641	(9,797	)(a)	5,844
Depreciation	5,389	4,142	(a)	12,725
		3,194	(b)

Gross margin	29,860			32,336

General and administrative	5,867	—		5,867
Management fees	23,200	(23,200	)(e)	—
Advisory fee	—	450	(f)	450
Interest expense, net	1,926	1,020	(a)	14,119
		(2,332	)(d)
		13,505	(c)
Amortization	—	4,617	(g)	4,617
Gain on sale of capital assets	(49)	—		(49)

Income (loss) before income taxes	(1,084)			7,332
Income taxes	(460)	3,040	(h)	2,580

Net earnings (loss)	$(624)			$4,752

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the Twelve Months Ended September 30, 2003

(dollars in thousands)

	Historical	Adjustments		Pro Forma
Revenue	$402,386	—		$402,386

Job costs	246,551	(90	)(a)	246,461
Parts, shop labor and overhead	53,895	—		53,895
Equipment leases and rentals	29,244	(17,710	)(a)	11,534
Depreciation	11,954	8,787	(a)	26,563
		5,822	(b)

Gross margin	60,742			63,933

General and administrative	13,165	—		13,165
Management fees	24,600	(24,600	)(e)	—
Advisory fee	—	900	(f)	900
Interest expense, net	4,596	948	(a)	28,401
		(3,552	)(d)
		26,409	(c)
Amortization	—	9,233	(g)	9,233
Gain on sale of capital assets	(834)	—		(834)

Income (loss) before income taxes	19,215			13,068
Income taxes	6,581	(2,238	)(h)	4,343

Net earnings	$12,634			$8,725

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(a)	Pursuant to the purchase and sale agreement, NACG Acquisition Inc. has acquired substantially all of Norama Ltd.’s capital assets including certain equipment and vehicles that are currently being leased or rented. Norama Ltd. financed most of its heavy equipment and licensed motor vehicles over the previous seven-year period by way of operating leases which included purchase options. The following describes the manner in which the pro forma adjustments to equipment leases, equipment rentals, interest expense and depreciation expense were calculated to reflect the impact had substantially all of the leased heavy equipment and vehicles been purchased outright at the inception of each applicable lease agreement.

1) Heavy equipment:

•	Heavy equipment utilized by Norama Ltd. and recorded in its historical consolidated financial statements under operating leases has been reflected in these pro forma financial statements as purchases of capital assets at the inception of the lease.

•	The related lease obligation at the inception of the operating lease has been reflected as additional term debt on a basis consistent with the related lease agreement.

•	Operating lease expense has been eliminated from the consolidated statement of operations and replaced with interest expense and depreciation expense.

•	Depreciation is based upon operating hours.

2) Licensed motor vehicles:

•	Licensed motor vehicles utilized by Norama Ltd. and recorded in its historical consolidated financial statements under operating leases have been reflected in these pro forma financial statements as purchases of capital assets at the inception of the lease.

•	The related lease obligation at the inception of the operating lease has been reflected as additional term debt on a basis consistent with the related lease agreement.

•	Operating lease expense has been eliminated from the consolidated statement of operations and replaced with interest expense and depreciation expense.

•	Depreciation is based upon a 30% declining-balance basis.

3) Rented equipment:

•	Heavy equipment utilized by Norama Ltd. and recorded in its historical consolidated financial statements as rental expense has been reflected in these pro forma financial statements as purchases of capital assets at the inception of the rental agreements.

•	The related rental obligation at the inception of the rental agreements has been reflected as additional term debt on a basis consistent with the related rental agreement.

•	Rental expense, including rental expense recorded as job costs, has been replaced with interest expense and depreciation expense.

•	Depreciation is based upon a 20% declining-balance basis.

(b)	Represents the change in depreciation expense resulting from the preliminary purchase price allocation in accordance with the purchase method of accounting. Of the $175.0 million allocated to capital assets, $155.8 million was allocated to heavy equipment (depreciated on a straight line basis in accordance with operating hours incurred as compared to total useful life hours), $10.5 million allocated to other equipment (depreciated on a 20% declining-balance method), $6.3 million allocated to licensed motor vehicles (depreciated on a 30% declining-balance method) and $2.4 million allocated to office and computer equipment (depreciated on a 25% straight-line basis).

(c)	Represents the incurrence of interest expense related to the borrowings under the new credit facility and the issuance of the notes.

	Fiscal Year Ended March 31, 2003	Six Months Ended September 30, 2003	Twelve Months Ended September 30, 2003
Interest expense on historical bank loans	$(1,753)	$(614)	$(1,992)
Interest expense on the new credit facility	3,405	1,540	3,242
Interest expense on the notes	22,871	11,435	22,871
Amortization of debt issuance costs	2,288	1,144	2,288

Total	$26,811	$13,505	$26,409

The amortization of financing costs will be recognized over the remaining term of the related debt by an adjustment to interest expense.

The pro forma debt obligations denominated in U.S. dollars have not been adjusted for foreign currency exchange gains or losses. The pro forma effect of recognizing foreign currency exchange gains or losses would have been to increase net income by $16.5 million for the fiscal year ended March 31, 2003, $16.0 million for the six months ended September 30, 2003 and $30.2 million for the twelve months ended September 30, 2003.

(d)	Represents the elimination of interest expense related to the elimination of a loan to the corporate shareholder of Norama Ltd. and capital lease obligations.

(e)	Reflects the elimination of management fees historically paid to the corporate shareholder of our predecessor company, Norama Ltd.

(f)	Reflects the addition of a new board of directors and the sponsors’ advisory fee.

(g)	Intangible assets are being amortized over the useful lives of the related customer contracts, trade names and customer relationships.

(h)	Reflects the elimination of future income tax recovery (expense) of Norama Ltd. that would not have been recognized as a result of the application of purchase accounting.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect the expectations, beliefs, plans and objectives of management about future financial performance and assumptions underlying our judgments concerning the matters discussed below. These statements, accordingly, involve estimates, assumptions, judgments and uncertainties. In particular, this pertains to management’s comments on financial resources, capital spending and the outlook for our business. Our actual results could differ from those discussed in the forward-looking statements. Factors that could cause or contribute to any differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We provide site preparation, mining, piling and pipeline installation services in western Canada. We provide our services primarily to the major integrated and independent oil and gas, petrochemical and other natural resources companies operating in this geographic region. Our services consist of:

•	site preparation, which includes clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction;

•	surface mining for oil sands and other natural resources, including overburden removal, the hauling of sand and gravel, mining of the ore body and delivery of the ore to the crushing facility, supply of labor and equipment to support the owner’s mining operations, construction of infrastructure associated with mining operations and reclamation activities;

•	piling installation, including the installation of all types of driven and drilled piles, caissons and earth retention and stabilization systems for commercial buildings, private industrial projects, such as plants and refineries, and infrastructure projects, such as bridges; and

•	pipeline installation, including the installation of transmission and distribution pipe made of steel, plastic and fiberglass materials in sizes up to and including 36 inches in diameter for oil and gas transmission.

With over 50 years of operations, we are one of the largest independent equipment owners in western Canada. In serving our customers, we operate over 400 pieces of heavy equipment and over 450 support vehicles. Our fleet size allows us to offer greater flexibility in scheduling contract services on a timely basis and to take on long-term, large-scale projects with the major operators in the oil sands development.

Financial statement presentation

Pursuant to a corporate reorganization, effective July 31, 2003, all the issued common shares of North American Equipment Ltd., or “NAEL,” and North American Construction Group Inc., or “NACGI,” were transferred from Norama Inc. to its new wholly-owned subsidiary, Norama Ltd. The financial statements of Norama Ltd. have been prepared using the continuity-of-interest method of accounting. Accordingly, the consolidated financial statements of Norama

Ltd. reflect the combined carrying values of the assets, liabilities and shareholder’s equity, and the combined operating results of NAEL and NACGI for all periods presented. Material intercompany transactions and balances are eliminated on consolidation.

The Acquisition

NACG Preferred Corp. and NACG Acquisition Inc. entered into a purchase and sale agreement dated October 31, 2003 with Norama Ltd. and North American Equipment Ltd. as the sellers, and Martin Gouin and Roger Gouin, the ultimate owners of Norama Ltd., as the principals. Pursuant to the purchase and sale agreement, Norama Ltd., sold to NACG Preferred Corp. 30 shares of North American Construction Group Inc. in exchange for $35.0 million of its Series A Preferred Shares. NACG Preferred Corp. then contributed these shares to NACG Acquisition Inc. Norama Ltd. sold the remaining 170 shares of North American Construction Group Inc. to NACG Acquisition Inc. in exchange for approximately $195 million in cash, subject to a working capital adjustment. Additionally, pursuant to the terms of the purchase and sale agreement, North American Equipment Ltd. sold to NACG Acquisition Inc. substantially all of the assets of North American Equipment Ltd. in exchange for $175.0 million in cash and the assumption of specific liabilities.

The purchase closed contemporaneously with the issuance of the original notes and the closing of our new credit facility. For a description of these transactions, see “The Transactions.”

Definitions

Revenue:    our sales are generated by providing site preparation, mining, piling and pipeline services to our customers.

Job costs:    these expenses consist of wages and benefits, subcontractor costs, materials costs and other job related costs directly attributable to individual projects.

Parts, shop labor and overhead costs:    these expenses consist of costs incurred to maintain and repair our heavy and light equipment fleet.

Equipment leases and rentals:    these expenses consist of the costs incurred to lease heavy equipment and vehicles for terms of 12 to 48 months and to rent equipment on a short-term basis, typically on month-to-month terms.

General and administrative expenses:    these expenses primarily include wages, bonuses and other employee costs, advertising and promotion, rent and occupancy costs, telecommunication costs, professional fees and other overhead, including bidding, training and safety costs.

Management fees:    these expenses represent the distribution of our taxable income of Norama Ltd., our predecessor company, to its corporate shareholder.

Interest expense, net:    this expense includes interest on operating and term bank loans, capital lease obligations and shareholder loans, net of interest income.

Gain on sale of capital assets:    this represents the excess of the proceeds from the sale of capital assets over the net book value of those disposed assets.

Critical Accounting Policies

Management’s discussion and analysis of financial condition and results of operations is based upon the consolidated financial statements of Norama Ltd. The following critical and significant accounting policies are more fully described in note 2 to the financial statements of Norama Ltd. included elsewhere in this prospectus. Some accounting policies require management to make significant estimates and assumptions about future events that affect the amounts reported in its financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of management’s judgment. Actual results could differ from those estimates, and any such differences may be material to our financial statements.

Revenue recognition

We perform the majority of our projects either on a time and materials, cost plus a fixed fee, unit price, or fixed price (lump sum) basis. For time and materials, revenue is recognized as the labor and equipment hours are incurred, and as materials, subcontractors and other costs are incurred, both at pre-established rates or mark-up percentages. For cost plus fixed fee contracts, revenue relating to the reimbursement of costs is recognized as the costs are incurred, and the revenue related to the fixed fee is recognized pro-rata based on actual incurred costs to date, as compared to total expected costs. Revenue related to unit price contracts is recognized as applicable quantities, i.e., cubic meters, lineal meters, completed piles, are completed. Revenue on fixed price (lump sum) contracts is recognized on the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs.

Contract costs include all direct material, subcontractor, labor and equipment costs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions and estimated profitability that may result in revisions to costs and income are recognized in the period in which such adjustments are determined. Profit incentives are included in revenue when their realization is reasonably assured. Claims are included in revenue when awarded or received.

Capital assets

Capital assets are recorded at cost including all associated costs of putting the asset into production. All significant component costs which are purchased and which relate to both capital assets and leased assets are capitalized. Most of our heavy equipment is depreciated based on actual operated hours worked. Significant estimates under this method include the expected useful life, in hours, and the expected residual value at the end of that life, on a unit-by-unit basis. Other equipment and vehicles are depreciated using a declining-balance method. Office and computer equipment are depreciated on a straight-line basis.

Repair and maintenance costs

The parts, shop labor and overhead costs on our income statement represent the total cost of restoring our fleet to its original condition. It is our policy to expense these costs as they are incurred.

Results of Operations

The following table sets forth information about our results of operations as a percentage of revenue:

	Year ended March 31,						Six months ended September 30,
	2001		2002		2003		2002		2003
	(dollars in thousands)
Results of Operations as a Percentage of Revenue:
Revenue:
Mining and site preparation	$153,152	61.9%	$186,141	74.6%	$245,235	71.3%	$102,780	74.4%	$147,659	75.2%
Piling	36,709	14.9	35,132	14.1	61,006	17.7	31,318	22.7	30,929	15.8
Pipeline	57,406	23.2	28,078	11.3	37,945	11.0	3,961	2.9	17,671	9.0

Total revenue	$247,267	100.0%	$249,351	100.0%	$344,186	100.0%	$138,059	100.0%	$196,259	100.0%
Job costs	128,085	51.8	123,893	49.7	220,855	64.2	91,245	66.1	116,941	59.5
Parts, shop labor and overhead	33,810	13.7	49,989	20.0	44,050	12.8	18,583	13.5	28,428	14.5
Equipment leases and rentals	30,339	12.3	31,091	12.5	26,904	7.8	13,301	9.6	15,641	8.0
Depreciation	10,409	4.2	11,299	4.5	10,974	3.2	4,409	3.2	5,389	2.7

Gross margin	44,624	18.0	33,079	13.3	41,403	12.0	10,521	7.6	29,860	15.3
General and administration	9,594	3.9	13,089	5.3	12,397	3.6	5,099	3.7	5,867	3.0
Management fees	36,550	14.8	14,400	5.8	8,000	2.3	6,600	4.8	23,200	11.8
Interest expense, net	3,034	1.2	3,510	1.4	4,162	1.2	1,492	1.1	1,926	1.0
Gain on sale of capital assets	(979)	(0.4)	(218)	(0.1)	(2,265)	(0.6)	(1,480)	(1.1)	(49)	0.0

Income (loss) before income taxes	(3,575)	(1.5)	2,298	0.9	19,109	5.5	(1,190)	(0.9)	(1,084)	(0.5)
Income taxes	(3,667)	(1.5)	689	0.3	6,620	1.9	(421)	(0.3)	(460)	(0.2)

Net earnings (loss)	$92	0.0%	1,609	0.6%	$12,489	3.6%	$(769)	(0.6)%	$(624)	(0.3)%

Other Data:
Equipment hours:
Mining and site preparation	510,844		494,973		539,928		226,597		314,545
Piling	46,288		44,310		82,312		42,084		40,643
Pipeline	86,955		43,788		51,571		5,263		22,147

	644,087		583,071		673,811		273,944		377,335

Six Months Ended September 30, 2003 Compared to Six Months Ended September 30, 2002

Revenue

Revenue for the six months ended September 30, 2003 increased by $58.2 million to $196.3 million, as compared to $138.1 million for the six months ended September 30, 2002. Approximately $45 million of this increase was attributable to increased revenues in the mining and site preparation segment as a result of increased services provided to the following Syncrude projects: Upgrader Expansion, or “UE-1 project,” and FOM work. The initiation of services performed under the Albian mining services contract accounted for $4.0 million of the increase. Finally, revenue from the pipeline segment increased by $13.7 million to $17.7 million for the six months ended September 30, 2003, as a result of work performed on an EnCana pipeline project that was not performed during the prior period. This increase was partially offset by a $6.8 million decline in revenues associated with an aggregate decrease in services provided to the Highway 63 project and the Aurora Train 2 project during the same period.

Job costs

Job costs for the six months ended September 30, 2003 increased by $25.7 million to $116.9 million, as compared to $91.2 million for the six months ended September 30, 2002. The increase was primarily attributable to the higher volume of services provided to the UE-1 project. However, the costs did not increase in proportion to revenue as a result of a decrease in labor, materials and subcontract costs as a percentage of revenue for the six months ended September 30, 2003, as compared to the prior period. The reduction of these costs as a percentage of revenue was due to the start of the Albian project during the six months ended September 30, 2003, which required an increased use of the heavy equipment fleet but a lower than average incurrence of labor and materials costs.

Parts, shop labor and overhead

Parts, shop labor and overhead costs for the six months ended September 30, 2003 increased by $9.8 million to $28.4 million, as compared to $18.6 million for the six months ended September 30, 2002. This increase was primarily attributable to the completion of a greater number of scheduled major equipment overhauls during this period. As it is our policy to expense, when incurred, all repairs and maintenance expenses on the equipment, these scheduled overhauls significantly affect costs in the periods that they occur. In addition, the increase related to a higher usage of certain pieces of heavy equipment that were subject to guaranteed maintenance cost per hour contracts with equipment suppliers.

Equipment leases and rentals

Equipment leases and rental expense increased by $2.3 million to $15.6 million for the six months ended September 30, 2003, as compared to $13.3 million for the six months ended September 30, 2002. Rental expense increased by $2.9 million for the six months ended September 30, 2003 as a result of the higher volume of rental equipment used on the UE-1 and EnCana pipeline projects. This increase was partially offset by a decrease in lease expense of $0.6 million for the same period.

Depreciation

Depreciation expense increased by $1.0 million to $5.4 million for the six months ended September 30, 2003, as compared to $4.4 million for the six months ended September 30, 2002. This increase was primarily attributable to an increase in equipment hours on the large shovels utilized at the Syncrude Aurora, Syncrude base plant and Albian mining sites. Because these shovels have a relatively high capital cost, the rate of depreciation on a cost per hour basis is also high and therefore the increase in hours significantly affects overall depreciation expense.

General and administrative expenses

General and administrative expenses increased by $0.8 million to $5.9 million for the six months ended September 30, 2003, as compared to $5.1 million for the six months ended September 30, 2002. This increase was primarily attributable to general salary increases and higher staff levels.

Management fees

Management fee expense increased by $16.6 million to $23.2 million for the six months ended September 30, 2003, as compared to $6.6 million for the six months ended September 30, 2002. Management fees represent a distribution of the taxable income of Norama Ltd., our predecessor company, to its corporate shareholder. The increase in this period was attributable to an increase in taxable income.

Interest expense, net

Interest expense increased by $0.4 million to $1.9 million for the six months ended September 30, 2003, as compared to $1.5 million for the six months ended September 30, 2002. This increase was due mainly to a higher average prime interest rate of 4.88% for the six months ended September 30, 2003, as compared to 4.17% for the prior period, a higher balance of capital leases and an increased shareholder loan balance.

Gain on sale of capital assets

The gain on sale of capital assets decreased by $1.4 million to $0.1 million for the six months ended September 30, 2003, as compared to $1.5 million for the six months ended September 30, 2002. The decline in this period was attributable to a lower number of asset sales, none of which resulted in any significant gains or losses.

Income taxes

The income tax provision is comprised of current corporate tax expense and future income tax. The current corporate tax expense has been reduced entirely in the year due to management fees paid to the corporate shareholder of Norama Ltd. The recovery of future income taxes increased marginally to $0.5 million for the six months ended September 30, 2003 due to marginal changes in the temporary differences.

Fiscal Year Ended March 31, 2003 Compared to Fiscal Year Ended March 31, 2002

Revenue

Revenue increased by $94.8 million to $344.2 million in fiscal 2003, as compared to $249.4 million in fiscal 2002. The increase was driven by a larger volume of mining, site preparation and piling services related to the UE-1 project, commencement of work on the Athabasca oil sands project, increased pipeline installation services to EnCana and increased mining and site preparation services on the Albian FOM project. These increases were offset by reductions in revenue from two significant contracts which were completed in fiscal 2002.

Job costs

Job costs increased by $97.0 million to $220.9 million in fiscal 2003, as compared to $123.9 million in fiscal 2002. This increase was primarily due to labor, material and subcontract costs associated with increased activity at the UE-1 project which experienced a lower usage of heavy equipment in fiscal 2003. This combination of low equipment utilization and increased labor, material and subcontract costs resulted in an increase in job costs as a percentage of revenue for fiscal 2003 as compared to the prior year.

Parts, shop labor and overhead

Parts, shop labor and overhead costs decreased by $5.9 million to $44.1 million in fiscal 2003, as compared to $50.0 million in fiscal 2002. The decrease was primarily attributable to the completion of a greater number of scheduled major overhauls of the heavy equipment in fiscal 2002 as compared to fiscal 2003. As it is our policy to expense, when incurred, all repairs and maintenance expenses on our equipment, these scheduled overhauls significantly affect costs in the periods that they occur.

Equipment rentals and leases

Equipment lease and rental expense decreased by $4.2 million to $26.9 million in fiscal 2003, as compared to $31.1 million in fiscal 2002. This decrease was largely attributable to the conversion of the leases on six pieces of heavy equipment from operating leases to capital leases in fiscal 2003.

Depreciation

Depreciation expense decreased by $0.3 million to $11.0 million in fiscal 2003, as compared to $11.3 million in fiscal 2002. The decrease was primarily attributable to lower usage of large mining trucks on the Albian project as compared to the prior year. This was partially offset, however, by the increase in depreciable hours on one of the large shovels utilized on the Albian site.

General and administrative expense

General and administrative expense decreased slightly by $0.7 million to $12.4 million in fiscal 2003, as compared to $13.1 million in fiscal 2002. This decrease was primarily attributable to a reduction in professional fees, telecommunication expenses and other overhead expenses.

Management fees

Management fee expense decreased by $6.4 million to $8.0 million in fiscal 2003, as compared to $14.4 million in fiscal 2002. Management fees represent a distribution of the taxable income of Norama Ltd., our predecessor company, to its corporate shareholder. The decrease in this period was attributable to a decrease in taxable income.

Interest expense, net

Interest expense increased by $0.7 million to $4.2 million in fiscal 2003, as compared to $3.5 million in fiscal 2002. The term bank loans increased in fiscal 2003, resulting in higher interest expense. This increase was partially offset by a lower average prime interest rate of 4.40% for fiscal 2003, as compared to 5.23% for fiscal 2002.

Gain on sale of capital assets

The gain on sale of capital assets increased from $0.2 million in fiscal 2002 to $2.3 million in fiscal 2003. The fiscal 2003 period was higher than normal, primarily as a result of the trade-in of several mining trucks and two drill rigs, which yielded significant gains.

Income taxes

The income tax provision is comprised of current corporate tax expense and future income tax expense. The current corporate tax expense has been reduced entirely due to management fees paid to the corporate shareholder of Norama Ltd. The increase in the future income tax provision in fiscal 2003 by $5.9 million to $6.6 million, as compared to $0.7 million in fiscal 2002, is primarily due to temporary differences arising from unbilled revenue.

Fiscal Year Ended March 31, 2002 Compared to Fiscal Year Ended March 31, 2001

Revenue

Revenue increased marginally from $247.3 million in fiscal 2001 to $249.3 million in fiscal 2002. The increase was due to the start of the Syncrude UE-1 project, the Aurora Train 2 project, the Suncor Millennium project, as well as an increase in the Syncrude FOM work and a performance bonus earned on the Albian starter dyke project in fiscal 2002. These increases were offset by the substantial completion in fiscal 2001 of the site preparation and piling work performed on the Suncor Millennium project as well as the completion of the TransCanada pipeline project and decreased activity at the EnCana pipeline project in fiscal 2002 which generated $41.5 million of revenue in fiscal 2001. Further, in the mining and site preparation segment, the completion of the Suncor Millennium project was offset by the start of the Aurora project. Piling segment revenues decreased marginally overall due to the completion of the Suncor Millennium overburden project in fiscal 2001.

Job costs

Job costs decreased by $4.2 million to $123.9 million in fiscal 2002, as compared to $128.1 million in fiscal 2001. Excluding the $6 million performance bonus earned on the Albian starter dyke project, as described above, job costs as a percentage of revenue were essentially unchanged in fiscal 2002 from the prior period.

Parts, shop labor and overhead

Parts, shop, labor and overhead costs increased by $16.2 million to $50.0 million in fiscal 2002, as compared to $33.8 million in fiscal 2001. This increase was attributable to the scheduled overhaul on certain large pieces of equipment in fiscal 2002. As it is our policy to expense, when incurred, all repairs and maintenance expenses on equipment, these scheduled overhauls significantly affect costs in the periods that they occur.

Equipment leases and rentals

Equipment lease and rental expense increased marginally from $30.3 million in fiscal 2001 to $31.1 million in fiscal 2002. With a higher number of operating leases offsetting the decrease in short-term rentals, the overall change was minimal. The net change of $0.8 million included an increase of $8.2 million of operating leases attributed to increased lease activity related to the UE-1 project, which was largely offset by a decrease of $7.4 million in short-term rental expense on equipment used on the Suncor Millennium overburden project.

Depreciation

Depreciation expense increased by $0.9 million to $11.3 million in fiscal 2002, as compared to $10.4 million in fiscal 2001. This increase was primarily attributable to an increase in the number of depreciable hours on the large mining trucks which were utilized on the Albian starter dyke project. Because the trucks utilized on this project are among our largest mining trucks, the depreciation cost per hour of operation is also relatively high as compared to that of the rest of the fleet, and therefore the increase in hours contributed significantly to the increased depreciation expense.

General and administrative expenses

General and administrative expenses increased by $3.6 million to $13.1 million in fiscal 2002, as compared to $9.5 million in fiscal 2001. This increase was primarily due to salary increases and higher staffing levels due to the growth of the business.

Management fees

Management fee expenses decreased by $22.2 million to $14.4 million in fiscal 2002, as compared to $36.6 million in fiscal 2001. Management fees represent a distribution of the taxable income of Norama Ltd., our predecessor company, to its corporate shareholder. The decrease in this period was attributable to a decrease in taxable income.

Interest expense, net

Interest expense increased by $0.5 million to $3.5 million in fiscal 2002, as compared to $3.0 million in fiscal 2001. Higher debt levels in fiscal 2002 offset the lower interest rate of 5.23% for fiscal 2002, as compared to 7.38% for fiscal 2001.

Gain on sale of capital assets

The gain on sale of capital assets decreased from $1.0 million in fiscal 2001 to $0.2 million in fiscal 2002. The lower gain in fiscal 2002 reflected a loss on some machines that were scrapped for parts and a loss incurred on the disposal of several compactors.

Income taxes

The income tax provision is comprised of current corporate tax expense and future income tax expense. The current corporate tax expense has been reduced entirely in the year due to management fees paid to the corporate shareholder of Norama Ltd. The increase in the future tax provision to $0.7 million in fiscal 2002 from the recovery of $3.7 million is primarily due to a $2.3 million cumulative reduction in fiscal 2001 as a result of decreased statutory income tax rates and the change in temporary differences arising from unbilled revenue.

Liquidity and Capital Resources

Historical

Historically, Norama Ltd. has used its cash from operations, together with other available sources of liquidity (primarily our lines of credit, term loans and advances from shareholders), to fund its working capital needs and capital expenditures.

As of September 30, 2003, Norama Ltd. had cash of $7.7 million, an increase of $7.0 million from March 31, 2003. The primary source of cash during the six months was $17.3 million provided by operating activities, which resulted primarily from the collection of accounts receivable that were outstanding at March 31, 2003.

The primary uses of cash during the six months ended September 30, 2003 were $4.9 million for capital expenditures and $5.9 million for repayment of debt and capital lease obligations. Capital expenditures during this period were primarily related to the exercise of purchase options under operating leases.

As of September 30, 2002, Norama Ltd. had minimal cash compared to $0.4 million at March 31, 2002. The net cash used in operating activities was $10.6 million during the six months ended September 30, 2002. This included $12.3 million of net changes in non-cash operating working capital due largely to increases in unbilled revenue and decreases in accounts payable and accrued liabilities offset by a decrease in accounts receivable. Cash flows from investing activities included $12.6 million for capital expenditures and proceeds from disposal of capital assets of $2.5 million. Capital expenditures during this period related primarily to the purchase of the RH400 shovel. Cash flows from financing activities were $20.3 million and included borrowings of $24.0 million net of repayment of debt and capital lease obligations of $2.8 million.

As of March 31, 2003, Norama Ltd. had cash of $0.7 million, an increase of $0.2 million from the prior year end. The net cash provided by operating activities was $16.3 million in fiscal 2003. Net cash used in investing activities of $18.7 million consisted of $22.9 million of capital expenditures offset by $4.2 million in proceeds on disposal of capital assets. Net cash provided by financing activities was $2.7 million.

As of March 31, 2002, Norama Ltd. had cash of $0.4 million, a decrease of $10.8 million from March 31, 2001. The net cash provided by operating activities was $4.2 million in fiscal 2002. The net cash used in investing activities was $6.5 million, consisting of $8.7 million of capital expenditures and $2.2 million in proceeds on disposal of capital assets. Net cash used in financing activities was $8.5 million.

After the Transactions

Subsequent to the closing of the transactions, we have funded our operations and capital expenditures and satisfy our debt service obligations through operating cash flow and borrowings under our revolving credit facility.

We incurred substantial indebtedness in connection with the transactions. On a pro forma basis as of September 30, 2003, after giving effect to the transactions, we would have had $311.4 million of indebtedness outstanding, consisting of $261.4 million of notes and $50.0 million under our new credit facility. Further, at the closing, after giving effect to the letter of credit issued in the amount of approximately $10 million to support bonding requirements associated with our customer contracts, we had approximately $60 million available to us under our revolving credit facility.

We expect our future sustaining capital expenditures to range from $9 million to $18 million. Sustaining capital expenditures are those that are required to maintain the fleet of equipment at its optimum average age. Expansion capital expenditures are directly related to new projects, and the commitment to make expansion capital expenditures typically occurs only when we have signed a contract for a new project.

Our new senior credit facility and the indenture relating to the notes impose certain restrictions on us, including restrictions on our ability to incur indebtedness, pay dividends, make investments, grant liens, sell our assets and engage in certain other activities. In addition, the new senior credit facility requires us to maintain certain financial ratios. See “Description of Bank Credit Agreement.” Our indebtedness under the new senior secured credit facility is secured by substantially all of our assets, including our accounts receivable and capital assets.

Contractual Obligations and Other Commitments

Following the transactions, our principal contractual obligations relate to the notes, the term loans, the revolving credit facility and operating leases. The following table summarizes our future contractual obligations, excluding interest payments, as of March 31, 2003 on a historical basis.

	Historical
	Payments Due by Period
	Total	2004	2005	2006	2007	2008	2009 and after
	(dollars in millions)
Contractual Obligations:
Debt	$22.1	$7.2	$5.5	$5.3	$3.9	$0.2	$—
Capital leases (including interest)	9.2	5.2	3.2	0.8	—	—	—
Operating leases	7.3	7.2	0.1	—	—	—	—

Total contractual cash obligations	$38.6	$19.6	$8.8	$6.1	$3.9	$0.2	$—

The following table summarizes our future contractual obligations, excluding interest payments, as of March 31, 2003 on a pro forma basis to give effect to the transactions.

	Pro Forma
	Payments Due by Period
	Total	2004	2005	2006	2007	2008	2009 and after
	(dollars in millions)
Contractual Obligations:
Debt	$311.4	$5.7	$11.1	$11.1	$11.1	$11.0	$261.4
Operating leases(a)	5.4	3.6	0.7	0.6	0.5	—	—

Total contractual cash obligations	$316.8	$9.3	$11.8	$11.7	$11.6	$11.0	$261.4

(a)	Includes leases on four pieces of heavy equipment and a number of licensed motor vehicles.

Reconciliation of Canadian GAAP to U.S. GAAP

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles, or “GAAP.” There are no material items in the reporting period that could give rise to measurement differences to these consolidated financial statements under U.S. GAAP.

U.S. Generally Accepted Accounting Principles

The consolidated financial statements have been prepared in accordance with Canadian GAAP. For the periods presented in this prospectus, we are not aware of any differences in the measurement of operations or the recognition of assets and liabilities under accounting principles generally accepted in the United States, or U.S. GAAP.

Recent U.S. accounting pronouncements

In November 2002, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” or FIN 45. FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. At March 31, 2003 and September 30, 2003, we had not provided any guarantees.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities,” or FIN 46. Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of our second quarter beginning July 1, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both to consolidate that variable interest entity. For periods prior to FIN 46’s effective date, certain disclosures are required if it is reasonably possible that we will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” or SFAS 143, which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets and the associated asset retirement costs. SFAS 143 requires us to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement. We were required to adopt the provisions of SFAS 143 effective January 1, 2002. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” or SFAS 146, which is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB’s conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

New Canadian GAAP Accounting Rules

In December 2002, the Accounting Standards Board of the Canadian Institute of Chartered Accountants issued Handbook Section 3063, Impairment of Long-Lived Assets. Section 3063 supersedes the write-down and disposal provisions of Section 3061, Property, plant and equipment. Under Section 3063, long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the asset or asset group is compared with its recoverable amount. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. The second step is carried out when the carrying amount of a long-lived asset is not recoverable, in which case the fair value of the long-lived asset is compared with its carrying amount to measure the amount of the impairment loss, if any. When an impairment loss is recognized, it is presented in income from operations in the income statement. When quoted market prices are not available, the fair value of the long-lived assets is determined using the discounted estimated future cash flow method.

We adopted Section 3063, effective April 1, 2003. In accordance with the requirements of Section 3063, this change in accounting policy has been applied prospectively and the amounts presented for prior periods have not been restated for this change.

Quantitative and Qualitative Disclosures Regarding Market Risk

We are subject to currency exchange risk as the notes are denominated in U.S. dollars and all of our revenues and most of our expenses are denominated in Canadian dollars. In the future, we may enter into currency hedges to reduce the risk of changes in the value of the U.S. dollar versus the Canadian dollar.

We are also subject to interest rate market risk in connection with the senior secured debt facilities. We have $50.0 million outstanding under the term loan and no drawings under the revolving credit facility. Both facilities bear interest at variable rates based in part on the Canadian prime rate or at a Canadian bankers’ acceptance rate, in each case plus an applicable margin. Each 1% increase or decrease in the interest rate on the term loan would change our cost of financing by $0.5 million. Assuming the revolver is fully drawn, each 1% increase or decrease in the applicable interest rate would change our cost of financing on our total senior secured facility by $1.2 million. In the future, we may enter into interest rate swaps, involving the exchange or floating for fixed rate interest payments, to reduce interest rate volatility.

The rate of inflation has not had a material impact on our operations as many of our contracts contain provision for annual escalation. If inflation remains at its recent levels, we would not expect it to have a material impact on our operations in the foreseeable future.

Seasonality

We have experienced very little seasonality in our operations. We have historically performed more of our pipeline work in the winter months when conditions are more favorable to move our equipment on the muskeg.

BUSINESS

Our Company

We are one of the largest and most experienced providers of site preparation, mining, piling and pipeline installation services in western Canada. We provide our services primarily to the major integrated and independent oil and gas, petrochemical and other natural resources companies operating in this geographic region. In serving our customers, we operate over 400 pieces of heavy equipment and over 450 support vehicles, and we have developed particular expertise operating in the difficult working conditions created by the climate and terrain of the Alberta oil sands and other areas of western Canada. Our work on private sector oil sands and pipeline installation projects is a result of focusing our asset deployment on the more technically difficult and profitable revenue opportunities rather than traditional public sector construction activity. Our services consist of:

•	site preparation, which includes clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction;

•	surface mining for oil sands and other natural resources;

•	piling installation for plant, refinery and commercial building construction; and

•	pipeline installation for oil and gas transmission.

For the twelve months ended September 30, 2003, on a pro forma basis, we would have had revenue of $402.4 million. Our revenues grew at a compounded annual growth rate of over 26% from fiscal 1999 to 2003.

We generate approximately 80% of our revenue from energy producers in the Alberta oil sands by providing reliable site preparation, mining and piling services. The Alberta oil sands are spread across 140,800 square kilometers, or 54,363 square miles, of remote landscape in the northeastern portion of the province of Alberta. Most of the oil sands are buried under sand, gravel, silts and clay, collectively called overburden, and in some places up to 16 meters of muskeg. According to Canadian Association of Petroleum Producers, or CAPP, there are approximately 175 billion barrels of economically recoverable oil in the sands, which makes the Alberta oil sands proved reserves comparable to those of Saudi Arabia. Alberta Economic Development , or AED, estimates that from 1996 to 2002, approximately $23 billion was invested in the Alberta oil sands. From 2003 to 2012, AED projects that approximately $71 billion will be spent to sustain and expand existing oil sands projects and develop new projects.

We have long-term, stable relationships with our customers, some of whom we have been serving for over 40 years. We believe we are the principal provider of site preparation, mining and piling services in the Alberta oil sands to Syncrude Canada Ltd., our largest customer and the largest producer of bitumen in the oil sands, and other major operators in the area. We also provide pipeline installation services in British Columbia to EnCana Corporation. We estimate that over 91% of our revenues from fiscal year 2001 to 2003 was attributable to private sector oil and gas projects in Alberta and British Columbia and, for the twelve months ended September 30, 2003, we derived over 94% of our revenue from this market.

Our Competitive Strengths

Leading market position

With over 50 years of operations in western Canada, we are one of the largest and most experienced independent equipment operators in the Fort McMurray area. Our fleet size allows us to offer greater flexibility in scheduling contract services on a timely basis and to take on long-term, large-scale projects with the major operators in the oil sands. In addition, we have developed particular expertise operating in the difficult working conditions created by the climate and terrain of the Alberta oil sands and other areas of western Canada. We believe this combination provides us with a significant competitive advantage in our target markets.

According to CAPP, in 2002, operators in the Alberta oil sands spent approximately $6 billion to develop projects. We believe that approximately 10% to 20% of these projects relate to services we perform and on which we may bid. In the same period, we estimate that the operating spending by the oil sands mining operators was approximately $500 million, of which we believe 20% relates to recurring services that we perform. We estimate that our market share in the Alberta oil sands was approximately 40% based on our realized oil sands service revenue of $276.5 million for the fiscal year ended March 31, 2003.

Long-term customer relationships

We have worked successfully for many years with a number of the major oil sands producers and industry leaders in our core markets. We have established strong relationships with our customers based on our commitment to quality, service and safety. Historically, our largest customers by revenue have been Syncrude Canada, Ltd., Suncor Energy Inc., Albian Sands Energy Inc. and EnCana Corporation. These customers demand that their service providers meet very stringent criteria, including a strong safety and performance record, a well-maintained, highly capable fleet with specific equipment dedicated to them and a staff of well-trained, experienced operators and mechanics. We believe that our qualifications meet or exceed each of these criteria, giving us superior relationships with our customers. For the fiscal year ended March 31, 2003, 93% of our revenue was generated by customers with whom we have had relationships between five and 40 years.

Stable revenue from growing Alberta oil sands development

Approximately 80% of our fiscal 2003 revenue was attributable to the development of the Alberta oil sands. Production in the Alberta oil sands is less dependent on short-term commodity prices than production in other regions due to the predictable geology of the reserve, high operating leverage and low breakeven costs. We believe this work represents a stable and profitable revenue source. Further, according to Alberta Energy and Utilities Board, or AEUB, only 2% of the oil sands reserves have been produced. As a result, we believe that there is significant potential for long-term growth in this region.

Experienced management and operations team

The nine members of our senior management team have, in the aggregate, approximately 170 years of service with us. This team has been responsible for the growth of our revenues from $136.2 million in fiscal 1999 to $344.2 million in fiscal 2003. Our president, Gordon Parchewsky, has over 30 years of experience delivering the services we provide to customers in the Alberta oil sands and elsewhere in western Canada. Our 30 project managers have over 230 years of collective service with us and manage the day-to-day execution of a wide range of projects. Our primary customers are developers of multibillion dollar projects in the Alberta oil sands. Construction of these projects takes several years and comes with significant construction risk. Our oil sands customers want service providers with experienced management and personnel whom they can trust to complete the work on-time, on-budget and without incident. We have provided outsourced mining and site preparation services in the oil sands for over 40 years and have participated in every Canadian oil sands mining project developed. We believe our management and operations team has significantly more experience than any of our competitors and provides us with a significant competitive advantage.

Well-positioned equipment fleet and maintenance facilities

We operate one of the largest heavy equipment fleets in western Canada with over 850 pieces of equipment and support vehicles located mainly in the Alberta oil sands. This large and diverse fleet located on site in the remote area of the oil sands allows us to quickly serve the constantly shifting needs of our customers’ projects. In addition, our ability to quickly move equipment from one project site to another in the oil sands region not only allows us to provide excellent service to our customers, but also increases the utilization of our fleet.

In addition to our major equipment repair facility located at our corporate headquarters near Edmonton, we have three equipment repair facilities located on our customers’ project sites in the oil sands. These facilities allow up to maintain our equipment according to a stringent maintenance program and make repairs without unnecessary equipment downtime.

Our Strategy

We intend to increase cash flow by focusing on internal growth opportunities. We believe our market leadership position, strong customer base and well-positioned equipment fleet will allow us to take advantage of the significant growth opportunities we see for the expansion of the oil sands and other energy and natural resources development in Canada. We may also make selective acquisitions that we believe will lead to further growth opportunities. We intend to capitalize on these opportunities by pursuing the following strategies:

Increase the level of our recurring revenue base

Over the past several years we have increased our revenues from mining services, including overburden removal, reclamation and ore mining from $37 million in fiscal 2000 to $100 million in fiscal 2003. We believe our oil sands customers’ needs for these types of services will increase as they expand their operations. We expect to increase the stability of our revenues and cash flows by increasing the quantity of recurring mining services both to our existing customers as well as other developers of natural resources outside of the oil sands.

Leverage long-term relationships with existing energy customers

Several of our oil sands customers have announced intentions to increase their production capacity by expanding the infrastructure at their sites through various planned expansion projects. We expect to leverage our relationships with these and other oil sands customers to win a substantial share of the site preparation, mining and piling services outsourced by these customers in connection with their expansions. In addition, we believe we are well-positioned to expand the services we provide to new and existing pipeline customers and participate in new pipeline projects designed to service growing natural gas demand from the oil sands producers and U.S. customers.

Capitalize on new opportunities in the Alberta oil sands

We plan to utilize our market leadership position and successful track record with the major operators in the oil sands to position ourselves as the service provider of choice for customers establishing new mining operations in the oil sands. For example, CNRL has announced plans to invest approximately $8.4 billion for the full three phases of the Horizon project on their oil sands lease in the Fort McMurray area. Construction is scheduled to begin in 2004. We have assisted CNRL in estimating certain front-end work on the project, and we believe we are well positioned to be selected to provide a significant portion of the site preparation, mining and piling outsourced by CNRL in connection with this project.

Maintain our market share in existing piling markets and expand our geographic scope by making selective regional piling acquisitions

Over the last five years, we have generated a significant amount of revenue by providing piling services to commercial construction customers in the Edmonton, Calgary, Regina and Vancouver areas. As these areas continue to grow as a result of population growth, additional piling services will be required and we expect to leverage our relationships with customers in these areas to provide a significant share of these services. We have also identified other areas of western and central Canada that exhibit attractive characteristics indicating future commercial construction growth. We plan to enter these markets by selectively acquiring local piling companies and then utilizing our experience and equipment fleet to successfully grow our piling and other services in these markets.

Employ our expertise outside of the Alberta oil sands

Canada has significant reserves of various natural resources including diamonds, coal and gold. We intend to utilize the expertise we have developed providing site preparation, mining and piling services to natural resources mining companies operating outside of the oil sands.

Continue to improve our operating efficiency and control our costs

We intend to pursue contracts that allow us to maximize the utilization of our fleet of large equipment. This will enable us to increase operating efficiency and improve our margins. Additionally, we intend to optimize our equipment through our maintenance and repair program in order to minimize equipment downtime and increase utilization.

Our Operations

We provide our services in four interrelated yet distinct business units: site preparation, mining, piling and pipeline. Over the past 50 years, we have developed an expertise operating in the difficult working conditions created by the climate and terrain of western Canada. We provide these services primarily for our oil and gas and other natural resource customers.

The chart below shows the revenues generated by each business unit for the twelve months ended September 30, 2003 and the fiscal years ended March 31, 1999 through March 31, 2003:

	Year Ended March 31,										Twelve Months Ended September 30,
	1999		2000		2001		2002		2003		2003
	(dollars in thousands)
Site preparation	$23,638	17.4%	$63,268	34.9%	$70,727	28.6%	$57,261	23.0%	$145,333	42.3%	$145,606	36.2%
Mining	67,899	49.9	37,152	20.5	82,425	33.3	128,880	51.6	99,902	29.0	144,508	35.9
Piling	20,489	15.0	52,301	28.9	36,709	14.9	35,132	14.1	61,006	17.7	60,617	15.1
Pipeline	24,156	17.7	28,436	15.7	57,406	23.2	28,078	11.3	37,945	11.0	51,655	12.8

Total	$136,182	100.0%	$181,157	100.0%	$247,267	100.0%	$249,351	100.0%	$344,186	100.0%	$402,386	100.0%

Site preparation

Our site preparation business unit encompasses a wide variety of services, including clearing, stripping, excavating and grading for mining operations and other general construction projects, as well as underground utility installation for plant, refinery and commercial building construction. This business utilizes the vast majority of our equipment fleet and employs over 500 people. The majority of the employees and equipment associated with this business unit are located in the Alberta oil sands area.

For the fiscal year ended March 31, 2003 and for the twelve months ended September 30, 2003, revenues from this segment accounted for 42% and 36%, respectively, of our total revenues. Revenues for this segment grew at a compounded annual growth rate of 57% from fiscal 1999 through fiscal 2003.

Oil sands operators use our site preparation services to prepare their leased properties for the construction of the mining infrastructure, including extraction plants and upgrading facilities, and for the eventual mining of the oil sands ore located on their properties. Outside of the Alberta oil sands, our site preparation services are used to assist in the construction of roads, natural resource mines, plants, refineries, commercial buildings, dams and irrigation systems. In order to successfully provide these types of services in the Alberta oil sands, our highly skilled operators are required to use heavy equipment to transform barren terrain and difficult soil or rock conditions into a stable environment for site development. Our extensive fleet of equipment is used for clearing the earth of vegetation and removing topsoil that is not usable as a stable subgrade and site grading, which includes grading, leveling and compacting the site to provide a solid foundation for transportation or building. We also provide utility pipe installation for the private and public sectors in western Canada. We are experienced in working with piping materials such as HDPE, concrete, PVC and steel. This work involves similar methods as those used for field, transmission and distribution pipelines in the oil and gas industry, but is generally more intricate and time consuming as the work is typically performed in existing plants with numerous tie-ins to live systems. Revenue and profitability contribution from site preparation services increased from fiscal 2001 to fiscal 2003 due to an increase in these types of services provided to Alberta oil sands operators in connection with the construction of their mining sites.

Mining

Our contract mining business represents an outsourcing of the equipment and labor component of the oil and gas and other natural resources mining business. Many progressive Alberta oil sands and natural resource mining companies are increasingly utilizing contract services for mine site operations in order to focus their resources on exploration and property development. Our mining services consist of overburden removal; the hauling of sand and gravel; mining of the ore body and delivery of the ore to the crushing facility; supply of labor and equipment to support the owners’ mining operations; construction of infrastructure associated with mining operations; and reclamation activities, which include contouring of waste dumps and placement of secondary materials and muskeg. The major producers outsource mine site operations to contractors such as our company to allow them to benefit from a variety of cost efficiencies that we can provide. We believe mining contractors typically have wage rates lower than those of the mining company and more flexible operating arrangements with personnel allowing for improved uptime and performance. We believe we are one of the principal outsourced mining service providers in the Alberta oil sands because of our ability to operate efficiently and profitably in some of the most challenging mine sites in western Canada.

For the fiscal year ended March 31, 2003 and for the twelve months ended September 30, 2003, revenues from this segment accounted for 29% and 36%, respectively, of our total revenues. Revenues for this segment grew at a compounded annual growth rate of 10% from fiscal 1999 through fiscal 2003.

Piling

In providing piling services, we currently operate a variety of crawler-mounted drill rigs, a fleet of 25 to 100-ton capacity piling cranes and pile driving hammers of all types from our Edmonton, Calgary, Regina, Vancouver and Fort McMurray locations. Piles and caissons are deep foundation systems that extend up to 30 meters below a structure. Piles are long narrow shafts that distribute a load from a supported structure (such as a building or bridge) throughout the underlying soil mass and are necessary whenever the available footing area beneath a structure is insufficient to support the load above it. The foundation chosen for any particular structure depends on the strength of the rock or soil, magnitude of structural loads, and depth of groundwater level.

Our capabilities include the installation of all types of driven and drilled piles, caissons and earth retention and stabilization systems for commercial buildings; private industrial projects, such as plants and refineries; and infrastructure projects, such as bridges. Our piling business employs approximately 100 people and is one of the largest deep foundation construction operation in western Canada. Oil and gas companies developing the oil sands and related infrastructure represent two-thirds of our piling clients. The remaining one-third of our piling clients are primarily commercial construction builders operating in the Edmonton, Calgary, Regina and Vancouver areas.

For the fiscal year ended March 31, 2003 and for the twelve months ended September 30, 2003, revenues from this segment accounted for 18% and 15%, respectively, of our total revenues. Revenues for this segment has grown at a compounded annual growth rate of 31% from fiscal 1999 through fiscal 2003.

Pipelines

We install field, transmission and distribution pipe made of steel, plastic and fiberglass materials in all sizes up to and including 36 inches in diameter. We employ our fleet of construction equipment and skilled technical operators to build and test the pipelines for the delivery of oil and natural gas from the producing field to the consumer. Our pipeline teams have expertise in hand welding selected grade pipe and in operating in the harsh conditions of remote regions in western and northern Canada.

For the fiscal years ended March 31, 2003 and March 31, 2002, over 99% of our revenues and profitability in our pipeline business resulted from work performed for EnCana. For the fiscal year ended March 31, 2001, services provided to EnCana accounted for approximately 72% of our pipeline revenue, with the remainder generated by services provided to TransCanada Pipelines Limited. Despite our limited client base in this segment over the past three years, we believe there are significant opportunities to increase our market share by capitalizing on the projected growth in the natural gas industry in western Canada.

For the fiscal year ended March 31, 2003 and for the twelve months ended September 30, 2003, revenues from this segment accounted for 11% and 13%, respectively, of our total revenues. Revenues for this segment grew at a compounded annual growth rate of 12% from fiscal 1999 through fiscal 2003.

Our Markets

The western Canadian markets that we serve are primarily related to the energy industry and have experienced substantial growth in recent years. We provide our services to three primary markets: the Alberta oil sands market, the conventional oil and gas and minerals mining services market, and the commercial and public construction services market. Favorable dynamics in each of these markets have resulted in a significant increase in the demand for our services over the last five years.

The following table reflects our revenues by market segment for the fiscal years ended March 31, 1999 through March 31, 2003 and the twelve months ended September 30, 2003:

	Year Ended March 31,										Twelve Months Ended September 30,
	1999		2000		2001		2002		2003		2003
	(dollars in thousands)
Alberta oil sands	$80,962	59.4%	$133,457	73.7%	$169,385	68.5%	$187,774	75.3%	$276,462	80.3%	$323,199	80.3%
Conventional oil and gas and minerals	$39,154	28.8	$40,472	22.3	$65,139	26.3	$34,502	13.8	$42,470	12.3	$61,123	15.2
Commercial and public	$16,066	11.8	$7,228	4.0	$12,743	5.2	$27,075	10.9	$25,254	7.4	$18,064	4.5

Total	$136,182	100.0%	$181,157	100.0%	$247,267	100.0%	$249,351	100.0%	$344,186	100.0%	$402,386	100.0%

Alberta oil sands

Revenue generated by providing services in the Alberta oil sands market accounted for $323.2 million, or 80%, of our total revenue during the twelve months ended September 30, 2003. Over the four year period from fiscal year ended March 31, 1999 to 2003, we realized a revenue compounded annual growth rate of 36% in this market by providing site preparation, mining and piling services to our oil and gas customers operating in the Alberta oil sands. In serving this market, we currently operate approximately 200 pieces of heavy equipment and employ approximately 1,000 people. Our customers typically require our services in three separate phases of the construction and operation of their oil sands mines. In the pre-operation phase, as they construct the initial mining infrastructure including the extraction and related upgrading facilities, our customers will engage us to provide site preparation and piling services. We believe that approximately 10% to 20% of this work is available to independent service providers such as us. When the mines become operational, some customers choose to outsource a portion of the recurring mining and site preparation services. We believe the operators on average outsource approximately 20% to 25% of these services to independent service providers. As the mine capacity is increased through the expansion and modernization of the related infrastructure, the operators will again engage third-party service providers to perform additional site preparation, mining and piling services.

Alberta oil sands market summary: The Alberta oil sands are spread across 140,800 square kilometers, or 54,363 square miles, of remote landscape in the northeastern portion of the province of Alberta. Most of the Alberta oil sands are buried under sand, gravel, silt and clay, collectively called overburden, and in some places up to 16 meters of muskeg. The Alberta oil sands themselves lie in a band, often 50 meters thick, below the overburden and above a layer of limestone bedrock.

The Alberta oil sands are developed primarily through the two techniques of open pit surface mining and in-situ, or in-place, production. Our mining and site preparation revenue is primarily derived from projects which utilize the open pit surface mining technique. In open pit surface mining, Alberta oil sands operators, such as Syncrude, Suncor and Albian, expose the oil sands by removing the muskeg and overburden. The muskeg is saved for reclamation while the overburden is used for mine and plant site development or to build dykes for tailings ponds required as part of the mining process or placed in a waste dump. Trucks, shovels and other heavy equipment remove the oil sands and take it to the nearby extraction and upgrading plants for processing into a high-quality, light, sweet synthetic crude oil. The extraction process removes the sand through a process of adding, among other things, hot water and agitation. The result is the bitumen. Recovered bitumen that is clean and diluted can be marketed as a conventional crude oil product. To date, the mining developments have combined the raw bitumen recovery with upgrading processes to produce an upgraded light oil (synthetic), which is marketed as an equivalent to light sweet crude oil. Eventually, as mining operations move into new areas, earlier parts of the old mine have to be reclaimed. Reclamation, which is a part of mining, is intended to return the mined area to a natural state, which can be productive for agriculture. Approximately 60% of oil sands production is currently derived by open pit mining. The remaining 40% of current oil sands production is developed through in-situ production. The in-situ technique is typically utilized when oil sands deposits lie 80 meters or more below the ground surface. Steam is used to heat the bitumen, separating it from the sand. Once separated, it can be pumped to the surface, where it is combined with a condensate to make it transportable to refineries suited to heavier crude feedstocks. In order to operate the in-situ process, the operators rely on vast quantities of steam which is produced by using natural gas as a fuel source. As a result, fluctuations in the prices of natural gas can have a significant impact on operating costs.

According to CAPP, there are approximately 175 billion barrels of economically recoverable oil in the oil sands, second only to Saudi Arabia. The charts below depict a breakout of the recoverable world oil reserves by country and a breakout of Canada’s oil sands reserves:

According to AED, from 1996 through 2002, an estimated $23 billion was invested in the Alberta oil sands, either to sustain and expand existing projects or develop new projects. By the end of 2003, oil sands production is expected by CAPP to exceed one million barrels per day, and account for more than 40% of total western Canadian oil production. From 2003 to 2012, approximately $71 billion is projected to be spent sustaining and expanding existing projects as well as developing new projects. By 2011, Alberta oil sands producers could have production capacity of triple the nearly one million barrels per day of oil currently produced. Beyond 2010, several new multibillion dollar projects and a number of smaller multimillion dollar developments are being considered by various oil sands operators.

The chart below shows actual Alberta oil sands capital expenditures from 1996 to 2002 and announced capital expenditures from 2003 to 2012:

The substantial investment in the development of the Alberta oil sands, as evidenced by the above chart, can be attributed to low finding and development costs, high recovery rates and long reserve lives as compared to conventional oil and gas deposits. Since Alberta oil sands reserves are not trapped in wells deep underground, the reserves are relatively accessible and their size and quality can be readily confirmed. Additionally, oil sands mining projects can experience resource recovery rates of greater than 90%. The typical reserve decline curves do not apply as oil sands reserves can be developed for decades. The long reserve lives in the oil sands result in reduced commodity price volatility risk to producers as they are able to sell their production over a long period of time.

Given the inherent advantages to oil sands production, successful development of the Alberta oil sands will be dependent on the following: (i) additional advances in mining technologies, (ii) increasing demand for crude oil and natural gas in the United States and (iii) supportive government regulation in the form of competitive royalty and fiscal regimes.

Historically, high costs prevented the development of additional Alberta oil sands mining projects beyond the operations of Syncrude and Suncor. However, much of the recent rapid increase in the development of the oil sands is attributable to technological advances in mining techniques. For example, a National Energy Board publication estimates operating costs to have been US$11 to US$14 per barrel in 2000 and projects further reductions to US$10 per barrel in 2005. The most significant technological advancements were a change in mining technique to truck and shovel operations from the dragline/bucket method and the development of hydrotransport which has made the separation of the sand and bitumen easier. As a result, extraction plants are now located at satellite mines.

Over the long-term, we expect development of the Alberta oil sands to benefit from increases in U.S. and Canadian oil consumption. According to the U.S. Energy Information

Association, or EIA, U.S. consumption of petroleum is expected to increase by 1.8% annually between 2001 and 2020. Over that same time period, net imports as a percentage of supply are expected to increase from 55.4% in 2001 to 65.3% in 2020. Canada already ranks as the largest foreign supplier of oil to the United States and its position as a primary supplier is expected to continue, according to EIA. Additionally, due to unstable political circumstances surrounding several major U.S. foreign oil suppliers, the United States may benefit from a more secure, reliable source of oil in the future. The Alberta oil sands currently account for approximately 35% of total Canadian crude output. By 2005, sales of synthetic crude oil and bitumen are expected to account for approximately 50% of Canadian crude oil output. Therefore, Alberta oil sands production is expected to capture an increasing share of a growing Canadian market.

Continued government support of the Alberta oil sands will be important to the future development of the industry. The Alberta government, as owner of the oil sands resources, directly influences the development of Alberta oil sands projects primarily through its control of the regulatory approval process and the royalty requirements it places on the oil sands operators. The federal Canadian government impacts oil sands projects through taxation and its support of the Canadian oil industry in the geopolitical arena (e.g., the implementation of the Kyoto Accord). Historically, regulatory approval has not been a significant impediment to Alberta oil sands project development. Typically, negotiation is required with various concerned parties, but a satisfactory solution is generally achievable. A new royalty regime was designed to accelerate investment in the oil sands by providing royalty visibility to operators while offering a fair return to the resource owners. That regime, known as the generic royalty regime, was adopted by the Government of Alberta in 1997 and applies a consistent royalty standard to all future oil sands projects. Prior to the implementation of the generic royalty regime, royalty arrangements were negotiated on a project-by-project basis. Under the generic royalty regime, all new projects and expansions of existing projects will essentially pay royalties according to the following schedule:

•	in the pre-payout period, or before the project has recovered all its project costs plus a return allowance, the applicable royalty is 1% of gross revenue from project sales;

•	in the past-payout period, or after the project has recovered all its project costs plus a return allowance, the applicable royalty is the greater of 25% of project net revenue or 1% of gross revenue;

•	in the year incurred, all cash costs (operating and capital) are 100% deductible; and

•	the return allowance is set at the Government of Canada Long Term Bond Rate.

This royalty regime provides an economic incentive for oil sands producers to continue to invest capital and thereby benefit from the tax incentive structure.

Conventional oil and gas and minerals mining services

We provide pipeline installation to natural gas producers and transporters, as well as site preparation, mining and piling services to natural resources mining companies in western Canada. Revenue generated by providing services in the conventional oil and gas and minerals mining services market accounted for $61.1 million, or approximately 15%, of our total revenue during the twelve months ended September 30, 2003. Over the four year period from fiscal year ended March 31, 1999 to 2003, we realized a compounded annual growth rate of 2%. In serving this market, we currently operate 100 pieces of equipment and employ approximately 250 people.

We believe there are many opportunities to grow our revenue base in this market. The increase in demand for natural gas has prompted the industry to announce plans to expand existing pipelines and increase plant-processing capacity. In addition, the proliferation of diamond mines and the continued expansion of other mineral and metal mines in western and northern Canada has lead to numerous site preparation, piling and contract mining opportunities for independent service providers such as ourselves.

Natural gas industry summary: Canada is the world’s third largest producer and second largest exporter of natural gas. Like oil, natural gas is found in sedimentary rock. Raw material gas flowing out of the ground must be processed before it can be injected into long-distance pipeline systems or used by consumers. Generally, producers in Alberta and Saskatchewan have contractors build the gathering pipelines needed to move raw gas from wells to processing plants. After processing, marketable gas is delivered by producers to distributors through high-pressure steel pipeline systems.

Canada produces 6.3 trillion cubic feet of natural gas annually. The main gas producing area in Canada is the southern portion of the Western Canadian Sedimentary Basin, with about 80% of gas production coming from Alberta. The Northwest Territories and the Yukon are thought to hold great potential for new gas discoveries. According to CAPP, there are 300 trillion cubic feet of remaining potential resources in developed regions (western Canada, McKenzie Delta and Scotian Shelf). Exploration and production activity in the Mackenzie Delta, Beaufort Sea, and Alaskan North Slope has sparked interest in an Arctic pipeline. In addition, the Mackenzie Valley Pipeline, a large Canadian pipeline project, has been planned to transport natural gas from the Beaufort Sea to the Fort McMurray area, southern Alberta and also into the United States. For this project, five leading energy companies have announced their intention to jointly spend $5 billion to construct the pipeline. We anticipate participating in this and other expansion projects.

Minerals mining market summary: Canada is also one of the largest mining nations in the world, producing more than 60 different minerals and metals. In 2002, the mining and minerals industries contributed $36.1 billion to the Canadian economy, an amount equal to 3.7% of GDP. The value of minerals produced (excluding petroleum and natural gas) reached $19.6 billion in 2002.

According to the Government of Alberta, Canada ranked tenth in the world in total proven coal reserves. Alberta contains 70% of Canada’s coal reserves and, by volume, produces approximately half of the coal mined in Canada annually. As of August 2003, there were eight active Alberta coal mines typically producing between 30 and 35 million tons per year. Alberta’s coal is produced by strip mining, surface mining and open pit mining.

The diamond mining industry in Canada is relatively new, having produced diamonds for only four years. However, the industry has grown quickly from 2.6 million carats of production in 2000 to an estimated 5.0 million carats of production in 2002, or a compounded annual growth rate of approximately 40%. Currently, Canada has only two producing diamond mines, BHP Billiton’s Ekati mine and the Diavik mine. Diavik began production in late 2002 while Ekati has been in operation since late 1998. In 2002, the Ekati mine produced 5.0 million carats, up from 3.7 million in 2001. Combined, Ekati and Diavik are expected to reach approximately 12 million carats per year when they reach full capacity. We believe Canadian diamond mining will continue to increase as existing mines are brought up to full production and new mine projects are developed. By 2007, Indian and Northern Affairs Canada, or INAC, anticipates that Canada will be the third largest diamond producer in the world by value when at least two other mines, Snap Lake and Jericho, are expected to come on line.

Commercial and public construction services

Revenue generated by providing services in this market accounted for $18.1 million, or 5%, of our total revenue during the twelve months ended September 30, 2003. Less than $4.8 million of this revenue was generated from publicly bid government work. Over the four year period from fiscal year ended March 31, 1999 to 2003, we realized a revenue compounded annual growth rate of 12% in this market by providing site preparation, mining and piling services to commercial construction companies operating in western Canada, specifically in the Edmonton, Calgary, Regina and Vancouver areas. In serving this market, we currently operate over 25 pieces of equipment and employ approximately 75 people. Over the past 10 years, many commercial construction companies in these areas have consistently selected us to provide site preparation and piling services in connection with the construction of commercial buildings, private industrial projects such as plants and refineries, and infrastructure projects such as bridges. In bidding for projects in these markets, we are willing to accept the role of general contractor or subcontractor depending on the nature of the project.

We believe there will be opportunities to expand our revenue base in our existing locations, as well as establish a presence in other areas of western Canada. The continued strength of the western Canadian economy has led to the planned commercial development of many urban centers in western Canada and to the improvement of public facilities and infrastructure. We are well-positioned to profit from these opportunities.

Western Canada, consisting of Manitoba, Saskatchewan, Alberta, British Columbia, the Yukon, the Northwest Territories and Nunavut, experienced GDP growth of 1.5% in 2002. By comparison, Alberta’s GDP grew 1.7% during this period. Alberta’s attractive tax structure provides incentives to both businesses and individuals to locate in the province, and the population has been growing at approximately double the national pace. According to the Alberta government, the provincial economy is expected to experience average GDP growth of 3.6% from 2003 to 2004 and 3.4% through 2006. The Alberta government has responded to the strain this growth will have on public facilities and infrastructure by allocating approximately $5.5 billion over the next three years for improvement and expansion projects.

In addition to expenditures by provincial and municipal governments, the success of the energy industry in western Canada is leading to the commercial development of many urban centers in northern British Columbia, specifically Fort St. John, and Alberta, particularly Edmonton, Calgary and Fort McMurray. As of October 2003, the inventory of commercial, retail and residential projects in Alberta was valued at approximately $3 billion.

Equipment

We operate and maintain over 400 pieces of heavy equipment, including crawlers, graders, loaders, mining trucks, compactors, scrapers and excavators, as well as over 450 support vehicles, including various service and maintenance vehicles. The equipment is in good condition, normal wear and tear excepted.

The following table sets forth our fleet of heavy equipment as of September 30, 2003:

		Average		Number in Fleet
Category	Manufacturer	Capacity(a)	Horsepower
Mining and site preparation:
Articulating trucks	Caterpillar, Hitachi	34 tons	322	20
Mining trucks	Caterpillar, Euclid/Hitachi, Titan	170 tons	1,625	58
Shovels	Hitachi, O&K	42 cubic yards	3,050	4
Excavators	Komatsu, John Deere, Hitachi, Caterpillar	3 cubic yards	307	83
Crawler tractors	John Deere, Komatsu, Caterpillar	n/a	299	54
Graders	Caterpillar	n/a	275	14
Scrapers	Caterpillar	n/a	450	14
Loaders	Michigan, Caterpillar, Case, Volvo, Komatsu, John Deere	3 cubic yards	140	37
Skidsteer loaders	Case, Melroe, Skidsteer, Gehl, John Deere	1 cubic yard	87	38
Packers	Caterpillar, Ingersoll Rand	28,500 lbs	173	15

Pipeline:
Snow cats	Terra Tucker	n/a	174	1
Trenchers	Barber Green	n/a	330	2
Pipelayers	John Deere, Caterpillar	110,000 lbs	263	28

Piling:
Drill rigs	Texoma, Drilling Technique Ltd., Soil Mec, Watson 2500	76 ft(b)	194	26
Cranes	P&H, Link-Belt, American, Sumitomo, Bucyrus, Lima	64 tons	196	17

			Total:	411

(a)	Capacities are weighted by fleet
(b)	Drill depth

We have the largest fleet of off-highway construction and mining trucks in the Fort McMurray area. We operate 87 of these large earthmoving vehicles that have a total hauling capacity of 10,740 tons; our closest independent competitor has 22 trucks that have a total hauling capacity of 4,940 tons. With respect to the magnitude of our fleet in comparison to the major operators in the oil sands the hauling capacities of each are as follows: Syncrude Canada Ltd. (16,680 tons), Suncor Energy Inc. (18,900 tons) and Albian Sands Energy Inc. (9,880 tons). Our extensive fleet of off-highway trucks allows us to respond to our customers’ requirements in a cost efficient manner while providing a barrier to entry for our competitors.

We attempt to optimize fleet utilization by pooling equipment for use by all business units. We regularly rent our labor and available assets to many clients who intermittently require additional equipment for their mining activities. Providing rental arrangements to clients maximizes equipment utilization and strengthens client relationships. We view these arrangements as an important first step toward obtaining contract mining work from these clients.

We believe that we are an industry leader in equipment maintenance, repair and refurbishment operations. Our fleet of earthmoving and heavy construction equipment is subjected to a stringent maintenance program. We constantly evaluate the maintenance requirements of our equipment fleet and consistently replace or refurbish key components of each significant piece of equipment to maximize the efficiency of the fleet and ensure that we have the equipment available to meet our customers’ demands. For the twelve months ended

September 30, 2003, and the fiscal years ended March 31, 2003, 2002 and 2001, we spent $53.9 million, $44.1 million, $50.0 million, and $33.8 million, respectively, to maintain our equipment in superior working condition. We possess a relatively young mining equipment fleet with an average life of 4.6 years. We estimate the market value of our equipment and support vehicles we would have owned on an as adjusted basis as of September 30, 2003 was approximately $169 million. Because a substantial portion of the fleet’s value is based on the age and condition of the major components of each piece of equipment, our rigorous maintenance and refurbishment schedules help maintain the value of our equipment despite its utilization.

Customers

We derive a significant amount of our revenues from a small number of major and independent oil and gas companies. Our customer base includes major integrated energy companies such as Syncrude, Albian, EnCana and Suncor. We also have large mining customers outside of the Alberta oil sands. For example, we are currently performing a coal mine services contract for Kemess Mines Ltd. with an estimated value of over $15 million. We also perform commercial construction-related services for other customers in the public and private sectors. Our largest customer, Syncrude, accounted for 65%, 64%, 38% and 16%, of our revenues for the twelve months ended September 30, 2003 and the fiscal years ended March 31, 2003, 2002 and 2001, respectively. Collectively, our largest five customers represented approximately 94%, 93%, 88% and 87% of our revenues for the same periods.

Contracts

We complete work under the following types of contracts: cost plus, time and materials, unit price and fixed price. Each contract contains a different level of risk associated with its formation and execution.

A cost plus contract is where all work is completed based on actual costs incurred to complete the work. These costs include all labor, equipment, materials and any subcontractor’s costs. In addition to these direct costs all site and corporate overheads costs are charged to the job. An agreed upon fee in the form of a fixed percentage is then applied to all costs charged to the project. This type of contract is utilized where the project involves a large amount of risk or the scope of the project cannot be readily determined. For the twelve months ended September 30, 2003, approximately 7% of our revenue was generated from this type of contract.

A time and materials contract involves taking all the components of a cost plus job and rolling them into rates for the supply of labor and equipment. In this regard, all components of the rates are fixed and we are compensated for each hour of labor and equipment supplied. The risk associated with this type of contract is the estimation of the rates and incurring expenses in excess of a specific component of the agreed upon rate. Therefore, any overrun must come out of the fixed margin included in the rates. For the twelve months ended September 30, 2003, approximately 63% of our revenue was generated from this type of contract.

A unit price contract is utilized in the execution of projects with large repetitive quantities of work to be completed and is commonly utilized for site preparation, mining and pipeline work. We are compensated for each unit of work we perform. Within the unit price contract, there is an allowance for labor, equipment, materials and any subcontractor’s costs. Once these costs are calculated, we add in any site and corporate overheads along with an allowance for the margin we want to achieve. The risk associated with this type of contract is in the calculation of the unit costs with respect to achieving the required production in the execution phases of the project. For the twelve months ended September 30, 2003, approximately 25% of our revenue was generated from this type of contract.

A fixed price, or lump sum, contract is utilized when a detailed scope of work is known for a specific project. Thus, the associated costs can be readily calculated and a firm price provided to the customer for the execution of the work. The risk lies in the fact that there is no escalation of the price if the work takes longer or more resources are required than were estimated in the established price. The price is fixed regardless of the amount of work required to complete it. For the twelve months ended September 30, 2003, approximately 5% of our revenue was generated from this type of contract.

In addition to the contracts listed above, we also use master service agreements for work in the oil and gas sector where the scope of the project is not known and timing is critical to ensure the work gets completed. The master service agreement is a form of a time and materials agreement that specifies what rates will be charged for the supply of labor and equipment to undertake work. The agreement does not identify any specific scope or schedule of work. In this regard, the customer’s representative establishes what work is to be done at each location. We use master service agreements with the work we perform for Encana.

We also complete a substantial amount of work as subcontractors where we are governed by contracts to which we are not a party. These subcontracts vary in type and conditions with respect to the pricing and terms and are governed by one specific prime contract that governs a large project generally. In such cases, the contract with the subcontractors contains more specific provisions regarding a specified aspect of a project.

Major Suppliers

We have preferred supplier relationships with the following equipment suppliers: Finning Canada Ltd. (45 years), Wajax Industries Ltd. (20 years) and Brandt Tractor (30 years). Finning Canada Ltd. is a major heavy equipment Caterpillar dealer for Canada. In addition to the supply of new equipment, they are also a major supplier for equipment rentals, parts and service labor. Wajax Industries Ltd. is a major Hitachi equipment supplier to us for both mining and construction equipment. We purchase or rent John Deere equipment, including excavators, loaders and small bulldozers, from Brandt Tractor.

Competition

Our business is competitive in each of our markets. The majority of our new business is awarded to us based on past client relationships without a formal bidding process, in which typically a small number of pre-qualified firms submit bids for the project work. Factors that impact competition include price, safety, reliability, scale of operations, availability and quality of service. Most of our clients and potential clients in the oil sands area operate their own heavy mining equipment fleet. However, these operators have consistently contracted for a significant portion of their site preparation and mining operations and other construction services.

Our principal competitors in the site preparation and mining segment include Cross Construction, Klemke Mining Corporation, Ledcor Limited, Neegan Development Corporation Ltd., Peter Kiewit & Sons, Tercon, Sureway and Thompson Brothers Ltd. The main competition to our deep foundation piling operations comes from Agra Foundations and Double Star. The primary competitors in the pipeline installation business include Ledcor, Washcuk and Midwest Pipelines. Voice and IGL Industrial Inc. are the major competitors in the underground utilities segment.

In the public sector, we compete against national firms and there is usually more than one competitor in each local market. Most of our public sector customers are local governments that are focused on serving only their home regions. Competition in the public sector continues to increase and we typically choose to compete on projects only where we can leverage equipment and operating strengths to secure profitable business.

Properties and Facilities

We own and lease a number of buildings and properties for use in our business. Our administrative functions are located at our headquarters near Edmonton, Alberta, which also houses a major equipment maintenance facility. Project management and equipment maintenance are also performed at regional facilities in Calgary and Fort McMurray, Alberta; Vancouver, Fort Nelson and Prince George, British Columbia; and Regina, Saskatchewan. We occupy office and shop space in British Columbia, Alberta and Saskatchewan under leases which expire between 2004 and 2009, subject to renewal and termination rights as provided under the particular leases. We also occupy, without charge, some customer-provided lands.

Address	Function	Owned or Leased
Acheson Industrial Park #2 53016 – Hwy. 60 Spruce Grove, Alberta	Corporate headquarters and major equipment repair facility	Leased (a)

2289 Alyth Place S.E. Calgary, Alberta	Regional office and equipment repair facility – piling operations	Building Owned Land Leased (b)

Syncrude Mine Site, South End Fort McMurray, Alberta	Regional office and major equipment repair facility – earthworks and mining operations	Building Owned Land Provided

Syncrude Plant Site Fort McMurray, Alberta	Satellite office and minor repair facility – all operations	Building Rented (c) Land Provided

Aurora Mine Site Fort McMurray, Alberta	Satellite office and equipment repair facility – all operations	Repair Facility Owned Office Rented (d) Land Provided

Albian Sands Mine Site Fort McMurray, Alberta	Satellite office and equipment repair facility – all operations	Building Leased (e) Land Provided

9076 River Road Delta, British Columbia	Regional office and equipment repair facility – piling operations	Building Owned Land Leased (f)

2150 Steel Road	Regional office for all business units	Leased (g)
Prince George, British Columbia

4307 55th Street Fort Nelson, British Columbia	Satellite office – pipeline operations	Leased (h)

2010 Industrial Drive Sherwood Industrial Park Regina, Saskatchewan	Regional office and equipment repair facility – piling operations	Leased (i)

(a)	Lease expires November 30, 2007.

(b)	Lease expires December 31, 2005.

(c)	Term of rental through November 30, 2009.

(d)	Term of rental through November 30, 2009.

(e)	Lease expires November 30, 2009.

(f)	No formal lease.

(g)	Lease expires March 31, 2004.

(h)	Lease expires July 10, 2008.

(i)	Lease expires March 14, 2008.

Our locations were chosen for their geographic proximity to major customers. This proximity allows us to build on strong relationships with customers and create a presence in the regional marketplace. We believe the owned, leased and rented properties are sufficient to meet our needs for the foreseeable future.

Law and Regulations and Environmental Matters

Many aspects of our operations are subject to various federal, provincial and local laws and regulations, including, among others, (1) permitting and licensing requirements applicable to contractors in their respective trades, (2) building and similar codes and zoning ordinances, (3) laws and regulations relating to consumer protection, and (4) laws and regulations relating to worker safety and protection of human health. We believe we have all material required permits and licenses to conduct our operations and are in substantial compliance with applicable regulatory requirements relating to our operations. Our failure to comply with the applicable regulations could result in substantial fines or revocation of our operating permits.

Our operations are subject to numerous federal, provincial and municipal environmental laws and regulations, including those governing the release of substances, the remediation of contaminated soil and ground water, vehicle emissions and air and water emissions. These laws and regulations are administered by federal, provincial and municipal authorities, such as Alberta Environment, Saskatchewan Environment, the British Columbia Ministry of Water, Land and Air Protection and other governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and meeting these requirements can be expensive. The nature of our operations and our ownership or operation of property expose us to the risk of claims with respect to such matters, and there can be no assurance that material costs or liabilities will not be incurred with such claims. For example, some laws can impose strict, joint and several liability on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. If we were found to be a responsible party under these statutes, we could be held liable for all investigative and remedial costs associated with addressing such contamination, even though the releases were caused by a prior owner or operator or third party. Our leases typically include covenants which obligate us to comply with all applicable environmental regulations and to remediate any environmental damage caused to the leased premises. In addition, claims alleging personal injury or property damage may be brought against us as a result of alleged exposure to hazardous substances resulting from our operations. Capital expenditures relating to environmental matters during the fiscal years ended March 31, 2001 through 2003 were not material. We do not currently anticipate any material adverse effect on our business or financial position as a result of future compliance with existing environmental laws and regulations to which we are subject. Future events, however, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws and regulations may require us to make additional expenditures which may be material.

Employees and Labor Relations

We currently have over 100 full-time permanent and 1,100 hourly employees. We also utilize the services of subcontractors in our construction business. Approximately 10% to 15% of the construction work we do is done through subcontractors. Approximately 900 employees are members of various unions and work under collective bargaining agreements. The majority of our work is done through employees governed by a collective bargaining agreement with the

International Union of Operating Engineers Local 955, the primary term of which expires on October 31, 2004, and under a collective bargaining agreement with the Road Building and Heavy Construction Association and the International Union of Operating Engineers Local 955, the primary term of which expires on February 28, 2007. We are subject to other industry and specialty collective agreements under which we complete work, the primary terms of some of which have expired. The agreements, however, continue from year-to-year unless terminated by a strike or lockout. We have no indication of a pending strike or lockout, and those employees are continuing to work while a new collective bargaining agreement is negotiated. We cannot estimate when that will occur. We believe that our relationships with all our employees, both union and non-union, are generally excellent. In addition, we have never experienced a strike or lockout.

Legal Proceedings

From time to time, we are a party to litigation and legal proceedings that we consider to be a part of the ordinary course of business. While no assurance can be given, we believe that, taking into account reserves and insurance coverage, none of the litigation or legal proceedings in which we are currently involved could reasonably be expected to have a material adverse effect on our business, financial condition or results of operations. We may, however, become involved in material legal proceedings in the future.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position held by our directors and executive officers, who are also the directors and executive officers of NACG Holdings Inc. and NACG Preferred Corp. Each director is elected for a one-year term or until such person’s successor is duly elected and qualified.

Name	Age	Position
Gordon Parchewsky	53	President and Director
Vincent Gallant	45	Vice President, Finance
William Koehn	41	Vice President, Operations
William C. Oehmig	54	Chairman
John D. Hawkins	39	Director
Jean-Pierre L. Conte	40	Director
Peter Schweinfurth	42	Director
K. Rick Turner	45	Director
John A. Brussa	46	Director
Jim G. Gardiner	59	Director
Donald R. Getty	70	Director
Martin Gouin	42	Director
Gary K. Wright	58	Director

Gordon Parchewsky is President of North American Construction Group Inc., a position he has held since 2002, and will also be President of North American Energy Partners Inc. Prior to serving in his current capacity, Mr. Parchewsky was Vice President of Operations from 1984 to 2002 and has been employed by North American Construction Group Inc. since 1971. Mr. Parchewsky has over 30 years of high-level management experience in the heavy construction industry with North American Construction Group Inc. Mr. Parchewsky has managed numerous civil, industrial, pipeline and mine related projects throughout his career. He has been a board member for numerous industry associations including the Canadian Construction Association, Western Canada Roadbuilders Association, Alberta Roadbuilders and Heavy Construction Association and Alberta Chamber of Resources. Mr. Parchewsky graduated in 1971 from the University of Alberta with a Bachelor of Science Degree in Civil Engineering.

Vincent Gallant is Vice President, Finance, a position he has held since the beginning of 1997 and will also be Vice President, Finance of North American Energy Partners Inc. Mr. Gallant has been instrumental in providing financial analysis and reporting, as well as guiding the financing of our growth over the last six years. Prior to joining North American Construction Group Inc., Mr. Gallant served for three years as Controller of Edmonton Telephones and seven years with Alberta Energy Company Ltd., the last two years as Comptroller. Mr. Gallant graduated from the University of Alberta in 1980 with a Bachelor of Arts Degree, majoring in economics. He has been a Canadian Chartered Accountant since 1983 and worked on the professional staff of Peat, Marwick, Mitchell and Company from 1980 until 1985.

William Koehn is Vice President, Operations, a position he has held since 2002, and will also be Vice President, Operations of North American Energy Partners Inc. Prior to 2002, Mr. Koehn had served as Ft. McMurray Regional Manager since 1997, before which he had served as Project Manager since 1992. Before joining North American Construction Group Inc., he was a Senior Civil Engineer with Quintette Coal Limited. Mr. Koehn joined Quintette in 1986. Mr. Koehn has extensive working knowledge of the oil sands industry and has completed various projects involving oil sands operations, underground piping and piling. He graduated from the University of Alberta in 1983 with a Bachelor of Science Degree in Civil Engineering and recently completed his Masters Degree in Construction Engineering and Management. Mr. Koehn has over 16 years of earthworks and mining experience.

William C. Oehmig, Chairman, has been a Principal with The Sterling Group, L.P. since 1984, having worked previously in banking, mergers and acquisitions, and as Chief Executive Officer and Chief Financial Officer of several companies. Mr. Oehmig has served as Chairman of Royster Company and PM Holdings Corp. (parent of Purina Mills, Inc.), chaired the executive committee of SDI Holdings, Inc. (parent of Sterling Diagnostic Imaging, Inc.) and Airtron, Inc., and served on the boards of Walter International, an international oil and gas company; Atlantic Coast Airlines, a regional passenger airline; and Rives Carlberg, an advertising firm. He currently serves as Chairman of the Board of Exopack Holding Corp. Mr. Oehmig is also Past Chairman of the board of trustees at The Baylor School in Chattanooga, Tennessee. Mr. Oehmig received his B.B.A. in Economics from Transylvania University and his M.B.A. from the Owen Graduate School of Management at Vanderbilt University.

John D. Hawkins has been a Principal with The Sterling Group, L.P. since 1999. Mr. Hawkins joined Sterling as an Associate in 1992. From 1986 to 1990, he was on the professional staff of Arthur Andersen & Co. Mr. Hawkins currently serves on the board of Exopack Holding Corp. He also serves on the board of trustees of St. Paul’s Methodist Foundation. Mr. Hawkins received a B.S.B.A. in Accounting from the University of Tennessee and an M.B.A. with honors from the Owen Graduate School of Management at Vanderbilt University.

Jean-Pierre L. Conte has been the Chairman since 2001, and Managing Director since 2000, of Genstar Capital, L.P. and a Managing Director of Genstar Capital LLC since 1996. Mr. Conte joined Genstar in 1995. From 1989 to 1995, Mr. Conte was a Principal at The NTC Group, Inc., a private-equity firm focused on industrial technology companies. Previously he worked in corporate finance and mergers and acquisitions at Drexel Burnham Lambert and Chase Manhattan Bank. He is the Chairman of the Board of both PRA International, Inc. and BioSource International, Inc. (Nasdaq: BIOI) and a director of Installs inc, LLC. Mr. Conte earned an M.B.A. from Harvard University Graduate School of Business and a B.A. from Colgate University.

Peter Schweinfurth has been a Managing Director of Perry Strategic Capital Inc., the private equity arm of Perry Capital, a private investment firm, since 2000. From 1998 to 2000, Mr. Schweinfurth was a Vice President of Kelso & Company, a leading U.S. private equity firm, which he joined in 1988. He is currently a director of several private companies. Mr. Schweinfurth received an A.B. in Economics cum laude general studies from Harvard College in 1983 and an M.B.A. from the Amos Tuck School at Dartmouth College in 1987.

K. Rick Turner has been a Principal of Stephens Group, Inc.’s merchant banking activities since 1990. Mr. Turner joined Stephens in 1983. His areas of focus have been oil and gas exploration, natural gas gathering, processing industries and power technology. Prior to joining Stephens in 1983, he was employed by Peat, Marwick, Mitchell and Company. Mr. Turner currently serves as a director of Atlantic Oil Corporation, SmartSignal Corporation, Neucoll, Inc., Jebco Seismic LLC and the general partner of LaGrange Energy, LP. Mr. Turner earned his Bachelor of Science in Business Administration at the University of Arkansas and is a Certified Public Accountant.

John Brussa is a senior partner, and Head of the Tax Department, at the law firm of Burnet, Duckworth & Palmer LLP, a leading natural resource and energy law firm located in Calgary. Mr.

Brussa currently serves as a director of a number of natural resource and energy companies, several mutual fund trusts, and non-profit or charitable organizations. Mr. Brussa received his Bachelor of Laws Degree from the University of Windsor.

Jim G. Gardiner is currently President of Fording Canadian Coal Trust and Fording Inc., an operating subsidiary of the Trust. He is also President and Chief Executive Officer of Elk Valley Coal Partnership. From 1993 to 2003, he was President and Chief Executive Officer of predecessor corporations to the Fording Trust. He is the past Chairman of the Coal Industry Advisory Board of the International Energy Agency, a past member of the Sectoral Advisory Group in International Trade (SAGIT), Energy, Chemical and Plastics Division, the past Chairman of the Coal Association of Canada, and past Deputy Chairman of the World Coal Institute.

Donald R. Getty is President and Chief Executive Officer of Sunnybank Investments Ltd., a private investment and consulting firm based in Edmonton. Mr. Getty has held this position since the end of 1992 when he retired as Premier of Alberta. Mr. Getty was the 11th Premier of Alberta, a position in which he served from 1985 to 1992. As Premier of Alberta, Mr. Getty’s government was successful in emphasizing development of non-conventional oil projects, among other initiatives. Before serving as Premier of Alberta, Mr. Getty had a distinguished career in both the public and private sectors. Mr. Getty graduated with honors from the University of Western Ontario with a degree in Business Administration. He currently serves on the boards of Guyanor Resources, S.A., Mera Petroleum Inc., Cen-Pro Technologies Ltd., Nationwide Resources and is a director and Vice-chairman of Horse Racing Alberta. In addition, Mr. Getty is an Officer of the Order of Canada and a member of the Alberta Order of Excellence.

Martin Gouin was President and Chief Executive Officer of North American Construction Group Inc. from 1995 to 2003. Prior to becoming President and Chief Executive Officer in 1995, Mr. Gouin held numerous positions at North American Construction Group Inc., including Vice-President, Operations. He has 24 years of experience servicing the oil sands industries. He has been a director of numerous companies serving the metals and plastics industries and was president of Cynergy Fireplace International for three years prior to divesting the operation in 1988. Mr. Gouin attended the University of Alberta and majored in economics.

Gary K. Wright is President of LNB Energy Advisors, a unit of The Laredo National Bank, a position he has held since 2001. From 1998 to 2001, Mr. Wright was North American Senior Credit Officer for the Global Oil and Gas Group of Chase Manhattan Bank. From 1992 to 1998, he served as Managing Director and Senior Client Manager in the Southwest. Between 1990 and 1992, Mr. Wright was Manager of the Chemical Bank Worldwide Energy Group. Prior to that he held various positions with Texas Commerce Bank. Mr. Wright currently serves on the board of Penn Virginia Corporation. He holds a B.S. in Petroleum Engineering from Louisiana State University and a Juris Doctor from Loyola School of Law.

We have invited James R. Gibbs to join our board of directors in January 2004. Mr. Gibbs intends to become one of our directors at that time. Mr. Gibbs has been President and Chief Operating Officer of Frontier Oil since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992 and additionally became Chairman of the Board on April 29, 1999. Mr. Gibbs is a member of the board of directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank in Houston; a director of Veritas DGC Inc., a seismic service company; and a director of Talon International, an oil and gas company. Mr. Gibbs was elected a director of Frontier Oil in 1985.

The Board and Board Committees

Our board supervises the management of North American Energy Partners Inc. as provided by Canadian law.

NACG Holdings Inc.’s board expects to establish the following committees:

•	The Executive Committee, which will possess all the powers and authority of NACG Holdings Inc.’s board with respect to the management and direction of the business and affairs of NACG Holdings Inc., except as limited by Section 115(3) of the Canada Business Corporations Act;

•	The Audit Committee, which will recommend independent public accountants to NACG Holdings Inc.’s board, review the annual audit reports of NACG Holdings Inc. and review the fees paid to NACG Holdings Inc.’s chartered accountants. The Audit Committee will report its findings and recommendations to the board for ratification; and

•	The Compensation Committee, which will be charged with the responsibility for supervising executive compensation policies for NACG Holdings Inc. and its subsidiaries, administering the employee incentive plans, reviewing officers’ salaries, approving significant changes in executive employee benefits and recommending to the board such other forms of remuneration as it deems appropriate.

NACG Holdings Inc.’s board, acting as a committee of the whole board, will have the responsibility for considering nominations for prospective board members of each of NACG Holdings Inc., NACG Preferred Corp. and us. The board will consider nominees recommended by other directors, shareholders and management, provided that nominations by shareholders are made in accordance with NACG Holdings Inc.’s bylaws. NACG Holdings Inc.’s board may also establish other committees.

Director Compensation

Directors of NACG Holdings Inc. and North American Energy Partners Inc. will each receive an annual aggregate retainer of $25,000 and a fee of $1,000 for each meeting of the board or any committee thereof that they attend, and will be reimbursed for reasonable out-of-pocket expenses incurred in connection with their services pursuant to NACG Holdings Inc.’s policies. In addition, the directors are expected to participate in an incentive stock option plan. Martin Gouin and directors who are also our employees will not receive director compensation.

Executive Compensation

The following summary compensation table sets forth the total value of compensation earned by our chief executive officer and each of the other four most highly compensated executive officers as of March 31, 2003, collectively called the named executive officers, for services rendered in all capacities to us for the fiscal years ended March 31, 2003, 2002 and 2001.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation
Gordon Parchewsky	2003	$144,000	$275,000	(a	)
President	2002	138,000	300,000	(a	)
	2001	120,000	275,000	(a	)

William Koehn	2003	132,000	275,000	(a	)
Vice President, Operations	2002	132,600	300,000	(a	)
	2001	118,800	250,000	(a	)

Vincent Gallant	2003	126,000	225,000	(a	)
Vice President, Finance	2002	122,250	250,000	(a	)
	2001	111,000	225,000	(a	)

James Humphries	2003	123,000	110,000	(a	)
Division Manager, Piling	2002	115,350	125,000	(a	)
	2001	103,800	200,000	(a	)

Robert Cochrane	2003	114,000	90,000	(a	)
Division Manager, Pipeline	2002	118,350	140,000	(a	)
	2001	112,800	90,000	(a	)

(a)	The amount of other annual compensation does not exceed the lesser of $50,000 and 10% of the salary and bonus for the fiscal year. The executive officers did not receive any long-term compensation during the periods indicated.

Retention Bonus

Norama Inc., the parent of Norama Ltd., paid each of Messrs. Parchewsky, Koehn and Gallant upon closing of the acquisition a $750,000 transaction bonus and will pay a retention bonus of $750,000 at the end of three years after the closing of the acquisition, provided they are still employed by us. In addition, upon the closing, we paid each of Messrs. Parchewsky, Koehn and Gallant a $250,000 performance bonus.

Annual Incentive Plan

NACG Holdings Inc. expects to establish a management incentive plan shortly after closing the acquisition. The incentive plan will be administered by the compensation committee of the board of directors. The plan will establish a bonus pool to be paid to participants if a target level of financial performance is achieved. If our actual financial performance exceeds or falls short of the targeted level of performance, the amount of the pool available to be paid will increase or decrease, respectively. The compensation committee will recommend to the board of directors the total pool, the target financial performance, the participants and each participant’s share of the potential pool.

Stock Option Plan

NACG Holdings Inc. expects to adopt a stock option plan, subject to the approval by the holders of a majority of its common shares. The stock option plan will be administered by the compensation committee of the board of directors. Option grants under the option plan may be made to directors and key employees selected by the compensation committee. The total number of common shares subject to options granted under the option plan is initially expected to be approximately 5% of NACG Holdings Inc. common shares on a fully diluted basis. The option plan will provide for the discretionary grant of options to purchase common shares. The exercise price of stock options must not be less than the fair market value of common shares on the date of grant, as determined by the committee in its sole discretion. The committee may provide that the options will vest immediately or in increments over a period of time.

Profit Sharing Plan

NACG Holdings Inc. expects to establish a profit sharing plan covering all full-time salaried employees, including executive officers. The profit sharing plan will be administered by the compensation committee. Amounts paid under the profit sharing plan will constitute taxable income in the year received and will be based on our financial performance over a period of time to be determined. The compensation committee will recommend to the board of directors for approval, a target level of financial performance to be achieved and an amount to be set aside for profit sharing if the target is met. If financial performance exceeds this minimum level, we may make distributions to employees. The compensation committee may change the amount set aside for profit sharing and the proportion of such amount allocate to an individual employee or group of employees.

RELATED TRANSACTIONS

Advisory Services Agreement

Pursuant to an agreement among The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc., and Stephens Group, Inc., referred to in the agreement as the “sponsors,” and NACG Holdings Inc. and certain of its subsidiaries, including us, referred to in the agreement as the “companies,” the sponsors provided consulting and advisory services with respect to the organization of the companies, the structuring of the transactions, employee benefit and compensation arrangements and other matters. The agreement also provides that each of the companies, jointly and severally, will indemnify the sponsors against liabilities relating to their services. Under the agreement, for these services, we paid, at the closing of the transactions, a one-time transaction fee of US$3.0 million to Sterling and a one-time transaction fee of US$3.0 million to be shared among the sponsors and BNP Paribas Private Capital Group on a pro rata basis in accordance with their respective equity commitments to NACG Holdings Inc., and the companies reimbursed the sponsors for their expenses. Under the agreement, at the closing of the transactions, we paid to the sponsors a pro rated management fee for the period from closing until March 31, 2004 totaling approximately $133,000. In addition, the agreement provides that on each June 30 through June 30, 2013, we will pay the sponsors whose services have not terminated in accordance with the agreement, as a group, an annual management fee in cash totaling the greater of $400,000 and 0.5% of our EBITDA for the previous twelve month period ended March 31.

In addition, the agreement provides that if any one or more of the companies determines within ten years of the date of the closing of the transactions to acquire any business or assets having a value of US$1.0 million or more, referred to in the agreement as a “future corporate transaction,” or to offer its securities for sale publicly or privately or to otherwise raise any debt or equity financing, referred to in the agreement as a “future securities transaction,” the relevant company will retain one or more of the sponsors, whose services have not been terminated in accordance with the agreement, as a group, as consultants with respect to the transaction. For any future corporate transactions, the relevant sponsors are entitled under the agreement to receive a fee in the amount of 1% of the aggregate consideration paid for the acquisition plus the aggregate amount of assumed liabilities and, regardless of whether such future corporate transaction is consummated, any expenses or fees incurred by any sponsor in connection therewith. For any future securities transactions, the relevant sponsors are entitled to receive under the agreement a fee in the amount of 0.5% of the aggregate gross proceeds to the companies from such transaction and, regardless of whether such future securities transaction is consummated, any expenses or fees incurred by any sponsor in connection therewith.

Shareholders Agreement

In connection with the offering of common shares of NACG Holdings Inc., it is expected that employees of NACG Holdings or any of its subsidiaries who purchase common shares will enter into an employee shareholders agreement and all other purchasers will enter into an investor shareholders agreement. The shareholders agreements include the following provisions:

Certain Transfers/Rights of First Refusal and Tag Along Rights

Except for certain permitted transfers, the investor shareholders agreement permits the shareholders who are parties to that agreement to transfer their common shares or any interest therein only upon receipt of a written bona fide third-party offer and after offering such shares first to NACG Holdings Inc. and then to the other shareholders that are parties to the agreement at the price and on the terms specified in the third-party offer and offering such other shareholders the right to participate in such transfer on a pro-rata basis. In the event that NACG Holdings Inc. and the other shareholders do not accept all of the shares subject to the offer and the other shareholders expect not to participate in such transfer, the offering shareholder may transfer any remaining shares to the third party on no more favorable terms than those specified in the offer for a limited period of time.

Except for certain permitted transfers, the employee shareholders agreement permits the shareholders who are parties to that agreement to transfer their common shares or any interest therein only (1) upon receipt of a written bona fide third-party offer, (2) after the shareholder has held the shares subject to the agreement for at least two years and (3) after offering such shares to NACG Holdings Inc. at the price and on the terms specified in the third-party offer. In the event that NACG Holdings Inc. does not accept all of the shares subject to the offer, the offering shareholder may transfer any remaining shares to the third-party on no more favorable terms than those specified in the offer for a limited period of time. Also, if an employee shareholder is for any reason no longer employed by NACG Holdings Inc. or any of its subsidiaries before the two-year anniversary of the date the holder becomes a party to the agreement, the holder must sell all of his or her shares to NACG Holdings Inc. at the then fair market value of the shares.

Approved Sales

Each shareholders agreement contains provisions requiring all shareholders who are parties thereto to join in any control disposition, as defined below, to or with an independent third party, as defined below, or group of independent third parties and requiring their consent to the sale of all or substantially all of the consolidated assets of NACG Holdings Inc. and its subsidiaries to an independent third party or a group of independent third parties, in either case if the transaction is approved by the holders of at least two-thirds of the shares subject to the investor shareholders agreement and if, pursuant to the transaction, all of such holders are entitled to receive the same form and amount of consideration with respect to their shares. Each holder that is a party to either agreement agrees to consent to and raise no objections to such an approved transaction, to waive any dissenter’s rights or similar rights and to sell the common shares held by such holder on the terms and conditions approved. A control disposition is defined as any disposition or series of related dispositions which would have the effect of transferring to any transferee or group beneficial ownership of a number of common shares of NACG Holdings Inc. (a) that exceeds 40% of the then-outstanding common shares, on a fully-diluted basis, or (b) if thereafter the proposed transferee would directly or indirectly have beneficial ownership of 50% or more of all the then outstanding common shares, on a fully-diluted basis. An independent third party is defined as any person that does not own more than 5% of the outstanding shares of NACG Holdings Inc. on an as-if converted basis, and any person that is not affiliated with or associated with any such 5% holder.

Preemptive Rights

Subject to specified exceptions, the investor shareholders agreement provides the holders who are parties thereto preemptive rights in the event of an offering of any capital stock of NACG Holdings Inc. These exceptions include an initial public offering; an approved sale; securities issued upon conversion of convertible securities previously issued in compliance with the agreement; issuances to employees, prospective employees, directors and prospective directors, if approved by the board of directors of NACG Holdings Inc.; issuances of shares resulting in net proceeds to NACG Holdings Inc. of less than an aggregate of US$5.0 million; issuances as consideration for the acquisition of any business entity if NACG Holdings Inc. or any of its subsidiaries owns at least a majority of the voting power of the entity being acquired and the acquisition is approved by the board of directors of NACG Holdings Inc.; issuances to any bank, subordinated debt lender, equipment lessor, landlord or other similar financial institution or investor in connection with a loan transaction or equipment lease or similar commercial transaction provided that any such transaction is approved by the board of directors of NACG Holdings Inc.; and issuances in connection with any stock split, stock dividend, distribution or recapitalization by NACG Holdings Inc. The preemptive rights provided under the investor shareholders agreement expire 10 days after the holders receive written notice of the offering, and NACG Holdings Inc. will then have 270 days in which to sell the shares the holders have elected not to purchase.

The employee shareholders agreement does not provide any preemptive rights.

Public Offerings

Each shareholders agreement requires that, at any time that NACG Holdings Inc. is engaged in an underwritten public offering of its securities, each shareholder who is a party to either agreement shall refrain from making any disposition of common shares on a securities exchange or in the over-the-counter or any other public trading market for a period of time not to exceed 180 days. This provision, however, does not limit any shareholder’s right to include common shares held by it in any such underwritten public offering pursuant to any demand or piggyback registration rights that such shareholder may have.

Material Agreements

Each shareholders agreement provides that notwithstanding certain other provisions of the respective agreements permitting transfers of shares, no transfer will be made which would cause, in the reasonable judgment of NACG Holdings Inc., a material breach of or default or acceleration of payments under any agreement to which NACG Holdings Inc. or any of its subsidiaries is a party under which the indebtedness or liability of NACG Holdings Inc. or any of its subsidiaries is more than $1.0 million.

Termination

The employee shareholders agreement will terminate upon any of the following events: (i) our dissolution; (ii) after 10 days notice from us to all the holders party to the agreement; or (iii) a registered public offering of common shares by NACG Holdings Inc. (excluding certain offerings) resulting in net proceeds to it of at least $100 million.

The investor shareholders agreement will terminate upon any of the following events: (i) the dissolution of NACG Holdings Inc.; (ii) any event that reduces the number of shareholders party to the agreement to one in accordance with the terms of the investor shareholders agreement; (iii) a registered public offering of common shares by NACG Holdings Inc. (excluding certain offerings) resulting in net proceeds to it of at least $100 million; or (iv) the written approval of the holders of all common shares subject to the agreement.

Voting and Corporate Governance Agreement

In connection with their purchase of common shares in the offering, NACG Holdings Inc. entered into a voting agreement with affiliates of The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc. that includes the following provisions:

Directors

The agreement provides that, as long as a shareholder party to the agreement, along with its affiliates, and various permitted tranferees own at least 50% of the common shares that it initially purchased in the offering of common shares, such shareholder may designate one director of NACG Holdings Inc. In addition, as long as Sterling and various permitted transferees own at least 75% of the common shares that it initially purchased in the offering of common shares, it may designate one additional director. Each shareholder party to the agreement agrees to vote the common shares held by it for each of the designated directors. The shareholder parties to the agreement also agree to vote their common shares in favor of the election to the board of directors of NACG Holdings Inc. of independent directors designated by a specified majority of the shareholder parties to the agreement or their appointed voting representatives. The voting agreement contains similar provisions for the removal of a director designated for removal by the parties to the agreement.

Permitted Transactions

The voting agreement also provides that each shareholder party to the agreement will not, and will not permit any of its affiliates to, enter into, renew, extend or be a party to any transaction or series of transactions with NACG Holdings Inc. or any of its subsidiaries without the prior written consent of the holders of a specified majority of shares subject to the agreement, other than such holder or its affiliates, except for:

•	issuances of capital shares pursuant to, or the funding of, employment arrangements, share options and share ownership plans approved by the board of directors of NACG Holdings Inc.;

•	the grant of share options or similar rights to employees and directors pursuant to plans approved by the board of directors of NACG Holdings Inc.;

•	loans or advances to executive officers approved by the board of directors of NACG Holdings Inc.;

•	the payment of reasonable fees to directors of NACG Holdings Inc. and its subsidiaries who are not employees of NACG Holdings Inc. or its subsidiaries in their capacities as board members or members of committees of the board as may be approved by the board;

•	any transaction between subsidiaries of NACG Holdings Inc.; and

•	the equity registration rights agreement, the shareholders agreement and the advisory services agreement described elsewhere in this prospectus.

Covenants

The agreement provides that NACG Holdings Inc. will not, and will not permit any of its subsidiaries to, engage in specified transactions without the consent of holders of a specified majority of shares subject to the agreement, including, but not limited to:

•	issuances of any securities resulting in net proceeds of an aggregate of more than US$5.0 million during the term of the agreement, with some exceptions;

•	acquisitions or investments outside the ordinary course of business exceeding US$25.0 million;

•	capital expenditures in excess of annually budgeted amounts plus US$10.0 million;

•	dividends or repurchases of securities in amounts exceeding an aggregate of US$5.0 million during the term of the agreement, except for dividends on Series A Preferred

Stock purchases pursuant to the shareholders agreement and purchases of shares issued to employees and directors; and

•	mergers, consolidations or amalgamations with any third party, dissolutions, reorganizations and substantive discussions with an investment banking firm regarding an initial public offering.

The agreement also requires approval by a specified vote to change the size of the board of directors of NACG Holdings Inc. and provides certain information rights and board observer rights to shareholders who are parties thereto.

Termination

It is expected that the voting and corporate governance agreement will terminate upon any of the following events: (i) the dissolution of NACG Holdings Inc.; (ii) the occurrence of any event which reduces the number of shareholders party to the agreement to one; (iii) the completion of an underwritten initial public offering of the common shares of NACG Holdings Inc. resulting in aggregate net proceeds of at least $100 million; (iv) the written vote of the holders of all common shares subject to the agreement.

Registration Rights Agreement

Upon consummation of the transactions, NACG Holdings Inc. entered into a registration rights agreement with the holders of qualified registrable securities who are signatories thereto. The registration rights agreement includes the following provisions:

•	Piggyback Registrations. After an initial public offering of the common shares of NACG Holdings Inc., the holders of qualified registrable securities will have piggyback registration rights when NACG Holdings Inc. proposes to register such common equity securities in a qualified registration other than a demand registration.

•	Demand Registrations. Subject to specified restrictions, after an initial public offering, and upon written request, holders of qualified registrable securities have demand registration rights if such registrable securities to be included have, in the good faith opinion of NACG Holdings Inc., an aggregate fair market value of at least US$20.0 million.

The registration rights agreement also contains customary provisions with respect to registration procedures, indemnification and contribution rights.

BENEFICIAL OWNERSHIP OF NACG HOLDINGS INC.’S COMMON SHARES

The following table presents certain information regarding the ownership of shares of NACG Holdings Inc.’s common shares by the named executive officers, each director of NACG Holdings Inc. and North American Energy Partners Inc., all directors and officers as a group and each person who is the beneficial owner of more than 5% of the outstanding common shares of NACG Holdings Inc. as of December 17, 2003. All of our capital shares are owned by NACG Preferred Corp., and all of its common shares are owned by NACG Holdings Inc. The Series A Preferred Shares are owned by the sellers in the acquisition following the closing of the transactions. Except as otherwise indicated in the footnotes to the table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated common shares. Except as otherwise indicated, the address of each of the beneficial owners is c/o NACG Holdings Inc., Acheson Industrial Park #2, 53016-Highway 60, Spruce Grove, Alberta, T7X 3G7.

Notwithstanding the beneficial ownership of common shares presented below, the voting agreement governs the exercise of voting rights by the shareholders party to that agreement with respect to election of directors and certain other material events. The parties to the voting agreement agree to vote their shares to elect the board of directors as set forth in the agreement. See “Related Transactions—Voting and Corporate Governance Agreement.”

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares		% of Outstanding Common Shares
John A. Brussa	—		—
Jean-Pierre L. Conte	—		—
Vincent Gallant	5,000		0.54
Jim G. Gardiner	—		—
Donald R. Getty	—		—
Martin Gouin	—		—
John D. Hawkins	—		—
William Koehn	5,000		0.54
William C. Oehmig Eight Greenway Plaza, Suite 702 Houston, Texas 77046	13,069		1.41
Gordon Parchewsky	5,000		0.54
Peter Schweinfurth	—		—
K. Rick Turner	—		—
Gary K. Wright 3 Ourlane Court Houston, Texas 77024	980		0.11
Directors and executive officers as a group (13 persons)	29,049		3.14
Sterling Group Partners I, L.P. Eight Greenway Plaza, Suite 702 Houston, Texas 77046	293,731	(a)	31.83
Perry Partners International, Inc. 599 Lexington Avenue New York, New York 10022	103,899	(b)	11.23
Perry Partners, L.P. 599 Lexington Avenue New York, New York 10022	92,136	(c)	9.96
Genstar Capital III, L.P. Four Embarcardero Center, Suite 1900 San Francisco, California 94111	196,035	(d)	21.19
Stephens-NACG LLC	130,690	(e)	14.13
111 Center Street Little Rock, Arkansas 72201
Paribas North America, Inc.	65,345	(f)	7.06
787 Seventh Avenue
New York, New York 10019

(a)	Sterling Group Partners I GP, L.P. is the sole general partner of Sterling Group Partners I, L.P.

(b)	Perry Corp. is the investment manager of Perry Partners International, Inc. Perry Corp. is an affiliate of Perry Strategic Capital Inc.

(c)	Perry Corp. is the managing general partner of Perry Partners, L.P. Perry Corp. is an affiliate of Perry Strategic Capital Inc.

(d)	Approximated based on a US $15.0 million (approximately $19.8 million) commitment to purchase common shares in connection with the acquisition, of which Genstar Capital Partners III, L.P. has committed US $14,479,981 and Stargen III, L.P. has committed US $520,019. Genstar Capital III, L.P. is the sole general partner of each of Genstar Capital Partners III, L.P. and Stargen III, L.P., and Genstar III GP LLC is the sole general partner of Genstar Capital III, L.P. Jean-Pierre L. Conte, Richard F. Hoskins and Richard D. Paterson are the managing members of Genstar III GP LLC. In such capacity, Messrs. Conte, Hoskins and Paterson may be deemed to beneficially own shares of common stock beneficially owned, or deemed to be beneficially owned, by Genstar III GP LLC, but disclaim such beneficial ownership.

(e)	Stephens Group, Inc. is the sole manager of Stephens-NACG LLC.

(f)	Due to regulatory requirements applicable to affiliates of Paribas North America, Inc., the common shares it will own are expected to be non-voting common shares, otherwise like the common shares in all material respects.

DESCRIPTION OF BANK CREDIT AGREEMENT

General

We have entered into a bank credit agreement with a syndicate of lenders arranged and agented by BNP Paribas and Royal Bank of Canada. On November 26, 2003, the term loan in the amount of $50 million was made and the initial letter of credit, in the amount of $10 million was issued. The lenders have agreed to provide, subject to customary conditions, additional loans and letters of credit under a $70 million revolving credit facility. The following description summarizes the material provisions of the bank credit agreement and does not purport to be complete. A copy of the bank credit agreement is filed as an exhibit to the registration statement of which this prospectus is a part. Letters of credit are limited to $30 million at any time outstanding and borrowings under the revolving credit facility are subject to a borrowing base.

We used the proceeds of the term loans under the bank credit agreement to finance a portion of the purchase price of the acquisition and to pay a portion of the fees and expenses related to the transactions. Proceeds of the revolving loans will be used for working capital and other corporate purposes.

The revolving credit facility and term loan, collectively referred to as the “loans,” may bear interest at the Canadian prime rate, or at a Canadian bankers’ acceptances rate, in each case plus an applicable margin, which is 3.0% in respect of bankers’ acceptances and 2.0% for prime rate advances. Loans that are made by way of bankers’ acceptances are advanced to the borrower on a discount basis. The default rate is the sum of the Canadian prime rate plus 4.0%.

Amortization; Prepayments

All principal on the loans will be due five years after closing of the bank credit agreement and the term loan will be subject to quarterly required amortization beginning on February 29, 2004. Furthermore, the loans are subject to various mandatory prepayments. Mandatory prepayments on the loans are required subject to certain exceptions by an amount equal to: (1) 100% of the net cash proceeds of all asset dispositions by us, (2) 100% of the net cash proceeds from the issuance of debt (other than the notes) by us, (3) 100% of the net cash proceeds from the issuance of equity by us or by NACG Preferred Corp., (4) 100% of all condemnation and insurance proceeds, subject to certain reinvestment rights, (5) 50% of excess cash flow (as defined) for each fiscal year, and (6) such amounts as may be necessary to ensure that outstandings under the revolving credit facility do not exceed the borrowing base. Except in the case of clause (6) above, all such amounts will be applied first to the prepayment of the term loan and thereafter to the prepayment of the revolving loan and the reduction of the commitments thereunder. In the case of clause (6) above, such amounts will be applied to the prepayment of the revolving loan with no reduction of the commitments thereunder. All such mandatory prepayments of the term loan will be applied to the remaining scheduled installments thereof on a pro rata basis.

Accrued interest under the loans will be due monthly. The bank credit agreement allows prepayments with notice and reimbursement for various costs and payment of accrued interest, except that we are not allowed to prepay loans made by way of bankers’ acceptances.

Covenants

The bank credit agreement contains restrictive covenants limiting our ability, and the ability of our subsidiaries to, subject to various exceptions, among other things:

•	incur debt, enter into sale and leaseback transactions or contractual contingent obligations;

•	prepay, purchase or otherwise acquire or retire prior to stated maturity the notes or certain other debt or amend the indenture;

•	create or allow to exist liens or other encumbrances;

•	transfer our assets except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in our ordinary course of business;

•	enter into mergers, consolidations and asset dispositions of all or substantially all of our, or any of our subsidiaries’ properties;

•	make investments;

•	sell, transfer or otherwise dispose of any class of stock or the voting rights of any of our subsidiaries or allow subsidiaries to incur debt or issue stock;

•	enter into transactions with related parties other than in the ordinary course of business on an arm’s-length basis on terms no less favorable to us than those available from third parties;

•	make any material change in the general nature of the business conducted by us;

•	pay dividends or redeem shares of capital stock;

•	make capital expenditures; and

•	incur lease obligations.

Under the bank credit agreement, we are required to satisfy the following financial covenants:

•	a minimum fixed charge coverage ratio of (a) 1.10 to 1.00 through March 31, 2004, (b) 1.20 to 1.00 through June 30, 2004, (c) 1.25 to 1.00 through September 30, 2004, and (d) 1.25 to 1.00 for any four-fiscal quarter period ending between October 1, 2004 and September 30, 2008;

•	a minimum interest coverage ratio of (a) 2.10 to 1.00 through March 31, 2004, (b) 2.25 to 1.00 through June 30, 2004, (c) 2.25 to 1.00 through September 30, 2004, (d) 2.50 to 1.00 for any four-fiscal quarter period ending between October 1, 2004 and June 30, 2005, (e) 2.75 to 1.00 for the four-fiscal quarter period ending September 30, 2005, and (f) 3.00 to 1.00 for any four-fiscal quarter period ending between October 1, 2005 and September 30, 2008;

•	a minimum EBITDA requirement of (a) $65.0 million for the fiscal quarter ending March 31, 2004, (b) $67.5 million for the fiscal quarter ending June 30, 2004, (c) $70.0 million for the fiscal quarter ending September 30, 2004, (d) $75.0 million for the fiscal quarter ending December 31, 2004, (e) $80.0 million for the fiscal quarter ending March 31, 2005, (f) $82.5 million for the fiscal quarter ending June 30, 2005, (g) $85.0 million for the fiscal quarter ending September 30, 2005, and (h) $90.0 million for each fiscal quarter between October 1, 2005 and September 30, 2008;

•	a maximum senior leverage ratio of (a) 1.25 to 1.00 on the last day of each fiscal quarter from January 1, 2004 through June 30, 2005, and (b) 1.00 to 1.00 on the last day of each fiscal quarter from July 1, 2005 through September 30, 2008; and

•

a maximum total leverage ratio of (a) 4.25 to 1.00 on the last day of each fiscal quarter from January 1, 2004 through September 30, 2004, (b) 4.15 to 1.00 on December 31, 2004, (c) 4.00 to 1.00 on March 31, 2005, (d) 3.75 to 1.00 on each of June 30, 2005 and September 30, 2005, (e) 3.50 to 1.00 on each of December 31, 2005 and March 31, 2006,

(f) 3.25 to 1.00 on the last day of each fiscal quarter from April 1, 2006 through March 31, 2007, (g) 3.00 to 1.00 on the last day of each fiscal quarter from April 1, 2007 through December 31, 2007, and (h) 2.75 to 1.00 on the last day of each fiscal quarter from January 1, 2008 through September 30, 2008.

Security; Guarantees

Obligations under the bank credit agreement and certain swaps or hedging arrangements are guaranteed by the same subsidiaries that guarantee the notes, and are secured by a first priority lien on our capital stock and our subsidiaries’ capital stock and on all or substantially all of our assets and the assets of our subsidiaries. The lien on our capital stock is established pursuant to a guarantee by NACG Preferred Corp. with recourse limited to our capital stock.

Events of Default

The bank credit agreement contains customary events of default, including, but not limited to, failure to pay interest, principal, fees or other amounts when due, any material inaccuracy of any representation or warranty, failure to comply with covenants, a cross default, insolvency, bankruptcy events, judgments, dissolution, seizure of assets, various material amendments to the purchase and sale agreement, various amendments to the charter of NACG Preferred Corp., change of control, invalidity of loan documents, failure to maintain a first priority perfected security interest and ownership of assets or conduct of business (except as specifically permitted) by NACG Preferred Corp. or NACG Finance LLC.

DESCRIPTION OF NOTES

The Company issued the original notes and will issue the exchange notes under an indenture (the “Indenture”) among itself, the Guarantors and Wells Fargo Bank, N.A., as Trustee (the “Trustee”). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this summary, defines your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, references to the “Company” include only North American Energy Partners Inc. and not its Subsidiaries and, except as otherwise stated in this section, all references to dollars are to Canadian dollars.

Principal, Maturity and Interest

The Notes mature on December 1, 2011. Additional Notes may be issued from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The original notes and the exchange notes constitute, and any additional Notes issued later will constitute, a single series of Notes under the Indenture. Unless the context otherwise requires, for purposes of this Description of Notes, reference to the Notes includes the original notes, the exchange notes and any additional Notes issued later. Interest on the Notes accrues at the rate of 8 3/4% per annum and is payable semiannually in cash on each June 1 and December 1 commencing on June 1, 2004, to the persons who are registered Holders at the close of business on the May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes are unsecured senior obligations of the Company, ranking equally in right of payment to all other unsubordinated indebtedness of the Company. The Notes are effectively subordinated to our senior secured Indebtedness, including Indebtedness under our Credit Agreement, to the extent of the value of the collateral securing such Indebtedness.

The original notes were, and the exchange notes will be, initially issued only in registered, book-entry form in denominations of US$1,000 and integral multiples thereof. The global Notes will be issued in denominations that together equal the total principal amount of the outstanding Notes. The Trustee is initially acting as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of record of the Notes (the “Holders”), and the Company may act as paying agent or registrar. The Company will pay principal (and premium, if any) on the Notes at the paying agent’s corporate office in New York, New York. At the Company’s option, interest and liquidated damages under the registration rights agreement, if any, may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of Holders.

The Notes are not entitled to the benefit of any mandatory sinking fund.

Guarantees

The Guarantors jointly and severally guarantee the Company’s obligations under the Indenture and the Notes on a unsecured senior basis. Each Guarantee ranks equally in right of payment to all other existing and future unsubordinated Indebtedness of the Guarantor. The Guarantee of each Guarantor is effectively subordinated to all existing and future senior secured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Indebtedness. The obligations of each Guarantor under its Guarantee is limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness.”

Each Guarantor may amalgamate or consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or amalgamate, consolidate, merge or sell its assets to other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in “Certain Covenants—Limitation on Asset Sales,” the Guarantor’s Guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, the Guarantee of such Guarantor will be released.

Separate financial statements of the Guarantors are not included herein because such Guarantors are jointly and severally liable with respect to the Company’s obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis.

Redemption

Optional Redemption. Except as described below, the Notes are not redeemable before December 1, 2007. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 1 of the year set forth below:

Year	Percentage
2007	104.375%
2008	102.188%
2009 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed to the applicable redemption date.

Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or prior to December 1, 2006, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price (expressed as a percentage of the principal amount thereof) equal to 108.750% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

“Public Equity Offering” means an underwritten primary public offering of Qualified Capital Stock of Holdings or the Company pursuant to an effective registration statement filed with the Commission in accordance with the Securities Act (excluding registration statements filed on Form S-8) or a prospectus filed with the applicable Canadian Securities Regulators in accordance with applicable Canadian Securities Laws; provided that, in the event of a Public Equity Offering by Holdings, Holdings contributes to the capital of the Company the portion of the net cash proceeds of such Public Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the Notes to be redeemed as described in the preceding paragraph.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of U.S.$1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes to be redeemed only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes, pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains and future Indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. In addition, we cannot assure you that in the event of a Change of Control the Company will be able to obtain the consents necessary to consummate a Change of Control Offer from the lenders under agreements governing outstanding Indebtedness that may prohibit the offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. There can be no assurance, however, that the Company would be able to obtain such financing. See “Risk Factors—We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.”

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to the obligation to make a Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may make more difficult or discourage a takeover of the Company or Holdings, whether favored or opposed by management of the Company or Holdings. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Holdings, the Company or any of its Subsidiaries by management. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Redemption for Taxation Reasons

The Indenture provides that the Company may at any time redeem in whole but not in part the outstanding Notes at a redemption price of 100% of the principal amount thereof plus accrued interest to the date of redemption if the Company has become or would become obligated to pay any Additional Amounts (as defined herein) in respect of the Notes or the Guarantees as a result of:

(a) any change in or amendment to the laws (or regulations promulgated thereunder) of Canada (or any political subdivision or taxing authority thereof or therein), or

(b) any change in or amendment to any published administrative position regarding the application or interpretation of such laws or regulations,

which change or amendment is announced or is effective on or after the Issue Date. See “—Additional Amounts.”

Additional Amounts

The Indenture provides that all payments made by the Company or any Guarantor under or with respect to the Notes or the Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, interest, assessment or other governmental charge imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Taxes”), unless the Company or such Guarantor is required to withhold or deduct Taxes under Canadian law or by the interpretation or administration thereof. If, after the Issue Date, the Company or any Guarantor is so required to withhold or deduct any amount for or on account of Taxes from any payment made under or with the respect to the Notes or the Guarantees, the Company or the Guarantor, as the case may be, will pay as additional interest to each Holder of Notes that are outstanding on the date of the required payments, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by such Holder (including the Additional Amounts) after such withholding or deduction will not be less than the amounts such Holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to a payment made in respect of a beneficial owner of a Note (an “Excluded Holder”):

(a) with which the Company or any Guarantor does not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(b) that is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

(c) that, despite being required by law, failed to comply with a timely request of the Company or the Holder to provide information concerning such beneficial owner’s nationality, residence, entitlement to treaty benefits, identity or connection with Canada or any political subdivision or authority thereof, if and to the extent that due and timely compliance with such request would have reduced or eliminated any Taxes as to which Additional Amounts would have otherwise been payable in respect of such beneficial owner but for this clause; or

(d) any combination of the above clauses in this proviso.

The Company or any Guarantor will also;

(a) make such withholding or deduction; and

(b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

The Company will furnish, within 30 days after the date the payment of any Taxes is due pursuant to applicable law, to the Holders of Notes that are outstanding on the date of the required payment, copies of tax receipts, if any, evidencing that such payment has been made by the Company or any Guarantor, as the case may be. The Company or the Guarantor, as the case may be, will indemnify and hold harmless each Holder of Notes that are outstanding on the date of the required payment (other than an Excluded Holder) and upon written request reimburse each such Holder for the amount of:

(a) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes or the Guarantee;

(b) any liability (including, without limitation, penalties, interest and expense) arising therefrom or with respect thereto; and

(c) any Taxes imposed with respect to any reimbursement under clause (a) or (b) above but excluding any such Taxes on such Holders’ net income.

At least 30 days prior to each date on which any payment under or with respect to the Notes or the Guarantees is due and payable, if the Company or any Guarantor becomes obligated to pay Additional Amounts with respect to such payment, the Company or such Guarantor, as applicable, will deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts will be payable, and the amount so payable and will set forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of the Notes on the payment date. Whenever in the Indenture there is mentioned, in any context:

(a) the payment of principal (and premium, if any);

(b) purchase prices in connection with a repurchase of Notes;

(c) interest and liquidated damages to be paid on the Notes as more fully described under “Exchange Offer; Registration Rights”, if any; or

(d) any other amount payable on or with respect to any of the Notes or the Guarantees,

such mention shall be deemed to include mention of the payment of Additional Amounts provided for in this section to the extent, that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall occur as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired

Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving pro forma effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

The first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:

(1) Indebtedness under the Notes issued on the Issue Date and the related Guarantees and the Notes issued in exchange for the Notes pursuant to the registration rights agreement and the related Guarantees;

(2) Indebtedness incurred pursuant to the (i) term loan facilities of the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $50.0 million, less the amount of any required prepayments thereunder with the Net Cash Proceeds of Asset Sales, and (ii) the revolving portion of the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $70.0 million and (y) the Borrowing Base (as defined in the indenture);

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness under Currency Agreements;

(6) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness in the amount of the Indebtedness no longer so held;

(7) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company in the amount of the Indebtedness no longer so held;

(8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid or performance bonds, completion guarantees, performance guarantees, standby letters of credit, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed $20.0 million at any one time outstanding;

(11) Refinancing Indebtedness of Indebtedness incurred under clauses (1) and (3) above and the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant;

(12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets; and

(14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or the accreted value, if applicable) not to exceed $20.0 million at any one time outstanding.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness shall be treated as incurred only once. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant. Indebtedness under the Credit Agreement outstanding on the Issue Date will be deemed incurred for purposes of this covenant under clause (2).

Limitation on Layering. The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company or of such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the Guarantee of such Guarantor, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company or such Guarantor, as the case may be.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless, if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) no Default or an Event of Default shall have occurred and be continuing; and

(ii) the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall not exceed the sum of:

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company for the period (treating such period as a single accounting period) commencing with the first full fiscal quarter after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (the “Reference Date”); plus

(w) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock) and 100% of the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that by its terms is subordinated to the Notes) that has been converted into or exchanged for Qualified Capital Stock of the Company or Holdings (other than to the extent of any Qualified Capital Stock issued to any Restricted Subsidiary of the Company); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution (or the Fair Market Value of an equity contribution made in the form of Capital Stock of Holdings so long as such Capital Stock is used as consideration paid in an Asset Acquisition or to repay Indebtedness) received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “Redemption—Optional Redemption Upon Public Equity Offerings”); plus

(y) without duplication, the sum of:

(1) the aggregate amount of the return to capital with respect to any Investment (other than a Permitted Investment) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary;

provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

The foregoing provisions do not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution if the dividend or distribution would have been permitted on the date of declaration;

(2) the redemption, repurchase, or other acquisition or retirement for value of any shares of Capital Stock of the Company or Holdings, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or Holdings or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or Holdings;

(3) the defeasance, redemption, repurchase or other acquisition of any Indebtedness that by its terms is subordinated to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of (a) a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or Holdings, or (b) Refinancing Indebtedness or (iii) with the substantially concurrent receipt of a cash capital contribution from a direct or indirect holder of the Company’s Capital Stock to defease, redeem, repurchase or otherwise acquire such Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, or other acquisition or retirement for value by the Company of Common Stock of the Company or Holdings from current or former officers, directors and employees of the Company or any of its Subsidiaries at any time or from their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company, in an aggregate amount not to exceed $2.0 million in any calendar year;

(5) the repurchase of Common Stock deemed to occur upon the exercise of stock options to the extent such Common Stock represents a portion of the exercise price of such stock options;

(6) payments to NACG Preferred to pay its or Holdings’ operating and administrative expenses including, without limitation, directors fees, employee salaries and other compensation, legal, accounting and audit expenses, compliance expenses and similar Canadian compliance expenses and corporate franchise and other taxes, whether similar or dissimilar, in each case arising from NACG Preferred’s ownership of the Company, Holdings’ ownership of NACG Preferred or the Company’s businesses of the type permitted by the covenant described under “—Conduct of Business,” in an amount not to exceed $1.0 million per fiscal year;

(7) payments to NACG Preferred pursuant to any reasonable tax sharing agreement or arrangement but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company;

(8) payments in an amount not to exceed, in the aggregate, in any calendar year, the sum of (i) $1.0 million and (ii) any amounts payable by the Company to the Designated Active Sponsors (as defined in the Advisory Services Agreement) in connection with any Future Corporate Transaction or any Future Securities Transaction (in each case, as defined in the Advisory Services Agreement) to pay advisory services and transactions fees owed to the Equity Investors pursuant to the Advisory Services Agreement; and

(9) Restricted Payments not to exceed $15.0 million in the aggregate.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (4), 8(i) and (9) shall be included in such calculation. The amount of any non-cash Restricted Payment shall be the Fair Market Value thereof at the date of the making of such Restricted Payment.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below); provided that for purposes of the provision, each of the following will be deemed to be cash:

(i) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are expressly assumed by the transferee of any such assets; and

(ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted (by sale or other disposition) by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion.

The Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a) to prepay obligations under the term loan portion of the Credit Agreement arising by reason of such Asset Sale or pay obligations under any revolving credit facility that effect a permanent reduction in the availability under such revolving credit facility or permanently repay other Indebtedness of any non-Guarantor Restricted Subsidiary;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used or useful in (or Capital Stock in an entity that is or becomes a Restricted Subsidiary and is engaged in) the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses that are the same, similar, ancillary or reasonably related thereto or are reasonable extensions thereof (“Replacement Assets”); and/or

(c) a combination of prepayment and investment permitted by the foregoing clauses (a) and (b).

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility or otherwise use the Net Cash Proceeds in any manner not prohibited by the Indenture. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the

Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (a), (b) and (c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), any portion of the Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (a), (b) and (c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be subsequently applied by the Company or such Restricted Subsidiary to make offers to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable mailing of the Net Proceeds Offer, from all Holders and all holders of other Indebtedness of the Company ranking pari passu with the Notes and containing similar provisions regarding offers to purchase with the net proceeds of the sale of assets, on a pro rata basis, that amount of Notes and such other pari passu Indebtedness equal to the Net Proceeds Offer Amount. The offer price for the Notes pursuant to such Net Proceeds Offer will be 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. If at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the amount of cash received (other than such interest) shall constitute Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this covenant).

In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under “—Merger, Consolidation and Sale of Assets”, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the Fair Market Value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each Net Proceeds Offer will be mailed to the Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, the Trustee will select the Notes to be purchased on a pro rata basis. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale”

provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) the Indenture, the Notes and the Guarantees, or any indenture governing debt securities that are permitted to be incurred under the Indenture and are no more restrictive, taken as a whole, with respect to dividend and other payment restrictions affecting Restricted Subsidiaries than those contained in the Indenture, the Notes and the Guarantees;

(c) customary non-assignment provisions of any contract or of any lease governing a leasehold interest of, or any license held by, any Restricted Subsidiary of the Company;

(d) any instrument governing Capital Stock of a Person acquired by the Company or by any Restricted Subsidiary of the Company or governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Credit Agreement;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell or dispose of assets or Capital Stock, which sale or disposition is permitted under the Indenture, pending the closing of such sale or disposition;

(i) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) or in licenses or leases or in asset or stock sale agreements or agreements similar to any of the foregoing entered into in the ordinary course of business;

(j) restrictions on net worth or on cash or other deposits imposed by customers under contracts entered into in the ordinary cause of business;

(k) mortgages, purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph; and

(l) an agreement amending, supplementing, modifying, restating, renewing, replacing, substituting, refinancing, increasing, refunding, extending, deferring or restructuring an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g).

Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries securing Indebtedness or trade payables (other than Permitted Liens) whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

(1) in the case of Liens securing obligations subordinated in right of payment to the Notes or the Guarantee of a Guarantor, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured,

in each case for so long as such obligations are secured by a Lien.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, amalgamate, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such amalgamation or consolidation or into which the Company is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of Canada or any province or territory thereof, the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed including, without limitation, the Company’s obligation to pay any Additional Amounts;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall (a) have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction (after excluding the effect of reasonable expenses incurred in connection with such transaction) and (b) be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such amalgamation, consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Indenture provides that upon any amalgamation, consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such amalgamation or consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor to, amalgamate or consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such amalgamation, consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of Canada, any province or territory thereof, the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any amalgamation, merger or consolidation of a Guarantor with and into the Company (with, in the case of a merger or consolidation, the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

Limitations on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(1) the Company or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to the covenant described under “—Limitation on Incurrence of Additional Indebtedness” and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the consideration received in connection with such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the asset that is the subject of such Sale and Leaseback Transaction; and

(3) the transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, the covenant described under “—Limitation on Asset Sales.”

Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions that are part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $5.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions as part of a common plan) that involves an aggregate Fair Market Value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor.

(b) The restrictions set forth in this covenant shall not apply to:

(1) reasonable and customary directors’ fees, indemnification and similar arrangements, employees’ salaries, bonuses or employment agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and payments under any indemnification arrangements permitted by applicable law, as determined in good faith by the Company’s Board of Directors;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment, supplement, modification, restatement, renewal, replacement, refinancing, increase, refunding, extension, substitution or restructuring thereof or thereto or any transaction contemplated by any of the foregoing, so long as any such amendment, supplement, modification, restatement, renewal, replacement, refinancing, increase, refunding, extension, substitution or restructuring is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) payments to permit payments for NACG Preferred or Holdings’ employees and officers and directors similar to those provided in clause (1) above and payments in an amount not to exceed, in the aggregate, in any calendar year the sum of (x) $1.0 million and (y) any amounts payable by the Company to the Designated Active Sponsors (as defined in the Advisory Services Agreement) in connection with any Future Corporate Transaction or any Future Securities Transaction (in each case as defined in the Advisory Services Agreement) to the Equity Investors for advisory services and transaction fees pursuant to the Advisory Services Agreement;

(5) loans or advances to directors, officers or employees in the ordinary course of business in an amount not to exceed $1.0 million per fiscal year;

(6) Restricted Payments, Permitted Investments (other than Permitted Investments under clause 5 of the definition thereof) and intercompany Indebtedness permitted by the Indenture;

(7) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Stock of the Company or Holdings;

(8) sales of Capital Stock (other than Disqualified Capital Stock) of the Company or Holdings to Affiliates of the Company; and

(9) payments or other transactions pursuant to any tax sharing agreement approved by the Board of Directors of the Company or the relevant Restricted Subsidiary between the

Company (or any Restricted Subsidiary) and any other Person with which the Company (or Restricted Subsidiary) files a consolidated tax return or with which the Company (or Restricted Subsidiary) is part of a consolidated group for tax purposes, but only to the extent that amounts payable from time to time by the Company under any such agreement do not exceed the corresponding tax payments that the Company would have been required to make to any relevant taxing authority had the Company not joined in such consolidated or combined return, but instead had filed returns including only the Company.

Limitation on Designation of Unrestricted Subsidiaries. The Company may designate any Subsidiary of the Company as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

(2) the Company would be permitted to make, at the time of such Designation, an Investment pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date.

No Subsidiary shall be designated as an “Unrestricted Subsidiary” unless such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding are no less favorable to the Company or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates; and

(3) is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results.

If, at any time, any Unrestricted Subsidiary fails to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if the Indebtedness is not permitted to be incurred under the covenant described under “—Limitation on Incurrence of Additional Indebtedness” or the Lien is not permitted under the covenant described under “—Limitation on Liens,” the Company shall be in default of the applicable covenant.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

(2) all Liens or Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, be permitted to be incurred or made under the Indenture.

All Designations and Redesignations must be evidenced by a Board Resolution certifying compliance with the foregoing provisions.

On the Issue Date, all of the Company’s Subsidiaries are Restricted Subsidiaries.

Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property with a book value in excess of $500,000 to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary that becomes a guarantor under the Credit Agreement, then such transferee or acquired or other Restricted Subsidiary shall:

(1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary or reasonably related, to (or reasonable extensions thereof, as determined in good faith by the Board of Directors of the Company) businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders. For so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall file with the Commission and furnish to the Holders of the Notes and the Trustee:

(1) within 180 days after the end of each fiscal year, annual reports on Form 20-F or 40-F, as applicable, or any successor form; and

(2) (a) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, or any successor form, or (b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, or any successor form, which, regardless of applicable requirements, shall, at a minimum, contain a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the Commission for foreign private issuers;

provided, however, that the Company shall not be obligated to file such reports with the Commission if the Commission does not permit such filings.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest, including liquidated damages, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) failure to make a Change of Control Offer as described under “—Change of Control,” failure to make a Net Proceeds Offer as described under “—Certain Covenants—Limitation on Asset Sales,” or a default in the observance or performance of the covenants described under “—Certain Covenants—Limitation on Restricted Payments” or “—Limitation on Incurrence of Additional Indebtedness” or “—Merger, Consolidation and Sale of Assets,” which failure or default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to comply with any other covenant or agreement contained in the Indenture which default continues for a period of 45 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

(6) one or more judgments in an aggregate amount in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged in writing) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries described in the Indenture; or

(8) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of termination of the Indenture or release of a Guarantor from its Guarantee in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least

25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (7) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, under certain circumstances the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as it determines in good faith that withholding notice is in the interests of the Holders.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

No directors, officers, employees, incorporators or stockholders of the Company or any of its Affiliates, as such, shall have any liability for any obligations of the Company or any of its Affiliates under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal

Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service or the Canada Customs and Revenue Agency, as the case may be, a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes or become subject to Canadian non-resident withholding tax as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes or become subject to Canadian non-resident withholding tax as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit, after the 91st day following the date of deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the Notes), except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the rate of or change the time for payment of interest, including defaulted interest, if any, on any Notes;

(3) reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture relating to the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders; or

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Enforceability of Judgments

Because substantially all of the assets of the Company are outside of the United States, any judgment obtained in the United States against the Company, including judgments with respect to the payment of principal, interest or redemption price, may not be collectible within the United States.

The Company and the Guarantors have been informed by their Canadian counsel, Borden Ladner Gervais, LLP, that the laws of the Province of Alberta permit an action to be brought before a court of competent jurisdiction in the Province of Alberta to recognize and enforce a final, conclusive and subsisting judgment in personam against the Company or any Guarantor (the “judgment debtor”) of any United States federal or state court located in the Borough of Manhattan in The City of New York (a “New York Court”) that is not impeachable as void or voidable under the laws of the State of New York for a sum certain if: (a) the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of Alberta (and submission by the Company and the Guarantors in the Indenture to the non-exclusive jurisdiction of the New York Court will be sufficient for that purpose) and the judgment debtor was properly served in the action leading to such judgment; (b) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with laws of mandatory application or with public policy, as such term is understood under the laws of the Province of Alberta, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada); (c) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriation or penal laws or other similar laws; (d) no new admissible evidence, right or defense relevant to the action accrues or is discovered prior to the rendering of judgment by the court in the Province of Alberta; and (e) the action to enforce such judgment is commenced within the applicable limitation period.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Advisory Services Agreement” means that certain letter agreement dated October 31, 2003, among the Company, NACG Preferred, Holdings and the Equity Investors.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock (other than directors’ qualifying shares) of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Merger, Consolidation and Sale of Assets;” (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business; (e) disposals or replacements of damaged, obsolete or worn out equipment; and (f) dispositions in connection with Permitted Liens.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Canadian Securities Laws” means the laws, regulations, rules, policies, rulings and guidelines applicable to trading securities in each province and territory of Canada.

“Canadian Securities Regulators” means the securities regulatory authorities in the provinces and territories of Canada.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) obligations issued by, or unconditionally guaranteed by, the United States or Canadian Government or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, as the case may be, in each case maturing within one year from the date of acquisition thereof;

(2) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Services, Inc. or R-1 High by Dominion Bond Rating Service Limited;

(3) certificates of deposit, eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof and overnight bank deposits, in each case issued by any bank organized under the laws of Canada or any province thereof or the United States of America or any state thereof or the District of Columbia or any U.S. or Canadian branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than U.S.$250.0 million;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (3) above entered into with any bank meeting the qualifications specified in clause (3) above; and

(5) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (4) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or properties of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to a Permitted Holder or to either of Holdings or NACG Preferred provided that such sale, lease, exchange or other transfer is made in accordance with the covenant described under “—Merger, Consolidation and Sale of Assets”;

(2) the approval by the holders of Capital Stock of Holdings or the Company, as the case may be, of any plan or proposal for the liquidation or dissolution of Holdings or the Company, as the case may be (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group (other than a Permitted Holder and any entity formed by a Permitted Holder solely for the purpose of owning Capital Stock of Holdings) shall become the beneficial owner, directly or indirectly (with beneficial ownership being as defined and calculated as set forth in Rules 13d-3 and 13d-5 under the Exchange Act), of shares representing more than 50% of the Capital Stock (measured by voting power rather than number of shares) that is at the time entitled to vote for the election of the Board of Directors of Holdings or the Company; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Holdings, as applicable, was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death) to constitute a majority of the Board of Directors then in office.

Notwithstanding anything to the contrary contained in this definition of “Change of Control,” the transactions occurring on the Issue Date and the prior acquisitions by Holdings of NACG Preferred and by NACG Preferred of the Company, shall not give rise to, or be deemed to result in, a “Change of Control” for all purposes hereunder.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the latest four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction or event giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment, repurchase, defeasance, discharge or other retirement of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment, repurchase, defeasance, discharge or other retirement of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, repurchase, defeasance, discharge or other retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, Canadian federal, state, provincial, territorial and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1) after-tax gains or losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains or losses;

(3) the net income of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise; provided, however, that such income shall be included in determining Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary to the Company or another Restricted Subsidiary as a dividend in compliance with such restriction;

(5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(9) the cumulative effect of a change in accounting principles.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted

Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge that requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means the Credit Agreement dated as of November 26, 2003, among the Company, the lenders party thereto in their capacities as lenders thereunder, BNP Paribas, as syndication agent, and Royal Bank of Canada, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any deferrals, renewals, amendments and restatements thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, refunding, replacing or otherwise substituting, restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement or agreements and whether by the same or any other agent, lender, creditor or group of lenders or creditors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values or exchange rates.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designation” has the meaning given to this term in the covenant described under “—Certain covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Designation Amount” has the meaning given to this term in the covenant described under “—Certain covenants—Limitation on Designation of Unrestricted Subsidiaries.”

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute (i) a Change of Control or (ii) an Asset Sale if the terms of such Capital Stock provide that the Company may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant contained herein), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of (i) a Change of Control or (ii) an Asset Sale if the terms of such Capital Stock provide that the Company may not purchase or redeem such Capital Stock except in compliance with the Restricted Payments covenant contained herein) on or prior to the date on which the Notes mature or are redeemed or retired in full.

“Equity Investors” means, collectively, The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Determination of fair market value shall be by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company.

“GAAP” means generally accepted accounting principles set forth in Canada, consistently applied, as in effect from time to time.

“guarantee” means a direct or indirect guarantee (other than by endorsement of negotiable instruments in the ordinary course of business) by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); “guarantee,” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantor” means: (1) each of the Company’s Subsidiaries existing on the Issue Date and named as such in the indenture; and (2) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Holdings” means NACG Holdings, Inc., the owner of 100% of the outstanding share capital of NACG Preferred.

“Indebtedness” means with respect to any Person, without duplication:

(1) all indebtedness of such Person for borrowed money;

(2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) the deferred purchase price of property, conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) obligations of any other Person of the type referred to in clauses (1) through (6) that are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured;

(8) net obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such price shall be the Fair Market Value thereof.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

“Independent Financial Advisor” means a firm: (1) that does not, and whose directors, officers or Affiliates do not, have a material direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall also include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect investment in any other Person in the form of loans, advances or other extensions of credit (including, without limitation, a guarantee) or capital contributions to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for consideration by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means November 26, 2003.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“NACG Preferred” means NACG Preferred Corp., the owner of 100% of the outstanding share capital of the Company.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and other direct costs of sale);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by a Lien on the property or assets that are the subject of such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

Further, with respect to an Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary, Net Cash Proceeds shall be reduced pro rata for the portion of the equity of such Subsidiary that is not owned by the Company.

“Non-Recourse Debt” means Indebtedness of a Subsidiary:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Indebtedness (other than the Notes) of the Company or any Restricted Subsidiary to declare a default on the other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any Restricted Subsidiary.

“Permitted Holders” means The Sterling Group, L.P., Genstar Capital, L.P., Perry Strategic Capital Inc. and Stephens Group, Inc. and their respective Affiliates (in each case, other than portfolio companies thereof).

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture;

(3) investments in cash and Cash Equivalents;

(4) Currency Agreements and Interest Swap Obligations entered into by the Company or its Restricted Subsidiaries and otherwise in compliance with the Indenture;

(5) additional Investments not to exceed $15.0 million at any one time outstanding;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8) Investments in prepaid expenses, negotiable instruments held for collection or deposit and lease, utility and workers compensation, performance and similar deposits entered into in the ordinary course of business;

(9) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) Investments represented by guarantees that are otherwise permitted under the Indenture;

(11) Investments the payment for which is Qualified Capital Stock of the Company or Holdings;

(12) any assets acquired as a result of a foreclosure by the Company or any such Restricted Subsidiary with respect to any secured Permitted Investment or other transfer of title with respect to any secured Permitted Investment in default;

(13) Investments existing on of the Issue Date and any amendment, extension, substitution, renewal or modification thereof to the extent that any such amendment, extension, substitution, renewal or modification does not require the Company or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith;

(14) Investments to support bonding arrangements in the ordinary course of business;

(15) Investments in Permitted Joint Ventures in an amount not to exceed $10.0 million at any time outstanding; and

(16) loans or advances to employees or customers in the ordinary course of business and guarantees or similar obligations with respect to the foregoing in an amount not to exceed $1.0 million in each fiscal year.

“Permitted Joint Venture” means an entity characterized as a joint venture in which the Company or a Restricted Subsidiary (a) owns at least 30% of the ownership interest and (b) has the right to receive a percentage of the profits or distributions at least equal to the percentage of its ownership interest.

“Permitted Liens” means the following types of Liens:

(1) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing Indebtedness under the Credit Agreement in an amount not to exceed the sum of (i) $50.0 million, plus (ii) the greater of (x) $70.0 million and (y) the Borrowing Base (as defined in the indenture) and plus (iii) any interest, fees, premiums, expenses, indemnifications and similar amounts payable in connection with such Indebtedness;

(3) Liens securing the Notes and the Guarantees;

(4) Liens of the Company or a Wholly Owned Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(5) Liens securing Refinancing Indebtedness that is incurred in accordance with the provisions of the Indenture to Refinance any Indebtedness that has been secured by a Lien permitted under the Indenture; provided, however, that such Liens: (a) are no less favorable to the Holders in any material respect and are not more favorable to the lienholders in any material respect with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (b) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(6) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(11) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(12) Liens securing Purchase Money Indebtedness incurred or in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or constructed and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition or construction;

(13) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set off;

(16) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under the Indenture;

(17) Liens securing Indebtedness under Currency Agreements;

(18) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

(19) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

(20) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(21) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(22) Liens arising from filing financing statements under the Uniform Commercial Code or other applicable personal property security laws regarding leases;

(23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

(24) additional Liens securing Indebtedness or trade payables in an aggregate amount not to exceed $25.0 million at any time outstanding.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, unincorporated organization, association, joint stock company, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property, equipment or a business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, restructure, defer, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds form the issuance and sale or disbursement of which are used substantially concurrently to Refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary, in each case that does not:

(1) result in an increase in the aggregate principal amount (or accreted value, if applicable) of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Payment” means any of the following:

(1) the declaration or payment of any dividend or making any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to the direct or indirect holders of such Capital Stock;

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company;

(3) the making of any principal payment on, or the purchase, defeasance, redemption, prepayment, decreasing or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any

Indebtedness that by its terms is subordinated to the Notes (other than such Indebtedness that is held by the Company or any Restricted Subsidiary); or

(4) making of any Investment (other than Permitted Investments).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than directors’ qualifying shares or an immaterial amount of shares owned by other Persons) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Generally, the original notes were, and the exchange notes will be, issued in the form of global notes registered in the name of The Depository Trust Company, called DTC, or its nominee.

Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. Payment of the principal of and interest on certificated notes is subject to the indenture and will be made at the corporate trust office of the trustee or such other office or agency as may be designated by it for such purpose in New York City. Payment of interest on certificated notes will be made to the person in whose name such note is registered at the close of business on the applicable record date. All other terms of the certificated notes are governed by the indenture. Outstanding notes issued in certificated form may be exchanged in the exchange offer for new notes in certificated form.

Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Initially, the trustee will act as paying agent and registrar for the notes.

Depositary Procedures

DTC is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Pursuant to DTC’s procedures, (a) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of global notes and (b) ownership of such interests in the global notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to participants) or by participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interest. For certain other restrictions on the transferability of the notes, see “—Certificated Notes.”

Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments of principal and premium and liquidated damages, if any, and interest and for any and all other purposes whatsoever. Payments in respect of the principal and premium and liquidated damages, if any, and interest on a global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture. Consequently, none of us, the trustee nor any of our agents or the trustee’s agents has or will have any responsibility or liability for (a) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes or (b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC’s current practices for payments of principal, interest, liquidated damages and the like with respect to securities such as the notes are to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the global notes as shown on the records of DTC. Payments by participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

The global notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between indirect participants who hold an interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in immediately available funds.

DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such participant or participants has or have given direction. However, if there is an event of default under the notes, DTC reserves the right to exchange global notes (without the direction of one or more of its participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests notes among participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee shall have any responsibility for the performance by DTC or its participants and indirect participants of their respective obligations under the rules and procedures governing any of their operations.

Certificated Notes. Subject to certain conditions, any person having a beneficial interest in the global note may, upon request to the trustee, exchange such beneficial interest for notes in the form of certificated notes. Upon any such issuance, the trustee is required to register such certificated notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if

•	we notify the trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days,

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in the form of certificated notes under the indenture, or

•	DTC will not continue to hold the book-entry interests related to the global notes or is no longer a clearing agency registered under the Exchange Act and we do not replace DTC within 120 days,

then, upon surrender by the global note holder of its global note, notes in such form will be issued to each person that the global note holder and DTC identify as being the beneficial owner of the related notes.

Neither we nor the trustee will be liable for any delay by the global note holder or DTC in identifying the beneficial owners of notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the global note holder or DTC for all purposes.

INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion summarizes the material United States federal income tax consequences of the exchange of original notes for exchange notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative interpretations, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this section, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax consequences of the exchange of original notes for exchange notes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers in securities or currencies, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons subject to the alternative minimum tax or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchased the original notes for cash at the original offering price and who hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. This discussion also does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

We encourage holders of original notes to consult their own tax advisors regarding the application of the U.S. federal income tax laws to them of the exchange offer and the applicability and effect of state, local or foreign tax laws and tax treaties.

Treatment of Exchanges under the Exchange Offer. The exchange of original notes for exchange notes under the terms of the exchange offer will not constitute a taxable exchange. As a result,

•	a holder will not recognize taxable gain or loss as a result of exchanging original notes for exchange notes under the terms of the exchange offer,

•	the holding period of the exchange notes will include the holding period of the original notes exchanged for the exchange notes, and

•	the adjusted tax basis for the exchange notes will be the same as the adjusted tax basis, immediately before the exchange, of the original notes exchanged for the exchange notes.

Information Reporting and Backup Withholding. We will, where required, report to the holders of the notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of federal income tax withheld, if any, with respect to payments. A noncorporate noteholder may be subject to information reporting and to backup withholding with respect to payments of principal, premium, if any, and interest made on the notes, or on proceeds of the disposition of the notes before maturity, unless the noteholder provides a correct taxpayer identification number or proof of an applicable exemption, and otherwise complies with applicable requirements of the information and backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be refunded or credited against the noteholder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

Material Canadian Income Tax Considerations

The following summarizes the main Canadian federal income tax consequences applicable to a holder that acquires exchange notes pursuant to the exchange offer and that acquired the original notes exchanged therefor pursuant to our offering memorandum dated November 21, 2003 and that, at all times for purposes of the Income Tax Act (Canada), referred to in this section as the “Act,” is the beneficial owner of an original note or exchange note, deals at arm’s length with us, is not a resident and is not deemed to be a resident of Canada during any taxation year in which it owns the original notes or exchange notes, and does not use or hold, and is not deemed to use or hold the original notes or exchange notes in the course of carrying on a business in Canada, called a “non-resident holder.” Special rules, which are not discussed in this summary, may apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.

This summary is based on the relevant provisions of the Act and the regulations thereunder, called the “Regulations,” and our Canadian counsel’s understanding of the published administrative and assessing practices of the Canada Customs and Revenue Agency as of the date of this prospectus. It also takes into account specific proposals to amend the Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof but there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial, territorial or foreign income tax considerations.

This summary is of a general nature only and is not intended to be, nor should it be interpreted as, legal or tax advice to any particular non-resident holder concerning the consequences of acquiring, holding or disposing of original notes or exchange notes. Non-resident holders of original notes or exchange notes are advised to consult their own tax advisors having regard to their particular circumstances.

Exchange. A non-resident holder will not be subject to tax as a consequence of the exchange of its original notes for exchange notes pursuant to the terms of the exchange offer.

Interest Payments. A non-resident holder will not be subject to tax, including withholding tax, under the Act on interest, principal or premium on the original notes or exchange notes.

Dispositions. Gains realized on the disposition or deemed disposition of an original note or exchange note by a non-resident holder will not be subject to tax under the Act.

VALIDITY OF THE EXCHANGE NOTES

The validity of the exchange notes being offered pursuant to this prospectus will be passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas. Bracewell & Patterson, L.L.P. will rely upon Borden Ladner Gervais LLP, Toronto, Ontario, with respect to matters of Canadian law. Certain members of Bracewell & Patterson, L.L.P. own beneficially less than 1% of the common shares of NACG Holdings Inc.

EXPERTS

The consolidated balance sheets of North American Energy Partners Inc. as at October 31, 2003 and Norama Ltd. as at March 31, 2003 and 2002 and the consolidated statements of income (loss) and retained earnings and cash flows of Norama Ltd. for the years ended March 31, 2003, 2002 and 2001 included in this prospectus have been audited by KPMG LLP, Chartered Accountants, as stated in their reports appearing in this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a corporation incorporated under the Canada Business Corporations Act and are governed by all applicable provincial and federal laws of Canada. Several of our directors and officers and others named in this prospectus reside principally in Canada. Because these persons are located outside the United States it may not be possible for you to effect service of process within the United States upon those persons. Furthermore, it may not be possible for you to enforce against us or them, in the United States, judgments obtained in U.S. courts, because substantially all of our assets and the assets of these persons are located outside the United States. We have been advised that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us, our directors and officers or other persons named in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-4 and Form S-4 with the SEC with respect to the exchange notes offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information on our company and the exchange notes we are offering, you should review the registration statement. After the effectiveness of this registration statement, we will be required to file reports and other information with the SEC. These reports, the registration statement and other information are or will be available after filing for reading and copying at the SEC Public Reference Room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and the SEC’s copying charges . The SEC also maintains an Internet site at http://www.sec.gov that contains the registration statement and the reports and other information that we file electronically with the SEC. As a foreign private issuer, however, we are exempt from the rule under the Securities Exchange Act of 1934, as amended, prescribing the furnishing and content of proxy statements to shareholders. Because we are a foreign private issuer, we, our directors and our officers are also exempt from the short swing profit recovery provisions of Section 16 of the Exchange Act.

The indenture pursuant to which the notes are issued provides that we, whether or not we are subject to Section 13(a) or 15(d) of the Exchange Act, must provide the indenture trustee and holders of notes annual reports on Form 20-F or 40-F, as applicable, and reports on Form 10-Q or reports on Form 6-K which, regardless of applicable requirements, shall, at a minimum, contain a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to any such reports, a reconciliation to U.S. GAAP as permitted by the SEC for foreign private issuers; provided, however, that we shall not be obligated to file such reports with the SEC if the SEC does not permit such filings.

In the event we are no longer required to file reports with the SEC, we may discontinue filing them with the SEC at any time. During the period in which we are not a reporting issuer under the Exchange Act, we have agreed that, for so long as any notes remain outstanding and are “restricted securities” within the meaning of Rule 144 under the Securities Act, we will furnish to the holders of such notes and prospective purchasers of such notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any such request should be directed to North American Energy Partners Inc., Vice President, Finance, Acheson Industrial Park #2, 53016 – Highway 60, Spruce Grove, Alberta T7X3G7. Our telephone number is (780) 960-7171.

GLOSSARY

The following are abbreviations and definitions of certain terms commonly used in the oil sands industry and this prospectus.

“Alberta oil sands,” or “oil sands,” means crude deposits that are substantially heavier, or more viscous, than other crude oils. Oil sands consist of sand, bitumen, mineral rich clays and water. The oil sands are located in three Alberta regions: Athabasca, Cold Lake and Peace River.

“Albian” means Albian Sands Energy Inc., the company that operates the Muskeg River Mine. The Muskeg River Mine and the Scotford Upgrader together comprise the Athabasca Oil Sands Project.

“Athabasca oil sands project” means a joint venture of Shell Canada Limited, Chevron Canada Limited (a wholly owned subsidiary of ChevronTexaco Corp.) and Western Oil Sands Inc. and consists of two main components:

•	The Muskeg River Mine located 75 kilometers north of Fort McMurray, Alberta, Canada.

•	The Scotford Upgrader, beside Shell’s Scotford Refinery in Fort Saskatchewan, Alberta, Canada.

“Basin” means a segment of the earth’s crust that has been downwarped or downfaulted and in which thick layers of sediments have accumulated over a long period of time.

“Bcf” means billion cubic feet; a billion is defined as 109; on average 1 bcf of sales gas = 1.055 petajoules.

“Bitumen” means the molasses-like substance that comprises up to 18% of oil sand. Alberta Energy and Utilities Board defines bitumen as heavy oil, below 15 degrees API.

“Canadian Natural Resources Limited,” or “CNRL,” means a senior independent oil and natural gas exploration, development and production company based in Calgary, Alberta. CNRL’s operations are focused in western Canada, the North Sea and offshore West Africa.

“Compounded annual growth rate” means the year-over-year growth rate over a specified period of time.

“Cost plus” means, when referring to customer contracts, cost of services plus a pre-determined mark-up.

“Crude oil” means the oil that is produced from a reservoir after any associated gas has been removed.

“Cubic foot” means the amount of gas that occupies one cubic foot under standard temperature and pressure conditions; the standard volume measurement for natural gas.

“Depletion” means reduction in petroleum reserves by production.

“EnCana” means EnCana Corporation, the integration of two North American oil and gas explorers and producers, Alberta Energy Company Ltd. and PanCanadian Energy Corporation. EnCana is the largest producer and landholder in western Canada and is a key player in Canada’s emerging offshore East Coast basins.

“Extraction” means the process of separating the bitumen from the oil sand.

which are made by the customer.

“FOM” means fully operated and maintained contract where our equipment and personnel are utilized by the customer for a full range of services.

“HDPE” means high density polyethylene, a commonly used piping material.

“Muskeg” means swamp or bog formed by an accumulation of sphagnum moss, leaves and decayed matter resembling peat.

“Overburden” means the layer of rocky, clay like material that covers the oil sands.

“PVC” means polyvinyl chloride, a commonly used piping material.

“Suncor” means Suncor Energy Inc., a mining and extracting crude oil company that develops the oil sands deposits of Northern Alberta. Suncor also explores for, develops and markets natural gas and operates a refining and marketing business in Ontario under the Sunoco brand.

“Syncrude” means Syncrude Canada Ltd., the company that operates the Syncrude Project.

“Syncrude Project” means a joint venture of Canadian Oil Sands Limited (31.74%), Conoco Phillips Oilsands Partnership II (9.03%), Imperial Oil Resources (25%), Mocal Energy Limited (5%), Murphy Oil Company Ltd. (5%), Nexen Inc. (7.23%), Petro-Canada Oil and Gas (12%), and Canadian Oil Sands Limited Partnership (5%).

“Synthetic crude oil,” or “SCO,” means crude oil produced by upgrading bitumen. It is considered synthetic because its original hydrocarbon mark has been altered in the upgrading process.

“Time and materials” means, when referring to customer contracts, predefined labor and equipment rates without a cap on labor and equipment hours; materials and subcontractors’ costs are marked-up.

“Unit price” means price determined for a unit of work accomplished.

“Upgrading” means the conversion of heavy bitumen into a lighter crude oil by increasing the hydrogen to carbon ratio, either through the removal of carbon (coking) or the addition of hydrogen (hydroprocessing).

Some common units of measure:

1.0 barrel (oil) = 42 gallons

1.0 ton (short ton) = 2,000 pounds

1.0 imperial ton (long ton or shipping ton) = 2,240 pounds

1.0 metric tonne (tonne) = 1,000 kilograms = 2,205 pounds

1.0 gallon = 3.79 liter = 0.833 imperial gallon

1.0 imperial gallon = 4.55 liter = 1.20 gallon

1.0 kilometer = 0.6214 miles

1.0 liter = 0.264 gallon = 0.220 imperial gallon

1.0 hectare = 10,000 square meters (an area 100 m x 100 m, or 328 ft x 328 ft) = 2.47 acres

1.0 square kilometer = 100 hectares = 247 acres = 0.3861 square miles

1.0 acre = 0.405 hectares

1.0 foot = 0.3048 meters

AUDITORS’ REPORT TO THE SHAREHOLDER

We have audited the consolidated balance sheet of North American Energy Partners Inc. as at October 31, 2003. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, this consolidated balance sheet presents fairly, in all material respects, the financial position of the Company as at October 31, 2003 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the Company’s balance sheet at October 31, 2003 to the extent summarized in note 4 to the consolidated balance sheet.

Signed ”KPMG LLP”

Chartered Accountants

Edmonton, Canada

October 31, 2003

NORTH AMERICAN ENERGY PARTNERS INC.

CONSOLIDATED BALANCE SHEET

October 31, 2003

(In Canadian dollars)
Assets
Current asset:
Cash	$2,585

$2,585

Liabilities and Shareholder’s Equity

Shareholder’s equity:
Share capital (note 2)	2,585

Proposed acquisition (note 3)
United States generally accepted accounting principles (note 4)

$2,585

See accompanying notes to the consolidated balance sheet.

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO THE CONSOLIDATED BALANCE SHEET

October 31, 2003

(In Canadian dollars)

1.    Basis of presentation:

North American Energy Partners Inc. (the “Company”) was incorporated under the Canada Business Corporations Act on October 17, 2003. Effective October 17, the Company incorporated a wholly-owned Canadian subsidiary, NACG Acquisition Inc. Effective October 21, 2003, the Company incorporated a wholly-owned U.S. subsidiary, NACG Finance LLC, a Delaware Limited Liability Corporation. The consolidated financial statements include the accounts of the Company and its two subsidiaries. The Company has no operations to October 29, 2003.

2.    Share capital:

The Company has authorized an unlimited number of common shares of which one share has been issued for $2,585.

3.    Proposed acquisition:

Pursuant to the Purchase Agreement dated October 31, 2003 with Norama Ltd., and subject to the conditions set forth therein, NACG Preferred Corp., the Company’s corporate shareholder, will purchase 30 shares of North American Construction Group Inc. in exchange for $35 million of preferred stock. The remaining 170 shares of North American Construction Group Inc. will be purchased by NACG Acquisition Inc. The purchased shares represent 100% of the outstanding shares of North American Construction Group Inc. Additionally, pursuant to the terms and conditions of the Purchase Agreement, North American Equipment Ltd. will sell to NACG Acquisition Inc. substantially all of its assets. The total consideration payable by NACG Preferred Corp. and NACG Acquisition Inc. will be approximately $405 million (before fees and transaction costs), subject to post-closing adjustments. On a pro forma basis giving effect to the acquisition as if it had occurred on September 30, 2003 the business acquired would have included net working capital of $29,033,000, capital assets of $175,000,000, intangible assets of $17,184,000 and the residual attributed to goodwill.

Financing for the proposed acquisition has been arranged and includes equity of $127.5 million, including the $35 million of preferred stock issued by NACG Preferred Corp., as well as debt facilities totalling $299.5 million.

4.    United States generally accepted accounting principles:

This consolidated balance sheet has been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). For the period presented herein, the Company is not aware of any differences in the measurement of operations or the recognition of assets and liabilities under U.S. GAAP.

Recent United States accounting pronouncements:

In June 2001, the U.S. Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets

NORTH AMERICAN ENERGY PARTNERS INC.

NOTES TO THE CONSOLIDATED BALANCE SHEET — (Continued)

October 31, 2003

(In Canadian dollars)

and the associated asset retirement costs. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company was required to adopt the provisions of SFAS 143 effective January 1, 2002. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB’s conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. At October 29, 2003 the Company has not provided any guarantees.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of the Company’s second quarter beginning July 1, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both to consolidate that variable interest entity. For periods prior to FIN 46’s effective date, certain disclosures are required if it is reasonably possible that the Company will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

AUDITORS’ REPORT

To The Board of Directors of Norama Ltd.

We have audited the consolidated balance sheets of Norama Ltd. as at March 31, 2002 and 2003 and the consolidated statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended March 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2002 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2003 in accordance with Canadian generally accepted accounting principles.

Accounting principles generally accepted in Canada vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the Company’s financial statements for the years ended March 31, 2001, 2002 and 2003 to the extent summarized in note 18 to the consolidated financial statements.

Signed “KPMG LLP”

Chartered Accountants

Edmonton, Canada

May 30, 2003, except as to notes 17 and 18 which are as of October 17, 2003.

NORAMA LTD.

CONSOLIDATED BALANCE SHEETS

	March 31,		September 30, 2003
	2002	2003
			(Unaudited)
	(In thousands of Canadian dollars)
Assets
Current assets:
Cash	$436	$651	$7,678
Accounts receivable	50,034	56,622	40,096
Unbilled revenue	12,723	24,777	13,084
Prepaid expenses	479	300	844

	63,672	82,350	61,702
Capital assets (note 4)	56,759	76,234	75,237

	$120,431	$158,584	$136,939

Liabilities and Shareholder’s Equity
Current liabilities:
Outstanding cheques	$4,245	$3,147	$322
Operating loan (note 5)	748	516	—
Accounts payable	24,215	28,820	18,064
Accrued liabilities	7,855	10,423	6,795
Current portion of term bank loans (note 6)	13,906	14,601	12,317
Current portion of obligations under capital lease (note 7)	1,514	4,842	4,454
Current portion of future income taxes (note 8)	7,100	12,300	11,120
Current portion of advances from shareholder (note 9(b))	6,000	3,100	—

	65,583	77,749	53,072
Term bank loans (note 6)	—	7,525	6,475
Obligations under capital lease (note 7)	890	3,943	1,809
Future income taxes (note 8)	9,500	10,675	11,190
Advances from shareholder (note 9(b))	27,079	28,874	35,199

Shareholder’s equity:
Share capital (note 10)	1	1	1
Retained earnings	17,378	29,817	29,193

	17,379	29,818	29,194
Change in accounting policy (note 3)
Contingencies (note 11)
Commitments (note 15)
Subsequent event (note 17)
United States generally accepted accounting principles (note 18)

	$120,431	$158,584	$136,939

See accompanying notes to consolidated financial statements.

NORAMA LTD.

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS

	Year ended March 31,			Six months ended September 30,		Twelve months ended September 30, 2003
	2001	2002	2003	2002	2003
				(Unaudited)
	(In thousands of Canadian dollars)
Revenue	$247,267	$249,351	$344,186	$138,059	$196,259	$402,386
Job costs:
Wages and benefits	72,657	67,559	96,189	39,017	50,573	107,745
Subcontractors	28,812	22,077	59,174	23,128	31,257	67,303
Materials	10,154	17,350	29,985	16,876	15,825	28,934
Other	16,462	16,907	35,507	12,224	19,286	42,569

	128,085	123,893	220,855	91,245	116,941	246,551
Equipment costs:
Parts	24,021	31,795	25,561	9,902	15,343	31,002
Shop labour and overhead	9,789	18,194	18,489	8,681	13,085	22,893
Equipment leases	12,434	20,596	16,357	9,132	8,509	15,734
Equipment rental	17,905	10,495	10,547	4,169	7,132	13,510
Depreciation	10,409	11,299	10,974	4,409	5,389	11,954
Gain on sale of capital assets	(979)	(218)	(2,265)	(1,480)	(49)	(834)

	73,579	92,161	79,663	34,813	49,409	94,259
Other expenses (income):
General and administrative	7,240	11,038	10,371	5,099	5,714	10,986
Bonuses	2,354	2,051	2,026	—	153	2,179
Interest on operating and term bank loans	1,267	853	1,753	375	614	1,992
Interest on capital lease obligations	282	177	196	70	237	363
Interest on shareholder loans	1,614	2,756	2,223	1,048	1,171	2,346
Interest income	(129)	(276)	(10)	(1)	(96)	(105)
Management fees (note 9(c))	36,550	14,400	8,000	6,600	23,200	24,600

	49,178	30,999	24,559	13,191	30,993	42,361

Income (loss) before income taxes	(3,575)	2,298	19,109	(1,190)	(1,084)	19,215
Income taxes (note 8):
Large corporations tax	219	239	245	—	205	450
Future income taxes (recovery)	(3,886)	450	6,375	(421)	(665)	6,131

	(3,667)	689	6,620	(421)	(460)	6,581

Net earnings (loss)	92	1,609	12,489	(769)	(624)	12,634
Retained earnings, beginning of period	16,677	16,769	17,378	17,378	29,817	16,559
Dividends paid	—	(1,000)	(50)	(50)	—	—

Retained earnings, end of period	$16,769	$17,378	$29,817	$16,559	$29,193	$29,193

See accompanying notes to consolidated financial statements.

NORAMA LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended March 31,			Six months ended September 30,		Twelve months ended September 30, 2003
	2001	2002	2003	2002	2003
				(Unaudited)
	(In thousands of Canadian dollars)
Cash provided by (used in):
Operating activities (note 14):
Net earnings (loss)	$92	$1,609	$12,489	$(769)	$(624)	$12,634
Adjustments for:
Depreciation	10,409	11,299	10,974	4,409	5,389	11,954
Gain on sale of capital assets	(979)	(218)	(2,265)	(1,480)	(49)	(834)
Future income taxes (recovery)	(3,886)	450	6,375	(421)	(665)	6,131
Net changes in non-cash operating working capital:
Accounts receivable	(10,886)	(16,310)	(6,588)	11,012	16,526	(1,074)
Unbilled revenue	(6,931)	10,252	(12,054)	(12,690)	11,693	12,329
Prepaid expenses	(205)	(274)	179	(730)	(544)	365
Accounts payable	7,302	7,549	4,605	(6,434)	(10,756)	283
Accrued liabilities	5,629	(10,182)	2,568	(3,487)	(3,628)	2,427

	545	4,175	16,283	(10,590)	17,342	44,215
Investing activities:
Acquisition of capital assets	(18,547)	(8,668)	(22,932)	(12,566)	(4,946)	(15,312)
Proceeds on disposal of capital assets	4,172	2,204	4,187	2,469	603	2,321

	(14,375)	(6,464)	(18,745)	(10,097)	(4,343)	(12,991)
Financing activities:
Increase (decrease) in outstanding cheques	150	(2,981)	(1,098)	(2,055)	(2,825)	(1,868)
Advances of term bank loan	2,395	8,003	13,500	7,950	—	5,550
Repayment of term bank loans	(9,095)	(5,614)	(5,280)	(2,122)	(3,334)	(6,492)
Net increase (decrease) in operating loan	—	748	(232)	16,093	(516)	(16,841)
Repayments of obligations under capital lease	(1,170)	(1,250)	(3,058)	(656)	(2,522)	(4,924)
Advances from (to) shareholder	30,873	(6,428)	(1,105)	1,097	3,225	1,023
Dividends paid	—	(1,000)	(50)	(50)	—	—

	23,153	(8,522)	2,677	20,257	(5,972)	(23,552)

Increase (decrease) in cash	9,323	(10,811)	215	(430)	7,027	7,672
Cash position, beginning of period	1,924	11,247	436	436	651	6

Cash position, end of period	$11,247	$436	$651	$6	$7,678	$7,678

See accompanying notes to consolidated financial statements.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

1.    Nature of operations:

Norama Ltd. has been operating continuously in western Canada since 1953. The Company completes all forms of earth works projects including contract mining, industrial and commercial site preparation, pipeline and piling installation, underground water and sewer installation and road building.

While most of the Company’s activities are carried out throughout the year, the pipeline sector is seasonal with most of its activity occurring mid-November to April.

2.    Significant accounting policies:

(a) Basis of presentation:

Pursuant to a corporate reorganization, effective July 31, 2003, all the issued common shares of North American Equipment Ltd. (“NAEL”) and North American Construction Group Inc. (“NACGI”) were transferred from Norama Inc. to its new wholly-owned subsidiary, Norama Ltd. The financial statements of Norama Ltd. have been prepared using the continuity of interest method of accounting. Accordingly, the consolidated financial statements of Norama Ltd. reflect the combined carrying values of the assets, liabilities and shareholder’s equity, and the combined operating results of NAEL and NACGI for all periods presented.

The consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (“GAAP”). Material items that could give rise to measurement differences to these consolidated financial statements under United States GAAP are outlined in note 18. The consolidated financial statements include the accounts of Norama Ltd. and its wholly-owned subsidiary companies, NACGI and NAEL. Material inter-company transactions and balances are eliminated on consolidation.

The subsidiaries of NACGI are as follows:

• North American Caisson Ltd.	• North American Pipeline Inc.

• North American Construction Ltd.	• North American Road Inc.

• North American Engineering Inc.	• North American Services Inc.

• North American Enterprises Ltd.	• North American Site Development Ltd.

• North American Industries Inc.	• North American Site Services Inc.

• North American Maintenance Ltd.	• Griffiths Pile Driving Inc.

• North American Mining Inc.

Interim financial statements:

The consolidated financial position as at September 30, 2003 and the results of operations and cash flows for the periods ended September 30, 2002 and 2003 is unaudited. The unaudited consolidated financial statements, in the opinion of management, contain all

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information for such unaudited periods and the accounting policies applied therein are consistent with those described below.

(b) Use of estimates:

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities.

(c) Capital assets:

Capital assets are recorded at cost. Property under capital lease is initially recorded at the present value of minimum lease payments at the inception of the lease. Depreciation is not recorded until the equipment is put into service. Depreciation for each category of assets is calculated on the following basis and annual rates:

Asset	Basis	Rate
Heavy equipment, including those under capital lease	Straight-line	Operating hours
Other equipment	Declining balance	20%
Licensed motor vehicles	Declining balance	30%
Office and computer equipment	Straight-line	25%

The cost of period repair and maintenance is expensed to the extent that the expenditure serves only to restore the asset to its original condition.

(d) Revenue recognition:

The Company performs the majority of its projects either on a time and materials, cost plus a fixed fee, or on a unit price basis. For time and materials and cost plus a fixed fee contracts, revenue is recognized as costs are incurred. Revenue from unit price contracts is recognized as earned based on quantities completed. Revenue on lump-sum contracts is recognized on the percentage-of-completion method, measured by the ratio of costs incurred to date to estimated total costs.

The length of the Company’s contracts varies, but is typically less than one year. Contract costs include all direct material, subcontractors, labour, and equipment costs and those indirect costs related to contract performance such as indirect labour, supplies, and tool costs. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions and final contract settlements may result in revisions to costs and income and are recognized in the period in which such adjustments are determined. Profit incentives are included in revenue when their realization is reasonably assured. Claims are included in revenue when awarded or received.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

The asset entitled “unbilled revenue” represents revenue recognized in advance of amounts invoiced.

(e) Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

(f) Impairment of long-lived assets:

Effective April 1, 2003, the Company has prospectively adopted the new recommendations of the CICA Handbook Section 3063, Impairment of Long-lived Assets, with respect to the measurement and disclosure of the impairment of long-lived assets. This standard requires the recognition of an impairment loss for a long-lived asset to be held and used when changes in circumstances cause its carrying value to exceed the total undiscounted cash flows expected from its use. An impairment loss, if any, is determined as the excess of the carrying value of the assets over its fair value.

3.    Change in accounting policy:

In December 2002, the Accounting Standards Board of the Canadian Institute of Chartered Accountants issued Handbook Section 3063, Impairment of Long-Lived Assets (“Section 3063”). Section 3063 supersedes the write-down and disposal provisions of Section 3061, Property, plant and equipment. Under Section 3063, long-lived assets are tested for impairment whenever events or changes in circumstances indicate that the assets might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the asset (or asset group) is compared with its recoverable amount. The carrying amount of a long-lived asset is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows expected to result from its use and eventual disposition. The second step is carried out when the carrying amount of a long-lived asset is not recoverable, in which case the fair value of the long-lived asset is compared with its carrying amount to measure the amount of the impairment loss, if any. When an impairment loss is recognized, it is presented in income from operations in the income statement. When quoted market prices are not available, the fair value of the long-lived assets is determined using the discounted estimated future cash flow method.

The Company has adopted Section 3063, effective April 1, 2003. In accordance with the requirements of Section 3063, this change in accounting policy has been applied prospectively and the amounts presented for prior periods have not been restated for this change.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

4.    Capital assets:

March 31, 2002	Cost	Accumulated depreciation	Net book value
Heavy equipment	$89,859	$46,245	$43,614
Heavy equipment under capital lease	5,136	1,662	3,474
Other equipment	10,026	3,583	6,443
Licensed motor vehicles	7,743	6,058	1,685
Office and computer equipment	2,546	1,003	1,543

	$115,310	$58,551	$56,759

March 31, 2003	Cost	Accumulated depreciation	Net book value
Heavy equipment	$106,447	$50,155	$56,292
Heavy equipment under capital lease	12,559	1,571	10,988
Other equipment	10,722	4,486	6,236
Licensed motor vehicles	7,371	6,082	1,289
Office and computer equipment	2,865	1,436	1,429

	$139,964	$63,730	$76,234

September 30, 2003	Cost	Accumulated depreciation	Net book value
	(Unaudited)
Heavy equipment	$108,768	$53,073	$55,695
Heavy equipment under capital lease	12,559	2,200	10,359
Other equipment	11,383	4,860	6,523
Licensed motor vehicles	7,495	6,185	1,310
Office and computer equipment	3,013	1,663	1,350

	$143,218	$67,981	$75,237

During the year ended March 31, 2003, capital asset additions included $9,439 (all other periods—$nil) of assets which were acquired by means of capital leases.

5.    Operating loan:

The operating loan, authorized to a maximum of $20 million, is due on demand and bears interest at the lender’s prime rate. The loan is secured by a general security agreement covering all present and after-acquired property held by NACGI and its subsidiaries and the postponement of $2 million in advances from shareholder supported by a promissory note.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

6.    Term bank loans:

		March 31,		September 30, 2003
Interest rate	Maturity dates	2002	2003
				(Unaudited)
Prime plus 0.25%	May, 2002	$87	$—	$—
Prime plus 0.25%	December, 2002	65	—	—
Prime plus 0.25%	January, 2003	181	—	—
Prime plus 0.25%	July, 2003	133	33	—
Prime plus 0.25%	October, 2003	119	44	6
Prime plus 0.25%	November 2003	183	73	18
Prime plus 0.25%	July, 2004	303	173	108
Fixed at 4.51%	September, 2004	—	9,625	8,575
Prime plus 0.25%	October, 2004	4,133	2,533	1,733
Prime plus 0.25%	April, 2005	370	250	190
Prime plus 0.25%	October, 2006	2,750	2,150	1,850
Prime plus 0.25%	November, 2006	4,584	3,583	3,084
Prime plus 0.25%	December, 2006	—	1,266	1,097
Prime plus 0.25%	August, 2007	998	883	783
Prime plus 0.25%	September, 2007	—	1,513	1,348

		13,906	22,126	18,792
Less current portion		13,906	14,601	12,317

		$—	$7,525	$6,475

The term bank loans are secured by general security agreements providing a first charge on specific heavy equipment with a carrying value of $25,629 (March 31, 2003—$27,764; March 31, 2002—$8,809), assignment of insurance proceeds and subordination of the advances from the shareholder.

Of the loans, $10,217 is due on demand at September 30, 2003. Assuming the debt will not be demanded, principal repayment due in each of the next twelve-month periods are as follows:

	March 31, 2003	September 30, 2003
		(Unaudited)
2004	$7,251	$6,420
2005	5,474	4,771
2006	5,301	4,568
2007	3,908	2,831
2008	192	202

	$22,126	$18,792

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

7.    Obligations under capital lease:

		March 31,		September 30, 2003
Interest rate	Maturity dates	2002	2003
				(Unaudited)
Prime	February, 2003	$565	$—	$—
Prime	March, 2003	602	—	—
Prime plus 0.25%	August, 2003	—	134	—
Prime plus 0.25%	August, 2003	—	125	—
Prime plus 0.25%	July, 2004	—	617	390
Prime plus 0.25%	August, 2004	—	983	621
Prime plus 0.25%	August, 2004	—	983	621
Prime plus 0.25%	September, 2004	—	1,051	689
Prime	February, 2005	1,237	889	708
Prime plus 0.25%	August, 2005	—	943	757
Prime plus 0.25%	September, 2005	—	3,060	2,477

		2,404	8,785	6,263
Less current portion		1,514	4,842	4,454

		$890	$3,943	$1,809

Minimum lease payments due in each of the next twelve-month periods are as follows:

	March 31, 2003	September 30, 2003
		(Unaudited)
2004	$5,154	$4,497
2005	3,240	2,012
2006	823	—

	9,217	6,509
Less amount representing interest	(432)	(246)

Present value of minimum capital lease payments	$8,785	$6,263

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

8.    Income taxes:

Income tax expense (recovery) differs from the amount that would be computed by applying the Federal and provincial statutory income tax rates to income from continuing operations. The reasons for the differences are as follows:

	Year ended March 31,			Six months ended September 30,		Twelve months ended September 30, 2003
	2001	2002	2003	2002	2003
				(Unaudited)
Statutory rate	44.4%	41.1%	38.6%	39.9%	37.6%	37.6%
Expected provision at statutory rate	$(1,588)	$944	$7,377	$(474)	$(408)	$7,225
Change in future income tax liability, resulting from reduction in future statutory income tax rates	(2,302)	(506)	(700)	(326)	(465)	(648)
Large corporations tax	219	239	245	—	205	450
Other	4	12	(302)	379	208	(446)

Income tax provision for current period	$(3,667)	$689	$6,620	$(421)	$(460)	$6,581

The tax effects of temporary differences that give rise to future income tax liabilities as at March 31 are presented below:

	March 31,
	2002	2003
Uncertified revenue included in accounts receivable	$2,470	$6,123
Unbilled revenue	12,723	24,777
Accounts receivable—holdbacks	4,343	4,671
Accounts payable—holdbacks	(936)	(43)
Net book value of capital assets	56,759	76,234
Undepreciated capital cost of capital assets	(31,326)	(46,686)
Cumulative eligible capital	(36)	(33)
Non-capital tax losses carried forward	(477)	(2,031)
Financing fees	—	(34)
Other	—	(195)

Net temporary differences	43,520	62,783
Tax rate expected to apply	38.1%	36.6%

Net future tax liability	16,600	22,975
Less current portion	7,100	12,300

	$9,500	$10,675

During the six months ended September 30, 2003, the Company decreased its future tax liability to $22,310.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

9.    Related party transactions:

All related party transactions described below are measured at the exchange amount of consideration established and agreed to by the related parties and all transactions described below are in the normal course of operations.

(a) Office rent:

Pursuant to a five year lease agreement which expires in November, 2007, for the six months ended September 30, 2003, the Company paid office rent of $300 (six months ended September 30, 2002—$240; March 31, 2003—$520; March 31, 2002—$480) to Norama Inc. This net amount is a component of general and administrative expenses.

(b) Advances from shareholder:

The advances from shareholder bear interest at prime plus 2%, are secured by a debenture and by a general security agreement (see also note 6) and are without fixed terms of repayment. The Company expects to repay $nil to Norama Inc. during the remaining six months of fiscal 2004.

(c) Management services:

Norama Inc. charges a fee for management services provided to the Company and its subsidiaries. The management fee represents a distribution of profits to the shareholder with the net result that no current taxes are payable in the Company.

(d) Aviation services:

For the six months ended September 30, 2003, the Company paid Norama Air Inc., a company under common control, for aviation services amounting to $217 (six months ended September 30, 2002—$58; March 31, 2003—$185; March 31, 2002—$nil).

10.    Share capital:

Authorized:

Unlimited number of common voting shares

Issued:

	Number of shares	Amount
Balance, March 31, 2002, 2003 and September 30, 2003	100	$1

11.    Contingencies:

North American Enterprises Ltd. entered into an alliance partnership with a major customer in Northern Alberta. A portion of the fee earned on the contract may be repayable if the alliance does not meet certain project cost targets. At September 30, 2003, the Company has completed approximately 99% of the project within its budgeted target costs and recognized revenues of $49,548 (March 31, 2003—90% with revenues of $35,209; March 31, 2002—20% with revenues of $7,546). Management does not believe that any amounts will have to be repaid.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

12.    Other information:

(a) Accounts receivable:

	March 31,		September 30, 2003
	2002	2003
			(Unaudited)
Accounts receivable—trade	$42,916	$51,328	$32,523
Accounts receivable—holdbacks	4,343	4,671	7,648
Accounts receivable—other	3,049	775	116
Allowance for doubtful accounts	(274)	(152)	(191)

	$50,034	$56,622	$40,096

(b) Accounts payable:

	March 31,		September 30, 2003
	2002	2003
			(Unaudited)
Accounts payable—trade	$23,279	$28,777	$17,644
Accounts payable—holdbacks	936	43	420

	$24,215	$28,820	$18,064

(c) Reflective of its normal business, a majority of the Company’s accounts receivable are due from large companies operating in the resource sector. The Company regularly monitors the activity and balances in these accounts to manage its credit risk and provides an allowance for any doubtful accounts. At September 30, 2003, one customer represented 58% (March 31, 2003—50%; March 31, 2002—47%), of accounts receivable and unbilled revenue.

13.    Financial instruments:

(a) Fair value:

The fair values of the Company’s cash, accounts receivable, outstanding cheques and accounts payable and accrued liabilities approximate their carrying amounts.

The fair value of the operating loan, bank loans and capital lease obligations (collectively “the debt”) are based on management estimates which are determined by discounting cash flows required under the debt at the interest rate currently estimated to be available for loans with similar terms. Based on these estimates, the fair value of the Company’s debt as at September 30, 2003 is not significantly different than its carrying value.

The fair value of the advances from the shareholder is not determinable.

(b) Interest rate risk:

The Company is subject to interest rate risk on the operating loan, bank loans, capital lease obligations and the advances from the shareholder. At September 30, 2003, for each

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

1% annual fluctuation in the interest rate, the cost of financing will change by approximately $603.

The Company also leases equipment (as described in note 15) with a variable lease payment component that is tied to prime rates. At September 30, 2003, for each 1% annual fluctuation in these rates, lease expense will change by approximately $284.

14.    Supplemental cash flow information:

	Year ended March 31,			Six months ended September 30,		Twelve months ended September 30, 2003
	2001	2002	2003	2002	2003
				(Unaudited)
Cash paid during the year for:
Interest	$2,285	$635	$966	$446	$765	$1,285
Income taxes	216	278	202	130	308	380
Interest received	(91)	(74)	—	(1)	(102)	(101)

	$2,410	$839	$1,168	$575	$971	$1,564

15.    Commitments:

The future minimum lease payments in respect of heavy equipment operating leases amount to approximately $7,303 of which $7,220 is payable in 2004 with the balance payable 2005.

16.    Segmented information:

(a) General overview:

The Company conducts business in three business segments: Mining and Site Preparation, Piling and Pipeline.

•	Mining and Site Preparation:

The Mining and Site Preparation segment provides mining and site preparation services, including overburden removal and reclamation services, project management and underground utility construction, to a variety of customers throughout Western Canada.

•	Piling:

The Piling segment provides deep foundation construction and design build services to a variety of industrial and commercial customers throughout Western Canada.

•	Pipeline:

The Pipeline segment provides both small and large diameter pipeline construction and installation services to energy and industrial clients throughout Western Canada.

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

(b) Results by business segment:

Year ended March 31, 2001	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$153,152	$36,709	$57,406	$247,267
Depreciation of capital assets	7,575	1,184	226	8,985
Segment profits	22,088	9,598	10,208	41,894
Segment assets	67,560	19,456	19,257	106,273
Expenditures for segment capital assets	5,248	10,925	23	16,196

Year ended March 31, 2002	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$186,141	$35,132	$28,078	$249,351
Depreciation of capital assets	7,355	1,568	136	9,059
Segment profits	30,921	8,108	6,111	45,140
Segment assets	65,271	26,771	15,386	107,428
Expenditures for segment capital assets	5,386	74	—	5,460

Year ended March 31, 2003	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$245,235	$61,006	$37,945	$344,186
Depreciation of capital assets	5,631	2,111	184	7,926
Segment profits	31,415	12,483	6,300	50,198
Segment assets	89,501	29,289	24,670	143,460
Expenditures for segment capital assets	26,546	4,422	—	30,968

Six months ended September 30, 2002 (unaudited)	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$102,780	$31,318	$3,961	$138,059
Depreciation of capital assets	2,035	1,241	40	3,316
Segment profits	13,771	6,581	144	20,496
Segment assets	71,485	35,406	6,947	113,838
Expenditures for segment capital assets	9,293	2,899	—	12,192

Six months ended September 30, 2003 (unaudited)	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$147,659	$30,929	$17,671	$196,259
Depreciation of capital assets	3,117	1,027	88	4,232
Segment profits	22,745	7,023	2,931	32,699
Segment assets	81,062	20,628	10,377	112,067
Expenditures for segment capital assets	2,427	406	—	2,833

Twelve months ended September 30, 2003 (unaudited)	Mining & Site Preparation	Piling	Pipeline	Total
Revenues from external customers	$290,114	$60,617	$51,655	$402,386
Depreciation of capital assets	6,713	1,897	232	8,842
Segment profits	40,389	12,925	9,087	62,401
Segment assets	81,062	20,628	10,377	112,067
Expenditures for segment capital assets	19,680	1,929	—	21,609

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

(c) Reconciliations:

(i) Income (loss) before taxes:

	Year ended March 31,			Six months ended September 30,		Twelve months ended September 30, 2003
	2001	2002	2003	2002	2003
				(Unaudited)
Total profit for reportable segments	$41,894	$45,140	$50,198	$20,496	$32,699	$62,401
Unallocated corporate expenses	(49,178)	(30,999)	(24,559)	(13,191)	(30,993)	(42,361)
Unallocated equipment revenues (costs)	3,709	(11,843)	(6,530)	(8,495)	(2,790)	(825)

Income (loss) before income taxes	$(3,575)	$2,298	$19,109	$(1,190)	$(1,084)	$19,215

(ii) Total assets:

	March 31,		September 30, 2003
	2002	2003
Total assets for reportable segments	$107,428	$143,460	$112,067
Corporate assets	13,003	15,124	24,872

Total enterprise assets	$120,431	$158,584	$136,939

All of the Company’s assets are located in Western Canada.

17.    Subsequent event:

Effective July 18, 2003, the Company’s beneficial shareholders entered into an agreement that will effectively result in the Company disposing of all of its assets and business. Proceeds on the sale are anticipated to exceed the carrying value of the Company’s net assets.

18.    United States generally accepted accounting principles:

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) which differ in certain respects from accounting principles generally accepted in the United States (“U.S. GAAP”). For the periods presented herein, the Company is not aware of any differences in the measurement of operations or the recognition of assets and liabilities under U.S. GAAP.

Recent United States accounting pronouncements:

In June 2001, the U.S. Financial Accounting Standards Board issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets

NORAMA LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

For the years ended March 31, 2001, 2002, and 2003

(Information as at September 30, 2003 and for the periods ended

September 30, 2002 and 2003 is unaudited)

(Amounts in thousands of Canadian dollars)

and the associated asset retirement costs. SFAS 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. If the obligation is settled for other than the carrying amount of the liability, the Company will recognize a gain or loss on settlement. The Company was required to adopt the provisions of SFAS 143 effective January 1, 2002. The Company does not believe that the adoption of SFAS No. 143 will have a material impact on the Company’s financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which is effective for exit or disposal activities that are initiated after December 31, 2002. SFAS 146 requires that a liability be recognized for exit or disposal costs only when the liability is incurred, as defined in the FASB’s conceptual framework rather than when a company commits to an exit plan, and that the liability be initially measured at fair value. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Company.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires the recognition of a liability by a guarantor at the inception of certain guarantees entered into or modified after December 31, 2002. FIN 45 requires the guarantor to recognize a liability for the non-contingent component of certain guarantees; that is, it requires the recognition of a liability for the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception. At March 31, 2003 and September 30, 2003, the Company has not provided any guarantees.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). Its consolidation provisions are applicable for all newly created entities created after January 31, 2003, and is applicable to existing variable interest entities as of the beginning of the Company’s second quarter beginning July 1, 2003. With respect to entities that do not qualify to be assessed for consolidation based on voting interests, FIN 46 generally requires a company that has a variable interest(s) that will absorb a majority of the variable interest entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both to consolidate that variable interest entity. For periods prior to FIN 46’s effective date, certain disclosures are required if it is reasonably possible that the Company will have a significant variable interest in or be the primary beneficiary of a variable interest entity when FIN 46 guidance is effective. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.

ANNEX A

NORTH AMERICAN ENERGY PARTNERS INC.

LETTER OF TRANSMITTAL

LETTER OF TRANSMITTAL

To Tender for Exchange

8¾% Senior Notes due 2011

of

North American Energy Partners Inc.

Pursuant to the Prospectus dated                 , 2004.

THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2004 UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE “EXPIRATION DATE”). TENDERS OF ORIGINAL NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, N.A.

By Overnight Delivery or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, MN 55479	By Facsimile: (612) 667-4927 Confirm by Telephone: (800) 344-5128	By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480-1517

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR ORIGINAL NOTES TO THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

This Letter of Transmittal is to be used by holders (“Holders”) of 8 3/4% Senior Notes due 2011 (the “Original Notes”) of North American Energy Partners Inc. (the “Company”) to receive 8 3/4% Exchange Senior Notes due 2011 (the “Exchange Notes”) of the Company if: (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holder; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures” in the Prospectus dated             , 2004 (the “Prospectus”); or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus.

The undersigned hereby acknowledges receipt of the Prospectus. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

DTC participants that are accepting the exchange offer as set forth in the Prospectus and this Letter of Transmittal (which together constitute the “Exchange Offer”) must transmit their acceptance to DTC which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send an agent’s message to the Exchange Agent for its acceptance. Delivery of the agent’s message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the agent’s message. By tendering Original Notes pursuant to the book-entry procedures established by DTC, the participant agrees to be bound by the terms of this Letter of Transmittal as if such participant had signed and physically delivered such document to the Exchange Agent.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder wishes to surrender Original Notes pursuant to the Exchange Offer and cannot meet the Expiration Date deadline, or cannot deliver the Original Notes, the Letter of Transmittal or any other documentation on time, then the Holder must surrender the Original Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. See Instruction 2.

The undersigned should complete, execute and deliver this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer.

TENDER OF ORIGINAL NOTES

☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

DTC Account Number:

Transaction Code Number:

☐	CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticker Number (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution that Guaranteed Delivery:

List below the Original Notes to which this Letter of Transmittal relates. The name(s) and address(es) of the registered Holder(s) should be printed, if not already printed below, exactly as they appear on the Original Notes tendered herewith. The Original Notes and the principal amount of Original Notes that the undersigned wishes to tender should be indicated in the appropriate boxes. If the space provided is inadequate, list the certificate number(s) and principal amount(s) on a separately executed schedule and affix the schedule to this Letter of Transmittal.

DESCRIPTION OF ORIGINAL NOTES

Name(s) and Address(es) of Registered Holder(s) (Please fill in if blank) See Instruction 3	Certificate Number(s)*	Aggregate Principal Amount Represented**	Principal Amount Tendered**

Total Principal Amount of Original Notes

*   Need not be completed by Holders tendering by book-entry transfer.

**   Unless otherwise specified, the entire aggregate principal amount represented by the Original Notes described above will be deemed to be rendered. See Instruction 4.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

The undersigned hereby tenders to North American Energy Partners Inc. (the “Company”), upon the terms and subject to the conditions set forth in its Prospectus dated             , 2004 (the “Prospectus”), receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal (which together constitute the “Exchange Offer”), the principal amount of Original Notes indicated in the foregoing table entitled “Description of Original Notes” under the column heading “Principal Amount Tendered.”

Subject to, and effective upon, the acceptance for purchase of the principal amount of Original Notes tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Original Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Company) with respect to such Original Notes, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Original Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Original Notes on the account books maintained by DTC to, or upon the order of, the Company, (ii) present such Original Notes for transfer of ownership on the books of the Company, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Original Notes tendered hereby and that the Company will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the same are accepted by the Company. The undersigned also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, exchange, assignment and transfer of the Original Notes tendered hereby. The undersigned hereby further represents that any Exchange Notes acquired in exchange for Original Notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned, that neither the holder of such Original Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the Holder of such Original Notes nor any such other person is an “affiliate,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), of the Company or a broker-dealer tendering the Original Notes acquired directly from the Company for its own account.

The undersigned also acknowledges that this Exchange Offer is being made in reliance on interpretations by the staff of the Securities and Exchange Commission (the “SEC”), as set forth in no-action letters issued to third parties, that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an “affiliate” of the Company within the meaning of Rule 405 under the provisions of the Securities Act), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. The Company, however, does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in other circumstances. If the undersigned is not a broker-dealer, the undersigned represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes and has no arrangement or understanding to participate in a distribution of Exchange Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes acquired as a result of market-making or other trading activities (a “Participating Broker-Dealer”), it represents that the Original Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making or other trading activities and acknowledges that it will deliver a prospectus (as amended or supplemented from time to time) in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such Participating Broker-Dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The Company has agreed that, subject to the provisions of the Registration Rights Agreement, dated November 26, 2003, among the Company, the guarantors named therein and the initial purchasers, the Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes which were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities, for a period ending on the earlier of (i) 180 days from the date the registration statement, of which the Prospectus is a part, is declared effective and (ii) the date on which a Participating Broker-Dealer is no longer required to deliver a Prospectus in order to resell the Exchange Notes or in connection with market-making or other trading activities. In that regard, each Participating Broker-Dealer by tendering such Original Notes and executing this Letter of Transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in the Prospectus untrue in any material respect or which causes the Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the period referred to above during which Participating Broker-Dealers are entitled to use the Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

The undersigned understands that tenders of Original Notes may be withdrawn by written or facsimile transmission notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date. In the event of a termination of the Exchange Offer, the Original Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly, at no cost (or, in the case of Original Notes tendered by book-entry transfer, such Original Notes will be credited to the account maintained at DTC from which such Original Notes were delivered). If the waiver of an unsatisfied condition by the Company constitutes a material change to the Exchange Offer, the Company will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offer to the extent required by law.

The undersigned understands that the tender of Original Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned’s acceptance of the terms and conditions of the Exchange Offer. The Company’s acceptance for exchange of Original Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. The undersigned recognizes that, under certain circumstances set forth in the prospectus, the Company may not be required to accept for exchange any of the Original Notes tendered hereby.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

The undersigned understands that the delivery and surrender of any Original Notes is not effective, and the risk of loss of the Original Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to the validity, form, acceptance, withdrawal and eligibility, including time of receipt of surrendered original notes, will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly surrendered, to reject any Original Notes if acceptance of them would, in the opinion of the Company’s counsel, be unlawful and to waive any defects, irregularities or conditions of surrender as to particular Original Notes.

Unless waived, the undersigned must cure any defects or irregularities in connection with surrenders of Original Notes on or before the Expiration Date. Although the Company intends to notify Holders of defects or irregularities in connection with surrenders of Original Notes, neither the Company, the Exchange Agent nor anyone else will be liable for failure to give such notice. Surrenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

Unless otherwise indicated herein under “Special Issuance Instructions,” the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Original Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under “Special Delivery Instructions,” the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned’s signature(s). In the event that the “Special Issuance Instructions” box or the “Special Delivery Instructions” box is, or both are, completed, the undersigned hereby requests that any Original Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Original Notes be delivered to, and Exchange Notes issued in exchange for Original Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the “Special Issuance Instructions” box or “Special Delivery Instructions” box to transfer any Original Notes from the name of the registered Holder(s) thereof if the Company does not accept for exchange any of the principal amount of such Original Notes so tendered.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES IS AN AFFILIATE OF THE COMPANY.

☐	CHECK HERE IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES DIRECTLY FROM THE COMPANY OR AN AFFILIATE OF THE COMPANY.

☐	CHECK HERE AND COMPLETE THE LINES BELOW IF YOU OR ANY BENEFICIAL OWNER FOR WHOM YOU HOLD ORIGINAL NOTES TENDERED HEREBY IS A BROKER-DEALER WHO ACQUIRED SUCH NOTES IN MARKET-MAKING OR OTHER TRADING ACTIVITIES. IF THIS BOX IS CHECKED, THE COMPANY WILL SEND 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO TO YOU OR SUCH BENEFICIAL OWNER AT THE ADDRESS SPECIFIED IN THE FOLLOWING LINES.

Name:

Address:

SPECIAL ISSUANCE INSTRUCTIONS
(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Original Notes” within this Letter of Transmittal.

Issue: ☐  Original Notes

             ☐  Exchange Notes

(check as applicable)

Name:

(Please Print)

Address:

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 herein)

SPECIAL DELIVERY INSTRUCTIONS
(See Instructions 1, 5, 6 and 7)

To be completed ONLY if Original Notes in a principal amount not tendered or not accepted for exchange or Exchange Notes are to be sent to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled “Description of Original Notes” within this Letter of Transmittal.

Issue: ☐  Original Notes

              ☐  Exchange Notes

(check as applicable)

Name:

(Please Print)

Address:

(Please Print)

(Zip Code)

(Tax Identification or Social Security Number)

(See Substitute Form W-9 herein)

PLEASE SIGN HERE

(To be completed by all tendering Holders of Original Notes

regardless of whether Original Notes are being physically delivered herewith)

This Letter of Transmittal must be signed by the registered Holder(s) exactly as name(s) appear(s) on certificate(s) for Original Notes or, if tendered by a participant in DTC, exactly as such participant’s name appears on a security position listing as owner of Original Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.

Signature(s) of Registered Holder(s) or Authorized Signatory

(See guarantee requirement below)

Dated:

Name(s):

(Please Print)

Capacity (Full Title):

Address:

(Including Zip Code)

Area Code and Telephone Number:

Tax Identification or Social Security Number:

(Complete Accompanying Substitute Form W-9)

SIGNATURE GUARANTEE

(IF REQUIRED—SEE INSTRUCTIONS 1 AND 5)

Authorized Signature

Name of Firm

[place seal here]

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Exchange Offer

1.    Signature Guarantees.    In the event that signatures on this letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an Eligible Institution. As used herein and in the Prospectus, “Eligible Institution” means a firm or other entity identified in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, as “an eligible guarantor institution,” including (as such terms are defined therein) (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or (5) a savings association. Signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution unless the Original Notes surrendered hereby are surrendered (i) by a registered Holder of Original Notes that has not completed the box titled “Special Delivery Instructions” on this Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 5.

2.    Delivery of Letter of Transmittal and Original Notes.    This Letter of Transmittal is to be completed by Holders if (i) certificates representing Original Notes are to be physically delivered to the Exchange Agent herewith by such Holders; (ii) tender of Original Notes is to be made by book-entry transfer to the Exchange Agent’s account at DTC pursuant to the procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Book-Entry Delivery Procedures” in the Prospectus, or (iii) tender of Original Notes is to be made according to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. All physically delivered Original Notes, or a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Original Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

If a Holder desires to tender Original Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Original Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Original Notes pursuant to the guaranteed delivery procedures set forth under the caption “The Exchange Offer—Procedures for Tendering Original Notes—Guaranteed Delivery” in the Prospectus. Pursuant to such procedures:

(i)  such tender must be made by or through an Eligible Institution,

(ii)  prior to the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange (“NYSE”) trading days after the Expiration Date, this Letter of Transmittal (or facsimile hereof), together with the certificate(s) for all physically tendered Original Notes, or a book-entry confirmation, and any other documents required by this Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent, and

(iii)  a properly executed Letter of Transmittal, as well as the certificate(s) for all physically tendered Original Notes in proper form for transfer or book-entry confirmation, as the case may be, and all other documents required by this Letter of Transmittal, must be received by the Exchange Agent within five NYSE trading days after the Expiration Date.

Any Holder of Original Notes who wishes to tender his Original Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Agent will send a notice of guaranteed delivery upon request if Original Notes are surrendered according to the guaranteed delivery procedures set forth above.

The method of delivery of this Letter of Transmittal, the Original Notes and all other required documents, including delivery through DTC, is at the election and risk of the tendering Holder and, except as otherwise provided in this Instruction 2, delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date.

No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Original Notes for exchange.

3.    Inadequate Space.    If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by Original Notes should be listed on a separate signed schedule attached hereto.

4.    Partial Tenders.    (Not applicable to Holders who tender by book-entry transfer). If Holders wish to tender less than the entire principal amount evidenced by an Original Note submitted, such Holders must fill in the principal amount that is to be tendered in the “Principal Amount Tendered” column of the box entitled “Description of Original Notes” on page 3 of this Letter of Transmittal. The minimum permitted tender is US$1,000 in principal amount of Original Notes. All other tenders must be in integral multiples of US$1,000 in principal amount. In the case of a partial tender of Original Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of the Original Notes that were evidenced by such Holder’s old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Original Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

5.    Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements.    If this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes tendered hereby, the signatures must correspond exactly with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Original Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Original Notes.

If any of the Original Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Original Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any certificates or bond powers or any Original Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person’s authority to so act must be submitted. Unless waived by the Company, such person must submit with this Letter of Transmittal evidence satisfactory to the Company of such person’s authority to act in the particular capacity.

When this Letter of Transmittal is signed by the registered Holder(s) of the Original Notes listed herein and transmitted hereby, no endorsements of Original Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Original Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Original Notes or instruments of transfer must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed other than by the registered Holder of any Original Notes listed in this Letter of Transmittal, then such Original Notes must be endorsed or accompanied by a properly completed bond power. The bond power must authorize the party signing this Letter of Transmittal to tender the Original Notes on behalf of the registered Holder and must be signed by the registered Holder as the registered Holder’s name appears on the Original Notes. Signatures on such certificate(s) must be guaranteed by an Eligible Institution.

6.    Special Issuance and Delivery Instructions.    If certificates for Exchange Notes or unexchanged or untendered Original Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Original Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Original Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Original Notes were delivered.

7.    Transfer Taxes.    The Company will pay all transfer taxes, if any, applicable to the transfer of Original Notes to it or its order pursuant to the Exchange Offer. If, however, Exchange Notes and/or substitute Original Notes not exchanged are to be delivered to, or are to be registered or issued in the name of, any person other than the Holder of the Original Notes tendered hereby, or if tendered Original Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the transfer of Original Notes to the Company or its order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith, the amount of such transfer taxes will be billed directly to such tendering Holder.

Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the Original Notes specified in this Letter of Transmittal.

8.    Waiver of Conditions.    The conditions of the Exchange Offer may be amended or waived by the Company in whole or in part at any time and from time to time in the Company’s sole discretion in the case of any Original Notes tendered.

9.    Substitute Form W-9.    Each tendering owner of an Original Note (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number (“TIN”), generally the owner’s social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under “Important Tax Information,” and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a US$50 penalty imposed by the Internal Revenue Service and 28% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 28% until a TIN is provided to the Exchange Agent.

10.    Broker-dealers Participating in the Exchange Offer.    If no broker-dealer checks the last box on page 7 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

11.    Irregularities.    The Company will determine, in its sole discretion, all questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Original Notes, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for which, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer set forth in the Prospectus under the caption “The Exchange Offer” or any conditions or irregularity in any tender of Original Notes of any particular Holder whether or not similar conditions or irregularities are waived in the case of other Holders.

The Company’s interpretation of the terms and conditions of the Exchange Offer (including this Letter of Transmittal and the instructions hereto) will be final and binding. No tender of Original Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, any employees, agents, affiliates or assigns of the Company, the Exchange Agent, nor any other person shall be under any duty to give notification of any irregularities in tenders or incur any liability for failure to give such notification.

12.    No Conditional Tenders.    No alternative, conditional, irregular or contingent tenders will be accepted. All tendering Holders of Original Notes, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of their Original Notes for exchange.

13.    Mutilated, Lost, Stolen or Destroyed Original Notes.    Any tendering Holder whose Original Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated on the front of this Letter of Transmittal for further instructions.

14.    Requests for Assistance or Additional Copies.    Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the notice of guaranteed delivery may be directed to the Exchange Agent at the telephone numbers and location listed on the cover page of this Letter of Transmittal. A Holder or owner may also contact such Holder’s or owner’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

15.    Incorporation of Letter of Transmittal.    This Letter of Transmittal shall be deemed to be incorporated in any tender of Original Notes by any DTC participant effected through procedures established by DTC and, by virtue of such tender, such participant shall be deemed to have acknowledged and accepted this Letter of Transmittal on behalf of itself and the beneficial owners of any Original Notes so tendered. By tendering Original Notes pursuant to book-entry procedures established by DTC, the DTC participant agrees to be bound by the terms of this Letter of Transmittal as if such participant had signed and physically delivered such document to the Exchange Agent.

IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Original Notes and all other required documents or the notice of guaranteed delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

IMPORTANT TAX INFORMATION

Under federal income tax law, an owner of Original Notes whose tendered Original Notes are accepted for exchange is required to provide the Exchange Agent with such owner’s current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a US$50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 28% backup withholding tax.

Certain owners of Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a “Form W-8”), signed under penalties of perjury attesting to that individual’s exempt status. Failure to provide the information required by Form W-8 may subject the tendering owner (or other payee) to a US$50 penalty imposed by the Internal Revenue Service and 28% federal income tax withholding. A Form W-8 can be obtained from the Exchange Agent.

Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

To prevent backup withholding the owner is required to notify the Exchange Agent of the owner’s current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

What Number to Give the Exchange Agent

The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Original Notes. If the Original Notes are registered in more than one name or are not registered in the name of the actual owner consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9,” for additional guidance on which number to report.

PAYEE’S NAME:

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 1—PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social Security Number(s) OR Employer Identification Number(s)

Part 2—Certifications—Under penalties of perjury, I certify that:

(1)   The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2)   I am not subject to backup withholding because: (a) I am exempt from backup Number (“TIN”) withholding, or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

(3)   I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax return.

Signature:                                                      Date:

Part 3— Awaiting TIN ☐

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN A US$50 PENALTY IMPOSED BY THE INTERNAL REVENUE SERVICE AND BACKUP WITHHOLDING OF 28%. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 28% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

Signature:                                                                                                       Date:

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

North American Energy Partners Inc.; North American Construction Group Inc.

Applicable Laws of Canada

Section 124 of the Canada Business Corporations Act provides that a corporation may indemnify a present or former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, provided that the individual (a) acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, the other entity; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

Section 124 of the Canada Business Corporations Act also provides that a corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if the individual does not fulfill the conditions set out in set out in subsections (a) and (b) above.

A corporation may, with the approval of a court, indemnify an individual referred to above, or advance moneys as set out above, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsections (a) and (b) above.

Notwithstanding the above, an individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above, if the individual seeking indemnity (a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; (b) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful.

By-laws

Each corporation’s by-laws provide that, subject to the limitations contained in the Canada Business Corporations Act, the corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other action or proceeding in which the individual is involved because of such individual’s association with the corporation or other entity, if the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the request of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The by-laws also provide that the corporation may advance moneys to an individual entitled to indemnification for the costs, charges and expenses of such proceedings.

Each corporation’s by-laws also provide that the corporation may purchase and maintain insurance for the benefit of any individual referred to above against any liability incurred by the individual in the individual’s capacity as a director or officer, or similar capacity, of the corporation or of another entity, if the individual acts or acted at the request of the corporation.

North American Construction Ltd.

Applicable Laws of Canada

See the discussion of applicable laws of Canada above under “North American Energy Partners Inc.; North American Construction Group Inc.”

By-laws

The corporation’s by-laws provide that, except in respect of an action by or on behalf of the corporation to procure a judgment in its favor, the corporation shall indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of another entity of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The corporation’s by-laws also provide that the corporation may, with the approval of the court, indemnify a person referred to above in respect of an action by or on behalf of the corporation to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfils the conditions set out in the paragraph above.

Griffiths Pile Driving Inc.; North American Enterprises Ltd.; North American Industries Inc.; North American Maintenance Ltd.; North American Mining Inc.; North American Pipeline Inc.; North American Road Inc.; North American Services Inc.; North American Site Services Inc.

Applicable Laws of Alberta

Section 124 of the Business Corporations Act (Alberta) provides that a corporation may indemnify a present or former director or officer of the corporation, or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity, provided that the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, the other entity; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Section 124 of the Business Corporations Act (Alberta) also provides that, except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to above. The individual shall repay the moneys if the individual does not fulfill the conditions set out in set out in subsections (a) and (b) above.

A corporation may, with the approval of a court, indemnify an individual referred to above, or advance moneys as set out above, in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsections (a) and (b) above.

Notwithstanding the above, an individual is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above, if the individual seeking indemnity (a) was substantially successful on the merits in the person’s defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation; (b) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that the individual’s conduct was lawful; and (d) is fairly and reasonably entitled to the indemnity.

By-laws

Each corporation’s by-laws provide that, except in respect of an action by or on behalf of the corporation to procure a judgment in its favor, the corporation shall indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of another entity of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Each corporation’s by-laws also provide that the corporation may, with the approval of the court, indemnify a person referred to above in respect of an action by or on behalf of the corporation to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the corporation, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfils the conditions set out in the paragraph above.

NACG Finance LLC

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. NACG Finance LLC’s limited liability company agreement provides that NACG Finance LLC shall indemnify its managers to the full extent allowed by the Delaware Limited Liability Company Act. Further, the limited liability company agreement provides that NACG Finance LLC, in the sole discretion of its Board of Managers, may indemnify any officer, employee, agent or other person to the full extent allowed by the Delaware Limited Liability Company Act.

North American Caisson Ltd.

Applicable Laws of Alberta

See the discussion of applicable laws of Alberta above under “Griffiths Pile Driving Inc.; North American Enterprises Ltd.; North American Industries Inc.; North American Maintenance Ltd.; North American Mining Inc.; North American Pipeline Inc.; North American Road Inc.; North American Services Inc.; North American Site Services Inc.”

By-laws

The corporation’s by-laws provide that the corporation shall indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of another entity of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, to the extent permitted by the Business Corporations Act (Alberta).

North American Engineering Inc.

Applicable Laws of Alberta

See the discussion of applicable laws of Alberta above under “Griffiths Pile Driving Inc.; North American Enterprises Ltd.; North American Industries Inc.; North American Maintenance

Ltd.; North American Mining Inc.; North American Pipeline Inc.; North American Road Inc.; North American Services Inc.; North American Site Services Inc.”

By-laws

The corporation’s by-laws provide that the corporation shall indemnify, to the extent permitted by law, all directors and officers, and other persons acting at the corporation’s request as a director or officer of an entity to which the corporation is or was a shareholder or creditor. The indemnity shall include all costs, charges, expenses, judgments or settlement sums reasonably incurred with respect to any civil, criminal, or administrative action or proceeding. The corporation’s by-laws also provide that the corporation may purchase and maintain liability insurance for the benefit of any directors or officers, former directors and officers, and any other person acting at the corporation’s request as a director or officer of an entity to which the corporation is or was a shareholder or creditor. The insurance may cover any liability for costs, charges, expenses, judgments or settlement sums reasonably incurred with respect to any civil, criminal, or administrative action or proceeding.

North American Site Development Ltd.

Applicable Laws of Alberta

See the discussion of applicable laws of Alberta above under “Griffiths Pile Driving Inc.; North American Enterprises Ltd.; North American Industries Inc.; North American Maintenance Ltd.; North American Mining Inc.; North American Pipeline Inc.; North American Road Inc.; North American Services Inc.; North American Site Services Inc.”

By-laws

The corporation’s by-laws provide that the corporation may purchase and maintain such insurance as the board of directors of the corporation may from time to time determine for the benefit of its officers and directors in their capacity acting as officers and directors of the corporation, or as officers and directors of other entities, except when the liability relates to the failure of an officer or director to act honestly and in good faith with a view to the best interests of the corporation.

Indemnity Agreement

North American Energy Partners Inc. has entered into an indemnity agreement with Ronald Crawford pursuant to which North American Energy Partners Inc. is obligated to indemnify Ronald Crawford, as the nominee of North American Energy Partners Inc. to act as manager of NACG Finance LLC, to the full extent permitted by applicable law.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
3.1	—Articles of Incorporation of North American Energy Partners Inc., filed with the Corporations Directorate of Industry Canada on October 17, 2003 (together with amendments thereto).

3.2	—By-laws of North American Energy Partners Inc.

Exhibit Number	Description

3.3	—Articles of Incorporation of Griffiths Pile Driving Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on September 8, 2000 (together with amendments thereto).

3.4	—By-laws of Griffiths Pile Driving Inc.

3.5	—Certificate of Formation of NACG Finance LLC, filed with the Secretary of State of the State of Delaware on October 21, 2003.

3.6	—First Amended and Restated Limited Liability Company Agreement of NACG Finance LLC.

3.7	—Articles of Incorporation of North American Caisson Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on January 1, 1991.

3.8	—By-laws of North American Caisson Ltd.

3.9	—Articles of Incorporation of North American Construction Group Inc., filed with the Corporations Directorate of Industry Canada on October 17, 2003 (together with amendments thereto).

3.10	—By-laws of North American Construction Group Inc.

3.11	—Articles of Incorporation of North American Construction Ltd., filed with the Corporations Directorate of Industry Canada on August 3, 1988.

3.12	—By-laws of North American Construction Ltd.

3.13	—Articles of Incorporation of North American Engineering Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on August 10, 1990.

3.14	—By-laws of North American Engineering Inc.

3.15	—Articles of Incorporation of North American Enterprises Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on September 21, 1998.

3.16	—By-laws of North American Enterprises Ltd.

3.17	—Articles of Incorporation of North American Industries Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on January 15, 1991 (together with amendments thereto).

3.18	—By-laws of North American Industries Inc.

3.19	—Articles of Incorporation of North American Maintenance Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on December 16, 1991 (together with amendments thereto).

3.20	—By-laws of North American Maintenance Ltd.

3.21	—Articles of Incorporation of North American Mining Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on November 26, 1999.

3.22	—By-laws of North American Mining Inc.

3.23	—Articles of Incorporation of North American Pipeline Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on December 16, 1991.

Exhibit Number	Description

3.24	—By-laws of North American Pipeline Inc.

3.25	—Articles of Incorporation of North American Road Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on October 21, 1988 (together with amendments thereto).

3.26	—By-laws of North American Road Inc.

3.27	—Articles of Incorporation of North American Services Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on March 9, 1998.

3.28	—By-laws of North American Services Inc.

3.29

—Articles of Incorporation of North American Site Development Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on February 15, 1982 (together with amendments thereto).

3.30	—By-laws of North American Site Development Ltd.

3.31	—Articles of Incorporation of North American Site Services Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on February 10, 2003.

3.32	—By-laws of North American Site Services Inc.

4.1	—Indenture, dated as of November 26, 2003, among North American Energy Partners Inc., the guarantors named therein and Wells Fargo Bank, N.A., as Trustee.

4.2	—Form of 8 3/4% Senior Note due 2011 (contained in the Indenture filed as Exhibit 4.1).

4.3

—Registration Rights Agreement, dated as of November 26, 2003, among North American Energy Partners Inc., the guarantors named therein, BNP Paribas Securities Corp. and RBC Dominion Securities Corporation.

5.1	—Opinion of Bracewell & Patterson, L.L.P.

5.2	—Opinion of Borden Ladner Gervais LLP.

10.1

—Credit Agreement, dated as of November 26, 2003, among North American Energy Partners Inc., the lenders named therein, Royal Bank of Canada, as Administrative Agent, BNP Paribas Securities Corporation and RBC Capital Markets, as Lead Arrangers and Book Managers, and BNP Paribas, as Syndication Agent.

10.2	—Master Equipment Lease, dated as of February 12, 2003, among North American Equipment Ltd. and HSBC Bank Canada, as lessor.

10.3	—Master Equipment Lease, dated as of September 15, 2000, among North American Equipment Ltd. and Wajax Finance Ltd., as lessor.

10.4	—Renewal Lease Agreement, dated as of December 1, 2002, between North American Construction Group Inc. and Norama Inc., as landlord.

10.5	—Indemnity Agreement, dated as of November 25, 2003, between North American Energy Partners Inc. and Ronald Crawford.

12.1	—Computation of Ratio of Earnings to Fixed Charges.

21.1	—Subsidiaries of North American Energy Partners Inc.

23.1	—Consent of KPMG LLP.

23.2	—Consent of KPMG LLP.

Exhibit Number	Description

23.3	—Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5.1).

23.4	—Consent of Borden Ladner Gervais LLP (included in their opinion filed as Exhibit 5.2).

24.1	—Powers of attorney.

25.1	—Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.

99.1	—Form of Notice of Guaranteed Delivery.

99.2	—Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

(b) Financial Statement Schedules are omitted because they are either not required, are not applicable or because equivalent information has been incorporated herein by reference or included in the financial statements, the notes thereto or elsewhere herein.

(c) There are no reports, opinions or appraisals included herein.

Item 22. Undertakings

1. (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

4. The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN ENERGY PARTNERS INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President, Finance (Principal Financial and Accounting Officer)

* William C. Oehmig	Chairman

/s/ JOHN D. HAWKINS John D. Hawkins	Director

* Jean-Pierre L. Conte	Director

* Peter Schweinfurth	Director

* K. Rick Turner	Director

* John A. Brussa	Director

* Jim G. Gardiner	Director

* Donald R. Getty	Director

Name	Title

* Martin Gouin	Director

* Gary K. Wright	Director

*By:	/s/ JOHN D. HAWKINS

John D. Hawkins Attorney-in-fact for persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

GRIFFITHS PILE DRIVING INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Signature	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NACG FINANCE LLC

By:	/s/ JOHN D. HAWKINS

John D. Hawkins Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ WILLIAM C. OEHMIG William C. Oehmig	President (Principal Executive Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Vice President (Principal Financial and Accounting Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Manager

* Ron Crawford	Manager

*By:	/s/ JOHN D. HAWKINS

John D. Hawkins Attorney-in-fact for persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN CAISSON LTD.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Signature	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN CONSTRUCTION GROUP INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President, Finance

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Signature	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President, Finance (Principal Financial and Accounting Officer)

* William C. Oehmig	Chairman

/s/ JOHN D. HAWKINS John D. Hawkins	Director

* Jean-Pierre L. Conte	Director

* Peter Schweinfurth	Director

* K. Rick Turner	Director

* John A. Brussa	Director

* Jim G. Gardiner	Director

* Donald R. Getty	Director

Signature	Title

* Martin Gouin	Director

* Gary K. Wright	Director

*By:	/s/ JOHN D. HAWKINS

John D. Hawkins Attorney-in-fact for persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN CONSTRUCTION LTD.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN ENGINEERING INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN ENTERPRISES LTD.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN INDUSTRIES INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN MAINTENANCE LTD.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN MINING INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN PIPELINE INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN ROAD INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN SERVICES INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN SITE DEVELOPMENT LTD.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spruce Grove, Alberta, Canada, on December 19, 2003.

NORTH AMERICAN SITE SERVICES INC.

By:	/s/ VINCENT J. GALLANT

Vincent J. Gallant Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 19, 2003.

Name	Title

/s/ GORDON A. PARCHEWSKY Gordon A. Parchewsky	President and Director (Principal Executive Officer)

/s/ VINCENT J. GALLANT Vincent J. Gallant	Vice President (Principal Financial and Accounting Officer)

/s/ JOHN D. HAWKINS John D. Hawkins	Director

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned has duly signed this registration statement, solely in its capacity as the authorized representative of each registrant not incorporated in the United States, on December 19, 2003.

NACG FINANCE LLC

By:	/s/ JOHN D. HAWKINS

John D. Hawkins Vice President

EXHIBIT INDEX

Exhibit Number	Description
3.1	—Articles of Incorporation of North American Energy Partners Inc., filed with the Corporations Directorate of Industry Canada on October 17, 2003 (together with amendments thereto).

3.2	—By-laws of North American Energy Partners Inc.

3.3	—Articles of Incorporation of Griffiths Pile Driving Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on September 8, 2000 (together with amendments thereto).

3.4	—By-laws of Griffiths Pile Driving Inc.

3.5	—Certificate of Formation of NACG Finance LLC, filed with the Secretary of State of the State of Delaware on October 21, 2003.

3.6	—First Amended and Restated Limited Liability Company Agreement of NACG Finance LLC.

3.7	—Articles of Incorporation of North American Caisson Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on January 1, 1991.

3.8	—By-laws of North American Caisson Ltd.

3.9	—Articles of Incorporation of North American Construction Group Inc., filed with the Corporations Directorate of Industry Canada on October 17, 2003 (together with amendments thereto).

3.10	—By-laws of North American Construction Group Inc.

3.11	—Articles of Incorporation of North American Construction Ltd., filed with the Corporations Directorate of Industry Canada on August 3, 1988.

3.12	—By-laws of North American Construction Ltd.

3.13	—Articles of Incorporation of North American Engineering Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on August 10, 1990.

3.14	—By-laws of North American Engineering Inc.

3.15	—Articles of Incorporation of North American Enterprises Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on September 21, 1998.

3.16	—By-laws of North American Enterprises Ltd.

3.17	—Articles of Incorporation of North American Industries Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on January 15, 1991 (together with amendments thereto).

3.18	—By-laws of North American Industries Inc.

3.19	—Articles of Incorporation of North American Maintenance Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on December 16, 1991 (together with amendments thereto).

3.20	—By-laws of North American Maintenance Ltd.

Exhibit Number	Description

3.21	—Articles of Incorporation of North American Mining Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on November 26, 1999.

3.22	—By-laws of North American Mining Inc.

3.23	—Articles of Incorporation of North American Pipeline Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on December 16, 1991.

3.24	—By-laws of North American Pipeline Inc.

3.25	—Articles of Incorporation of North American Road Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on October 21, 1988 (together with amendments thereto).

3.26	—By-laws of North American Road Inc.

3.27	—Articles of Incorporation of North American Services Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on March 9, 1998.

3.28	—By-laws of North American Services Inc.

3.29

—Articles of Incorporation of North American Site Development Ltd., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on February 15, 1982 (together with amendments thereto).

3.30	—By-laws of North American Site Development Ltd.

3.31	—Articles of Incorporation of North American Site Services Inc., filed with the Registrar of Corporations, Alberta Consumer and Corporate Affairs on February 10, 2003.

3.32	—By-laws of North American Site Services Inc.

4.1	—Indenture, dated as of November 26, 2003, among North American Energy Partners Inc., the guarantors named therein and Wells Fargo Bank, N.A., as Trustee.

4.2	—Form of 8 3/4% Senior Note due 2011 (contained in the Indenture filed as Exhibit 4.1).

4.3

—Registration Rights Agreement, dated as of November 26, 2003, among North American Energy Partners Inc., the guarantors named therein, BNP Paribas Securities Corp. and RBC Dominion Securities Corporation.

5.1	—Opinion of Bracewell & Patterson, L.L.P.

5.2	—Opinion of Borden Ladner Gervais LLP.

10.1

—Credit Agreement, dated as of November 26, 2003, among North American Energy Partners Inc., the lenders named therein, Royal Bank of Canada, as Administrative Agent, BNP Paribas Securities Corporation and RBC Capital Markets, as Lead Arrangers and Book Managers, and BNP Paribas, as Syndication Agent.

10.2	—Master Equipment Lease, dated as of February 12, 2003, among North American Equipment Ltd. and HSBC Bank Canada, as lessor.

10.3	—Master Equipment Lease, dated as of September 15, 2000, among North American Equipment Ltd. and Wajax Finance Ltd., as lessor.

10.4	—Renewal Lease Agreement, dated as of December 1, 2002, between North American Construction Group Inc. and Norama Inc., as landlord.

10.5	—Indemnity Agreement, dated as of November 25, 2003, between North American Energy Partners Inc. and Ronald Crawford.

Exhibit Number	Description

12.1	—Computation of Ratio of Earnings to Fixed Charges.

21.1	—Subsidiaries of North American Energy Partners Inc.

23.1	—Consent of KPMG LLP.

23.2	—Consent of KPMG LLP.

23.3	—Consent of Bracewell & Patterson, L.L.P. (included in their opinion filed as Exhibit 5.1).

23.4	—Consent of Borden Ladner Gervais LLP (included in their opinion filed as Exhibit 5.2).

24.1	—Powers of attorney.

25.1	—Form T-1 Statement of Eligibility Under the Trust Indenture Act of 1939 of Wells Fargo Bank, N.A.

99.1	—Form of Notice of Guaranteed Delivery.

99.2	—Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.